UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
Essent Group Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11 .

ESSENT® GROUP

2023 PROXY STATEMENT &
NOTICE OF ANNUAL MEETING

Essent Group Ltd. Clarendon House 2 Church Street Hamilton HM11, Bermuda
Notice of Annual General Meeting of Shareholders

To Our Shareholders:
You are cordially invited to attend the 2023 Annual General Meeting of Shareholders of Essent Group Ltd., a Bermuda limited company, which will be held via a live webcast originating from Bermuda at 4:00 p.m. Atlantic Daylight Time on May 2, 2023.
Date: May 2, 2023	Time: 4:00 p.m., Atlantic Daylight Time	Location: Live via the Internet originating from Bermuda. Please visit: https://web.lumiagm.com/209457238	Record Date: March 3, 2023
At the 2023 Annual General Meeting of Shareholders, shareholders of record as of the close of business on the record date will be asked to consider and vote upon the following matters, as more fully described in the Proxy Statement:
(1)
election of three Class III directors to serve through the 2026 Annual General Meeting of Shareholders;

(2)
re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023 and until our 2024 Annual General Meeting of Shareholders, and the referral the determination of the auditors’ compensation to the Board of Directors;

(3)
a non-binding, advisory resolution on executive compensation;

(4)
approval of the Essent Group Ltd. 2013 Long-Term Incentive Plan, as amended and restated; and

(5)
such other business that may properly come before the Annual Meeting.

You will be able to attend and participate in the Annual Meeting online by visiting https://web.lumiagm.com/209457238 on the meeting date at the time described above and in the accompanying proxy statement. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials, and the meeting password, essent2023 (case sensitive). There is no physical location for the Annual Meeting.
Your vote is important to us. To ensure that your shares are represented at the 2023 Annual General Meeting of Shareholders, whether or not you plan to participate in the virtual Annual Meeting, we encourage you to vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the meeting does not deprive you of your right to participate in the virtual Annual Meeting. If you participate in the virtual Annual Meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet. Our Proxy Statement includes additional instructions on voting procedures for shareholders whose shares are held by a brokerage firm or other custodian.
By order of the Board of Directors,
Conyers Corporate Services (Bermuda) Limited
Secretary

Proxy Statement for the
2023 Annual General Meeting of Shareholders

Tuesday, May 2, 2023
4:00 p.m. Atlantic Daylight Time
Live via the Internet originating from Bermuda
Please visit: https://web.lumiagm.com/209457238
Passcode: essent2023 (case sensitive)
The 2023 Annual General Meeting of Shareholders (the “Annual Meeting”) of Essent Group Ltd. (“Essent,” “we,” “us,” “our” or the “Company”) will be held to consider and vote upon the following matters:
(1)
election of three Class III directors to serve through the 2026 Annual General Meeting of Shareholders;

(2)
re-appointment PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023 and until our 2024 Annual General Meeting of Shareholders, and the referral the determination of the auditors’ compensation to the Board of Directors;

(3)
a non-binding, advisory resolution on executive compensation;

(4)
approval of the Essent Group Ltd. 2013 Long-Term Incentive Plan, as amended and restated; and

(5)
such other business that may properly come before the Annual Meeting.

Only holders of record of our common shares, par value $0.015 per share, as of the close of business on March 3, 2023 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment of the Annual Meeting.
Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting or any postponement or adjournment of the Annual Meeting for action by the shareholders, the persons named in the proxy card will vote the proxy in accordance with their discretion on such matter.
You will be able to attend and participate in the Annual Meeting online by visiting https://web.lumiagm.com/209457238 on the meeting date at the time described above and in the accompanying proxy statement. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials, and the meeting password, essent2023 (case sensitive). There is no physical location for the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2023: The Notice of Annual General Meeting of Shareholders, Proxy Statement and 2022 Annual Report to Shareholders are available at www.essentgroup.com. These documents are first being mailed to shareholders on or about April 6, 2023. Our 2022 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2022, is not part of the proxy soliciting material.

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement, before voting.
2023 Annual General Meeting of Shareholders
Date: May 2, 2023	Time: 4:00 p.m., Atlantic Daylight Time	Location: Live via the Internet originating from Bermuda. Please visit: https://web.lumiagm.com/209457238	Record Date: March 3, 2023
Voting Matters
ITEMS OF BUSINESS		BOARD RECOMMENDATION	PROXY STATEMENT DISCLOSURE
1	Election of Class III Directors	FOR each Director Nominee	Page 10
2	Ratification of Re-appointment of PricewaterhouseCoopers LLP as Independent Auditors	FOR	Page 69
3	Advisory Vote on Executive Compensation	FOR	Page 72
4	Approval of the Essent Group Ltd. 2013 Long-Term Incentive Plan, as amended and restated	FOR	Page 73
How To Vote
You may vote at the Annual Meeting in any of the following ways:

INTERNET	TELEPHONE	MAIL	IN PERSON
Go to www.voteproxy.com. You will need the control number included in your Proxy Card.	Dial toll-free 1-800-776-9437. You will need the control number included in your Proxy Card.	Mark, sign and date your Proxy Card and return it in the postage paid envelope provided.
Shareholders who own their
shares in street name may
vote in person at the virtual
Annual Meeting only if they
provide a legal proxy,
executed in their favor, from
the holder of record of their
shares.

See the section of this proxy statement entitled “Frequently Asked Questions about the 2023 Annual Meeting” beginning on page 88 for more information regarding the Annual Meeting, how you may vote your shares at the Annual Meeting, and other matters relating to the Annual Meeting.

2022 FINANCIAL HIGHLIGHTS

ESSENT GROUP

STRENGTH IN NUMBERS.

EXCEPT WHERE NOTED, DATA AND RATINGS ARE AS OF DECEMBER 31, 2022

STRONG BALANCE SHEET

FINANCIAL STRENGTH[1]

Essent Guaranty, Inc.	Essent Guaranty, Inc. & Essent Reinsurance Ltd.	
MOODY'S:	AM BEST:	S&P:
A3	**A (Excellent)**	**BBB+**

↑19.5%
BVPS Compound Annual Growth Rate Since Going Public in 2013

Combined U.S. Risk-to-Capital[2]
10.2:1

HIGH QUALITY INSURANCE PORTFOLIO

$227.1 BILLION

BY FICO
86.5%
8.3%
5.2%
<680
680-699
700+

BY LTV
13.8%
47.5%
38.7%
≤90.00%
90.01%-95.00%
≥95.01%

ROBUST REINSURANCE PROTECTION

Access to Excess of Loss Reinsurance of
$2.5 BILLION

Reinsurance Protection on
98% OF INSURED PORTFOLIO

INVESTMENTS AVAILABLE FOR SALE

98% Investment Grade Securities

61% Credit Rating of Aaa to Aa3[3]

32% U.S. Government & Agency Securities or Money Market Funds

$685 MILLION Cash & Investments at Hold Cos.

STRONG CAPITAL & LIQUIDITY

$4.5 BILLION
Of GAAP Equity

$5.1 BILLION
Consolidated Cash & Investments

$1.4 BILLION
Excess U.S. PMIERs Capital

$1.1 BILLION
Liquidity at Holding Companies & Undrawn Credit Facility Capacity

$589 MILLION
Of Total Net Operating Cash Flow in the Last Twelve Months

9% DEBT-TO-CAPITAL RATIO

[1] For more information, visit "Ratings Definitions" in the Ratings section at moodys.com, the "Rating Methodologies" section at ambest.com and "Understanding Credit Ratings" at spratings.com.

[2] The combined U.S. risk-to-capital ratio equals the net risk in force of Essent Guaranty, Inc. and Essent Guaranty of PA, Inc. divided by the combined statutory capital of these U.S. insurance companies.

[3] Based on ratings issued by Moody's, if available. S&P or Fitch rating utilized if Moody's not available.

EXECUTIVE SUMMARY—2022
Essent delivered strong financial results in 2022. Favorable credit performance along with increased investment income and persistency on our insured portfolio due to higher interest rates drove our economic engine to deliver high quality earnings.
In 2022, we earned $831 million or $7.72 per diluted share, compared to net income of $682 million or $6.11 per diluted share in 2021, while generating a 19% return on average equity. Our financial results for 2022 include a loss provision benefit of  $175 million as a result of favorable development together with a 40% increase in net investment income to $124 million in 2022 as a result of higher interest rates.
Mortgage rates spiked from 3.0% to 7.0% in 2022 due primarily to the Federal Reserve’s response to higher inflation. In this environment, the housing industry experienced slowing home sales, reduced refinance activity and a significant decline in mortgage origination volume. Essent wrote $63 billion of new insurance written (NIW) in 2022, a 25% decline from the $84 billion of NIW written in 2021. However, we grew our insurance in force by 10% to $227 billion in 2022 due to persistency increasing to 82% at the end of 2022, up from 65% a year earlier. At the end of 2022, our portfolio had a weighted average note rate of 3.8%, which results in reduced refinance incentives given the higher mortgage rates in the marketplace.
Higher rates are also a tailwind for our approximately $5 billion investment portfolio. We ended the year with an annualized investment yield of 3.0% while putting new money to work at a yield of approximately 5.0%. Every 1 point increase in the investment yield translates to roughly a 1 point increase in return on equity (ROE).
Through our efforts at EssentVentures, we identified the title insurance transaction we announced in February 2023. This opens a new chapter for Essent, with title insurance being a natural complement to our MI business with relatively stable underwriting performance and efficient capital requirements. The pending acquisition grants us access to a new line of business and will add a team of seasoned title professionals to Essent. It also provides us a platform to leverage our capital position, lender network and operational expertise in a well-established, adjacent sector. Title insurance has the potential help fuel Essent’s long-term growth and diversification.
Heading into 2023, we remain confident in our buy, manage and distribute operating model, despite some economic uncertainty in the U.S. As for the economy, the consumer demonstrated resilience in 2022 and unemployment has remained relatively stable. With regards to housing, we remain constructive over the longer term as we continue to believe that low inventory and demographic driven demand should support home prices.
2022 COMPENSATION HIGHLIGHTS
We maintain strong compensation governance practices that we believe support our pay-for-performance principles and align management incentives with the interests of our shareholders, emphasizing performance-based compensation that appropriately rewards our executives for delivering financial, operational and strategic results that meet or exceed pre-established goals. Consistent with prior years, our pay program continued to consist of three key elements significantly weighted to pay-for-performance: base salary; annual cash incentive tied to key operational and strategic goals; and long-term incentive awards linked to our common shares.
In keeping with that philosophy and consistent with prior years, a substantial majority of the compensation paid to our President and Chief Executive Officer and other named executive officers for 2022 was performance based:

We believe that retaining productive employees is imperative to a sustainable model. As with our most senior executives, we also strongly believe that all employees should make good decisions, “do the right thing” and “act like owners”. To that end, we awarded equity share grants in 2023 to all of our employees that vest over a three-year period (the fourth time that we have made an employee-wide grant in Essent’s 13-year history). As a result, nearly 100% of our current workforce holds our shares directly or through future-vesting awards.
CREDIT PERFORMANCE AND RISK-BASED PRICING
Our favorable results in 2022 were driven in part by revisions to our estimate of ultimate loss for defaults reported in the second and third quarters of 2020, which resulted in a benefit recorded to the provision for losses of  $164 million. Actual claim levels were lower than initially projected, thereby reducing the need for the related reserves. At year-end 2022, our default rate was 1.7% while the credit profile of our $227 billion insured portfolio was strong, maintaining a weighted average FICO of 746 and original LTV of 92%.
Our franchise is levered to the economy and housing, so we continue to manage the business considering a range of scenarios given the uncertain economic environment. We continue to utilize programmatic reinsurance to mitigate cycle volatility in a franchise like ours while also deploying EssentEDGE®, our risk-based pricing engine, in evaluating and pricing long-tail mortgage credit risk.
“BUY, MANAGE AND DISTRIBUTE”
In 2018, we began placing programmatic reinsurance to hedge risk and mitigate volatility, transforming our operating model from “Buy and Hold” to “Buy, Manage and Distribute,” and enabling Essent to become a sustainable franchise through the credit cycle. We are pleased with the cost-efficient reinsurance protection we have acquired from capital markets and traditional reinsurers over the last five years. Today, our balance sheet is strong with $4.5 billion of equity capital, $425 million of debt, and approximately $2.5 billion of  “contingent capital” in the form of Insurance Linked Notes (ILN) and excess-of-loss (XOL) reinsurance protection, plus additional coverage from Quota Share (QS) reinsurance.
Although the cost of reinsurance has increased given capital markets volatility and a hardening reinsurance market, we are encouraged by continued interest of ILN investors and reinsurers in taking mortgage credit risk, which bodes well for the sustainability of reinsurance executions in the long term.
CAPITAL MANAGEMENT
We take a measured approach to capital management to ensure that we operate from a position of strength, balancing the needs to maintain a strong balance sheet, grow our core business, invest in our franchise, and return capital to shareholders. Given the embedded leverage in our insurance portfolio and our reinsurance coverage, we continue to be mindful of our financial leverage, with the lowest debt-to-capital in the industry at 9% at the end of 2022. At the same time, our holding company liquidity remained strong with over $1 billion of total liquidity, including $685 million of net cash and investments plus $400 million of undrawn revolving credit capacity. We are a firm believer that “capital begets opportunity.”
We have invested in the growth of our franchise through our multiple economic engines. Along with the growth of our MI portfolio, during 2022, Essent Re, our Bermuda-based reinsurance company, had another strong year of performance. In addition to reinsuring our U.S. MI business through a 35% affiliate QS agreement, Essent Re participates in risk share transactions with Fannie Mae and Freddie Mac (collectively, the “GSEs”) and provides fee-based managing general agent (MGA) services to reinsurer clients. Essent Re’s third party business has generated over $275 million income ever-to-date. Our EssentVentures unit has invested across venture capital, private equity, structured credit funds, and direct investments, with a goal to generate both financial and informational returns. As of December 31, 2022, we have invested $237 million with approximately $85 million of value created, of which $64 million has been returned as realized proceeds.
The strength of our operating model and our approach to capital management provide us with confidence in the stability of Essent’s cash flow and our ability to return earnings to our shareholders in the form of dividends and share repurchases. Since we initiated a quarterly dividend of  $0.15 per share in September 2019, we have steadily increased it to $0.25 per share in March 2023. Moving forward, we plan to review our common dividend annually. In 2022, we repurchased 2.1 million ESNT shares for $92.2 million, completing our inaugural $250 million share repurchase authorization announced in May 2021. In May 2022, our Board authorized a second $250 million share repurchase authorization. We will continue to evaluate share repurchases as we gain further clarity with the economic environment as 2023 unfolds.
We intend to continue to implement capital strategies that we believe are in the best long term interest of our franchise and shareholders.
COMMITMENT TO SUSTAINABILITY BEST PRACTICES
Essent’s mission is to serve as a trusted, best-in-class partner to the housing finance industry by responsibly offering mortgage insurance, reinsurance and risk management products to mortgage lenders and investors to support affordable home ownership. Having a home provides a sense of security, well-being and belonging. The very core of what we do enables more people to buy their own homes, creating a positive ripple effect throughout their communities.
Under the direction of our Chief Executive Officer and Board of Directors, we are committed to supporting sustainability initiatives that are relevant to the Company and align with our company-wide dedication to responsible corporate citizenship that positively impacts the communities and people served. The strength of our balance sheet and operating model helps Essent to fulfill our mission to support affordable and sustainable homeownership. We continue to believe that Essent and our industry can play a greater role in leveraging private capital to support a strong and robust housing finance system while mitigating taxpayer risk.
In 2022, we published the fourth edition of our annual Sustainability Report and continued to explore ways to enhance our overall environmental, social, and governance (ESG) initiatives. Embedded within the core of our business is a more inclusive future, and our dedication to responsible corporate stewardship is critical to our long-term success.
Our continued success is directly related to our commitment to our core values—Integrity, Service, Innovation and Community. These values are the building blocks of our business and our ESG practices.
Our commitment to Integrity starts with the active oversight by our Board of our Code of Business Conduct as well as our environmental awareness strategy, cybersecurity, corporate culture, employee engagement, diversity and community commitment. We have an ESG officer and an internal ESG Committee comprised of cross functional leaders dedicated to advancing our sustainability goals and long-term value creation.

We are motivated to generate Innovation for our customers that raises the bar within our organization and our industry. In 2022, we continued to define and deploy the next generation of our pricing engine, EssentEDGE, made significant advances in our cloud migration and continued investment in the transformation of our operations to deliver a differentiating customer experience. These Innovation initiatives are focused on meeting the growing needs and expectations of our customers. Our Innovation strategy is designed to deliver our best price to our consumers and to support homeownership.
As a responsible corporate citizen, Essent is dedicated to Service and Community. Our practices make a difference in the communities where we live and work. Our corporate giving program and employee volunteer program are designed to sponsor national and local community organizations with a focus on children, education, health and housing.
Corporate Governance Practices
Essent has a strong top-down approach to ESG. Our Board is very active and has formal oversight over our environmental awareness, cybersecurity, corporate culture, employee engagement, diversity and community commitment. The charter of our Nominating, Governance and Corporate Responsibility Committee emphasizes that committee’s responsibility for the “governance” and “environmental” aspects of the Company’s sustainability programs, while the role of the Compensation Committee includes overseeing the “social” aspects of the Company’s sustainability programs, including receiving periodic updates from the Company’s management responsible for significant “social” activities. Our Corporate Governance Guidelines further detail the Board’s oversight of technology, innovation, cyber risk, and continued commitment to diversity and inclusion.
At the highest level, we believe that our Board has adopted a set of corporate governance and executive compensation standards that exemplify our commitment to sound governance practices:
Governance Best Practice	Essent
Size of Board	9
Number of Independent Directors	8
Board Independence Standards	NYSE standards
Lead Independent Director	Yes
Majority Voting for Directors	Yes
Cumulative Voting	No
Shareholder Action by Written Consent	Yes
Shareholder Right to Call Special Meeting	Yes, by shareholders holding greater than 10% of outstanding shares
Poison Pill	No
Board Meeting Attendance	100% attendance in 2022
No Over-Boarding	Yes (no director currently serves on more than one additional public company board)
Regularly Schedules Executive Session of Independent Directors	Yes
Policy Prohibiting Insider Hedging of Company Shares	Yes
Annual Equity Grant to Non-Employee Directors	Yes
Clawback Policy
Our equity plan provides that all awards will be subject to clawbacks, and executives consent in employment agreements to clawbacks, if the Company adopts a policy on clawbacks (and we are monitoring the recently proposed NYSE listing standards regarding clawbacks and intend to revisit our current policy once those listing standards are finalized)

Governance Best Practice	Essent
Code of Business Conduct and Ethics for Directors, Officers, and Employees	Yes
No Separate Change in Control Agreement for CEO	Terms of CEO’s change in control provisions in his employment and equity award agreements are substantively identical to those of Messrs. Curran and Bhasin and Ms. Gibbons
No Automatic Accelerated Vesting of Equity Awards	Yes
Double Trigger for Change in Control for Time-Vesting Awards	Yes
No Excise Tax Assistance	No gross-up payments for any excise taxes payable upon a change in control
Frequency of Say on Pay	Annually
No Re-pricing of Options and SARs without Shareholder Approval	Yes
Minimum Vesting Period of Equity Awards	Minimum 1 year vesting period for equity awards (and all executives have had a minimum 3 year vesting period since 2016)
Share recycling	No liberal share recycling
Stock Ownership Guidelines for Executive Officers	CEO—six times annual base salary Other Senior Executives—two times annual base salary
Stock Ownership Guidelines for Non-Employee Directors	Five times annual cash compensation
Use of Performance Shares as Element of Long Term Incentive Compensation	Yes
We have also formalized and adopted a number of internal policies with respect to corporate and institutional governance, including:
•
Anti-Corruption Policy

•
Anti-Money Laundering Awareness Policy

•
Anti-Trust Policy

•
Code of Business Conduct and Ethics

•
Compliance Policy

•
Corporate Giving Policy

•
Disaster Recovery Plan

•
Disability Accommodation Policy

•
Diversity, Prevention of Discrimination & Harassment Policy

•
Fitness for Duty Policy

•
Fraud Policy & Procedures

•
Gift & Entertainment Policy

•
Government Relations and Political Activities Policy

•
Human Rights and Labor Policy

•
Information Security Program Policy

•
Media and External Communications Policy

•
Privacy Policy

•
Statement of Freedom of Association, Right to Collective Bargaining

•
Third Party Vendor Code of Conduct

•
Vulnerability Management Policy

•
Whistleblower Policy

Our Board of Directors is committed to increasing the diversity of representation on the Board. We have two highly qualified female directors who bring with them particularly notable experience in the information technology, cybersecurity, and insurance and risk management fields. In addition, we continue to identify potential new diverse candidates to serve on our Board.
We believe that engaging with investors is fundamental to our commitment to good governance. Throughout the year, we seek opportunities to engage in two-way conversations with our investors to gain and share valuable insights into current and emerging business strategies and trends. During 2022, we held approximately 64 meetings with shareholders whose ownership represented approximately 30% of shares outstanding as of the end of 2022 to discuss various key corporate matters. Topics discussed included our underwriting guidelines, credit selection, our risk management practices including around investment risk, liquidity risk and regulatory compliance risk, corporate governance and executive compensation, among others. These meetings were conducted in person, via teleconference or one-on-one at industry conferences.
Social Issues and Human Capital
We have approximately 350 employees working across five primary offices in Pennsylvania, North Carolina, New York, Virginia and Bermuda, as well as remotely throughout the United States. We provide competitive benefits that promote the health of our employees and their families and design compelling job opportunities, aligned with our mission, in a fast-paced, results-focused work environment. All of our employees are eligible to receive grants under our equity incentive plan, which as discussed above currently has nearly 100% participation. We offer varied employee training, development, mentorship and leadership opportunities and encourage our employees to continue to develop in their careers.
At Essent, we realize that continuous engagement with our employees is vital to driving successful, meaningful outcomes. Engagement surveys are conducted periodically and allow us to identify areas of strength and opportunities for improvement to ensure continued satisfaction and retention of our employees. CEO-led town hall style meetings are held regularly with our employees, covering topics such as business strategy and outlook, the competitive landscape, and emerging industry trends, and include a question-and-answer session with management. We believe that this format facilitates strong and productive conversations across our organization. As a result of our ongoing commitment to employee engagement and satisfaction, we have had an average annual employee retention rate of approximately 95% over the past 5 years.
We are focused on cultivating a diverse and inclusive culture where our employees can freely bring diverse perspectives and varied experiences to work. We seek to hire and retain highly talented employees and empower them to create value for our shareholders. In our employee recruitment and selection process and operation of our business, we adhere to equal employment opportunity policies and encourage the participation of our employees in training programs that will enhance their effectiveness in the performance of their duties.
Our commitment to good corporate citizenship extends to supporting the communities that we serve. Our Board of Directors, management and employees are committed to transforming our communities by leveraging the power of our Company. We partner with charitable organizations, make donations, and connect our employees with volunteer opportunities to better their communities. Essent’s charitable contributions focus in particular on housing, education, children and the military.
Our employees volunteer their time and talents to support local charities and community organizations. We encourage charitable giving by employees by providing a 1:1 match of donations to 501(c)(3) organizations, up to $1,000 per employee per year.

Our charitable program places special emphasis on championing education, in particular, for underserved youth. For example, we have made a $3 million, 10-year commitment to Cristo Rey Philadelphia High School. Cristo Rey is an inner-city, independent, college preparatory school for low-income students who cannot otherwise afford a private education. Cristo Rey is a new model of private high school that opened in 2012 and has developed a unique partnership with local educators, businesses and universities. We have made a $1.2 million multi-year commitment to support a Science, Technology, Engineering and Math (STEM) program specifically targeted to young women. We expanded our corporate giving program with a significant grant to the Pennsylvania-based Main Line Health Behavioral Health Services for the development of a new behavioral health unit, which opened in 2022. In 2022, we made approximately $1.7 million in contributions to over 40 worthy causes.
Environmental Responsibility
Essent is committed to the stewardship of our shared environment. While the nature of our operations does not directly impact the environment in a material way, we seek to operate our corporate facilities in an environmentally sustainable, safe and healthy manner. We strive to be energy efficient across our operations, utilizing energy management systems that conserve energy as well as LED lighting and motion control sensors. Our corporate headquarters in Radnor, Pennsylvania is Energy Star certified as an environmentally-conscious corporate headquarters. In addition, we are committed to increasing waste recycling and increasing overall environmental awareness and training across our organization.

Proposal No. 1: Election of Directors

Our Board of Directors currently consists of nine directors. Our Bye-laws provide that our Board is divided into three classes consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board. Our directors hold office until their successors have been elected and qualified, or the earlier of their death, resignation or removal. Vacancies on the Board of Directors may be filled by shareholders or the Board. Our system of electing and removing directors may delay or prevent a change of our management or a change in control of our Company.
At the Annual Meeting, shareholders will elect three individuals to serve as Class III directors to hold office until our 2026 Annual General Meeting of Shareholders or until his successor has been duly elected and qualified or his earlier resignation or removal.
Each of Mark A. Casale, Douglas J. Pauls and William Spiegel has been nominated to stand for election at the Annual Meeting to serve as a Class III director. These nominees were recommended and approved for nomination by the Nominating, Governance and Corporate Responsibility Committee of our Board of Directors.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the three nominees recommended by our Board of Directors unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If, for any reason, any nominee is unable or unwilling to serve, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate, or our Board of Directors may reduce the number of Class III directors. Our Board of Directors, however, has no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Annual Meeting.
Directors are elected by a majority of votes cast at the Annual Meeting.
The Board of Directors recommends a vote FOR the election of each of the nominated individuals.

Director Criteria, Qualifications, Experience and Tenure

The Nominating, Governance and Corporate Responsibility Committee of our Board of Directors is responsible for recommending to our Board of Directors candidates for nomination and election as directors at annual general meetings of shareholders or for appointment to fill vacancies on the Board. The Nominating, Governance and Corporate Responsibility Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and company circumstances. In making its recommendations to our Board of Directors, the Nominating, Governance and Corporate Responsibility Committee considers, among other things, the qualifications of individual director candidates in light of the criteria described below. In accordance with its charter, the Nominating, Governance and Corporate Responsibility Committee may use a variety of sources, including but not limited to executive search firms, to identify director candidates, and has the authority to retain and approve compensation for such firms.
In evaluating a candidate, our Nominating, Governance and Corporate Responsibility Committee and our Board of Directors take into account a variety of factors, including:
•
high personal and professional ethics, values and integrity;

•
sound business judgment and financially literacy;

•
diversity of point of view, including the candidate’s education, skill, professional background, personal accomplishments, geography, race, gender, age, ethnic background, national origin, experience with mortgage, insurance, reinsurance or other businesses and organizations that our Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board as a whole;

•
ability and willingness to serve on any committees of our Board of Directors;

•
ability and willingness to commit adequate time to the proper functioning of our Board of Directors and its committees; and

•
any criteria regarding independence and other matters required by the New York Stock Exchange (NYSE) or other applicable law or regulations.

The Nominating, Governance and Corporate Responsibility Committee and Board of Directors evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. Our Nominating, Governance and Corporate Responsibility Committee and Board of Directors evaluates the Board’s own composition in the context of the diverse experiences and perspectives that the directors collectively bring to the boardroom. Their backgrounds provide the Board with valuable insights in areas such as:
Executive Leadership	Information Technology and Cybersecurity	Risk Management
Accounting and Financial	Corporate Governance and Responsibility	Active Community Service
Financial Services	Insurance and Reinsurance	Compensation
The experiences, qualifications and skills of each director that the Board considered in his or her nomination are listed beside the directors’ individual biographies on the following pages.
Based on the information available to it about a potential nominee, the Nominating, Governance and Corporate Responsibility Committee makes an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating,

Governance and Corporate Responsibility Committee may conduct interviews, obtain additional background information and conduct reference checks of potential nominees. The Nominating, Governance and Corporate Responsibility Committee may also ask potential nominees to meet with management and other members of our Board of Directors. After completing this evaluation process, the Nominating, Governance and Corporate Responsibility Committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate for election as a director.
The Board has concluded that each nominee for election as a Class III director should serve as a director based on the specific experience and attributes listed beside each such nominee’s biography below and the Board’s knowledge of that nominee, including the insight and collegiality that nominee is expected to bring to the Board’s functions and deliberations.
The Nominating, Governance and Corporate Responsibility Committee and the Board consider director tenure in making Board nomination decisions and believe that it is desirable to maintain a mix of longer-tenured, experienced directors and newer directors with fresh perspectives. While we believe that longer-tenured, experienced directors, who have accumulated a substantial understanding of our business during their service, are a significant strength of the Board, we also believe that we benefit from the skill sets and perspectives of our newest directors.
Each director is expected to maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board of Directors and its committees. In determining whether to recommend a director for re-election, the Nominating, Governance and Corporate Responsibility Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of our Board of Directors, and the results of the most recent Board self-evaluation.
Annual Board Evaluation Process
Our Board of Directors recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The evaluation processes utilized by the Board are designed and implemented under the direction of the Nominating, Governance and Corporate Responsibility Committee and aim to assess Board and committee effectiveness as well as individual director performance and contribution levels.
Each year, our directors complete governance questionnaires and self-assessments. These questionnaires and assessments facilitate a candid assessment of: the Board’s performance in areas such as business strategy, risk oversight, talent development and succession planning and corporate governance; the Board’s structure, composition and culture; and the mix of skills, qualifications and experiences of our directors.
The Nominating, Governance and Corporate Responsibility Committee and Board consider the results of the annual evaluations in connection with their review of director nominees to ensure the Board continues to operate effectively.
Shareholder Nominees for the Board of Directors
Shareholders desiring to recommend nominees for election as directors should submit their recommendations in writing to our Secretary at Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Recommendations from shareholders should include pertinent information concerning the proposed nominee’s background and experience. The Nominating, Governance and Corporate Responsibility Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in our capital stock. The Nominating, Governance and Corporate Responsibility Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in our capital stock, including, in the case of nominees recommended for election at an annual general meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual general meeting of shareholders.

Information Concerning Directors
Experience, Qualifications and Skills
Name	Age	Director Since	Current Position
Mark A. Casale	58	2008	Chairman of the Board, President and Chief Executive Officer
Aditya Dutt	47	2010	Director
Robert Glanville	56	2008	Director
Angela Heise	48	2018	Director
Henna Karna	46	2022	Director
Roy Kasmar	67	2013	Director
Allan Levine	54	2020	Director
Douglas Pauls	64	2013	Director
William Spiegel	60	2008	Director

Director Tenure

33%
22%
45%
MEDIAN
TENURE
9 YEARS
0-4 Years
5-10 Years
10+ Years

Executive Leadership and Management	Casale X	Dutt X	Glanville X	Heise X	Karna X	Kasmar X	Levine X	Pauls X	Spiegel X
Accounting and Financial	X	X	X			X	X	X	X
Financial Services	X	X	X		X	X	X	X	X
Information Technology and Cybersecurity				X	X
Corporate Governance and Responsibility	X	X				X	X	X	X
Insurance and Reinsurance	X	X	X		X	X	X	X	X
Risk Management	X	X		X	X		X		X
Compensation						X	X	X	X
Public Company Board Experience			X					X	X

Nominees for Election as Class III Directors for a Three-Year Term Continuing Until the 2026 Annual General Meeting of Shareholders
The experiences, qualifications and skills of each director that the Board considered in his or her nomination for election as a Class III director are included below the nominee directors’ individual biographies below. The Board concluded that each nominee should serve as a Class III director based on the specific experience and attributes listed below each director nominees’ biography and the Board’s knowledge of each director nominee, including the insight and collegiality each nominee is expected to bring to the Board’s functions and deliberations.
Mark A. Casale
Chairman of the Board of Directors, Chief Executive Officer and President Term Expires 2023
BACKGROUND
Mr. Casale is our founder and President and Chief Executive Officer, and has served a member of our Board of Directors since 2008, including as the Chairman of the Board of Directors since 2013. Mr. Casale has more than 25 years of financial services management experience, including senior roles in mortgage banking, mortgage insurance, bond insurance and capital markets. Founded in 2008 by Mr. Casale with $500 million of equity funding, Essent now manages more than $200 billion of insurance in force. Under Mr. Casale’s leadership, Essent has become a leading mortgage insurer and reinsurer serving as a trusted and strong counterparty to lenders and GSEs and has enabled over two million borrowers to become homeowners. Mr. Casale continues to evolve the franchise using risk-based pricing and artificial intelligence-driven analytics to support his core mission of prudently growing shareholder value and promoting affordable and sustainable homeownership. Mr. Casale also champions Essent’s philanthropic mission, supporting local and national organizations centered around children, housing, health and education. Mr. Casale currently serves on the Board of Trustees of St. Joseph’s University, La Salle College High School and the Academy of Notre Dame de Namur. Mr. Casale holds a BS in accounting from St. Joseph’s University and an MBA in finance from New York University.

QUALIFICATIONS
Mr. Casale is qualified to serve on our Board of Directors because of his experience in the mortgage and mortgage insurance industries as well as his extensive knowledge of our operations.

Douglas J. Pauls
Director Term Expires 2023
BACKGROUND
Mr. Pauls has over 30 years of experience in the areas of finance, accounting, internal controls, and financial reporting for public companies, including most recently senior roles with financial institutions. Mr. Pauls served as chief financial officer of BankUnited, Inc., a bank holding company, from 2009 until his retirement in 2013, and Mr. Pauls currently serves as a director of BankUnited, Inc. From 2008 until 2009, Mr. Pauls served as executive vice president of finance for TD Bank, NA following TD Bank’s acquisition of Commerce Bancorp, Inc. in March 2008. Prior to that, Mr. Pauls held several positions with Commerce Bancorp, Inc., including serving as its chief financial officer from 2002 until its acquisition by TD Bank and its chief accounting officer from 1995 to 2002. Earlier in his career, Mr. Pauls was a senior manager in the audit department of Ernst & Young in Philadelphia and Pittsburgh, Pennsylvania. Mr. Pauls holds a BA in economics from Dickinson College and serves on Dickinson’s Board of Trustees.

QUALIFICATIONS
Mr. Pauls is qualified to serve on our Board of Directors because of his more than 30 years of experience as a corporate executive and his experience as a chief financial officer of publicly traded companies.

William Spiegel
Director Term Expires 2023
BACKGROUND
Mr. Spiegel currently serves as executive chairman of Randall & Quilter Investment Holdings, a UK-based insurance and reinsurance company, where he has held several roles since January 2020. Mr. Spiegel has over 30 years of private equity investment experience. Mr. Spiegel was co-president and a founding partner of Pine Brook Road Partners, LLC, an investment firm from 2006 to January 2020, where he was responsible for managing Pine Brook’s financial services investing activities and also served as a member of Pine Brook’s investment committee. Prior to joining Pine Brook, Mr. Spiegel was with The Cypress Group from its inception in 1994 until 2006. Prior to joining The Cypress Group, Mr. Spiegel worked in the Merchant Banking Group at Lehman Brothers. He has served on the board of directors of numerous companies, including eight publicly traded entities. Mr. Spiegel is currently a member of The University of Chicago Polsky Center for Entrepreneurship and Innovation Advisory Board and the Private Equity Counsel. Mr. Spiegel holds a BSc in economics from The London School of Economics and Political Science, an MA in economics from the University of Western Ontario and an MBA from The University of Chicago.

QUALIFICATIONS
Mr. Spiegel is qualified to serve on our Board of Directors because of his experience in insurance and private equity fund management and his financial expertise, as well as his experience as a director and executive of public and private companies.

Directors with Terms That Do Not Expire at the Annual Meeting
The following provides information with respect to the remaining members of our Board of Directors, including the specific experience and attributes that the Board believes each such director brings to the Company and the Board of Directors.
Aditya Dutt
Director Term Expires 2024
BACKGROUND
Mr. Dutt has served as a partner and the president of Aeolus Capital Management Ltd., a Bermuda-based reinsurance and insurance-linked securities (ILS) focused investment fund manager, since July 2021. Mr. Dutt previously held various roles with RenaissanceRe Ltd., a Bermuda-based reinsurance company, from 2008 to July 2020 including most recently serving as the senior vice president of RenaissanceRe Holdings Ltd., president of RenaissanceRe Underwriting Managers, Ltd. and a member of RenaissanceRe’s executive committee. Mr. Dutt’s responsibilities with RenaissanceRe included managing RenaissanceRe’s reinsurance joint ventures, and portfolio of strategic investments and leading the company’s corporate development and M&A efforts. Prior to joining RenaissanceRe, Mr. Dutt served as executive director in Morgan Stanley’s investment banking division in New York and Hong Kong, responsible for executing strategic transactions including mergers, acquisitions, divestitures and capital-raising for the insurance and reinsurance industry. Prior to Morgan Stanley, Mr. Dutt worked at Salomon Brothers in the corporate finance and fixed income departments in Hong Kong. Mr. Dutt holds a BA in mathematics from Dartmouth College.
QUALIFICATIONS Mr. Dutt is qualified to serve on our Board of Directors because of his experience in the insurance and reinsurance industry.

Robert Glanville
Director Term Expires 2025
BACKGROUND
Mr. Glanville currently serves as the managing member of REG Consulting LLC, a financial advisory business. Mr. Glanville was a founding partner and served as a managing director on the financial services investment team of Pine Brook Road Partners, LLC, an investment firm, from 2006 to 2015. Mr. Glanville also serves as a director for each of ClearBlue Insurance Services, ProWriters and Agritecture, all of which are private companies, and as an executive advisor to Aquiline Capital Partners. From 2003 to 2006, Mr. Glanville was senior vice president, financial and treasury services for Arch Capital Group, Ltd., an insurance and reinsurance company. From 1999 to 2003, Mr. Glanville was employed by Warburg Pincus, a private equity firm. Before joining Warburg Pincus, Mr. Glanville founded FA Services, an emerging markets financial services and investment boutique based in Moscow. From 1988 to 1992, Mr. Glanville worked in New York and Tokyo for Morgan Stanley, an investment banking firm, specializing in corporate finance and M&A. Mr. Glanville holds an AB in American history from Princeton University.

QUALIFICATIONS
Mr. Glanville is qualified to serve on our Board of Directors because of his experience in private equity fund management and his financial expertise, as well as his management experience with financial services and insurance and reinsurance companies.

Angela L. Heise
Director Term Expires 2025
BACKGROUND
Ms. Heise has held several roles with Microsoft Corporation since June 2021, including her current role as Corporate Vice President, Worldwide Public Sector. Ms. Heise previously served as the president of civil group at Leidos Holdings, Inc., a provider of services and solutions in the defense, intelligence, civil and health markets, from 2016 to 2019, where she was responsible for providing solutions to US Cabinet-level civil agencies and major elements of the public sector across the globe. Her areas of focus include air traffic automation, energy and the environment, federal infrastructure and logistics, information technology and cybersecurity, and transportation security. Prior to her role with Leidos, Ms. Heise held a number of positions with Lockheed Martin between 1997 and 2016. Most recently, from 2015 to 2016, Ms. Heise served as vice president-commercial markets, where she was responsible for delivery of a portfolio of cybersecurity and information technology solutions and services to Global 1000 customers. Ms. Heise holds a BS in computer science from Southern Illinois University at Edwardsville.
QUALIFICATIONS Ms. Heise is qualified to serve on our Board of Directors because of her extensive experience in the areas of information technology and cybersecurity.

Henna Karna
Director Term Expires 2024
BACKGROUND
Dr. Karna has more than 25 years of experience leading digital, data and advanced analytics across the high-tech, consumer packaged goods, risk management and insurance industries. Since 2020, Dr. Karna has been a global general manager at the high-tech firm, Google (Alphabet Inc.), focusing on strategy, solutions, roadmap, and innovation across the financial services, insurance, reinsurance and risk management industry. From 2017 to 2020, Dr. Karna served as executive vice president and global chief data officer of AXA XL, the property and casualty, specialty risk, risk management and reinsurance subsidiary of AXA, a global insurance company. Prior to that, Dr. Karna served from 2015 to 2016 as a managing director and the global actuarial chief information officer of American International Group, Inc. (AIG), a multinational finance and insurance corporation, and held various roles with Verisk Analytics, Inc., a data and analytics and risk management firm, from 2009 to 2015, including most recently serving as the president of its Verisk Digital Services business unit. Dr. Karna holds an MBA from the Massachusetts Institute of Technology, doctorate and masters degrees from the University of Massachusetts, and a bachelors degree in mathematical sciences from Worcester Polytechnic Institute.
QUALIFICATIONS Dr. Karna is qualified to serve on our Board of Directors because of her extensive experience in the areas of insurance and data analytics.
Roy J. Kasmar
Director Term Expires 2024
BACKGROUND
Mr. Kasmar is currently the president of Kazmar Co. LLC, which provides advisory services to the mortgage and mortgage insurance industry. Mr. Kasmar has over 30 years of experience in the mortgage and mortgage insurance industry. Prior to forming Kazmar Co. LLC, Mr. Kasmar served as the president of Radian Group Inc. and Radian Guaranty Inc., a private mortgage insurer, from 1999 to 2007. Prior to joining Radian, Mr. Kasmar served as the president and chief operating officer of Amerin Guaranty Corporation, a mortgage insurer, from 1996 to 1999. Additionally, Mr. Kasmar has held senior management positions with Prudential Home Mortgage, First Boston Capital Group and Chase Home Mortgage. Mr. Kasmar holds a BS in economics and business administration from Drury College and an MBA in finance from Fairleigh Dickinson University.

QUALIFICATIONS
Mr. Kasmar is qualified to serve on our Board of Directors because of his experience in the mortgage and mortgage insurance industries, including his prior role as president of Radian Group Inc. and Radian Guaranty Inc.

Allan Levine
Director Term Expires 2025
BACKGROUND
Allan Levine rejoined our Board of Directors in August 2020, after previously serving as a member of the Board from 2009 to 2019. Mr. Levine currently is the chairman and chief executive officer of Global Atlantic Financial Group, a global financial services company, formerly the Goldman Sachs Reinsurance Group, which he initially joined in 1997. Prior to the spin-off of Global Atlantic from Goldman Sachs in 2013, Mr. Levine was a partner and managing director of Goldman, Sachs & Co. and global head of the Goldman Sachs Reinsurance Group, and prior to assuming that role, was co-head of the firm’s strategy group. Mr. Levine holds a BS from Miami University and an MBA from Columbia Business School.

QUALIFICATIONS
Mr. Levine is qualified to serve on our Board of Directors because of his extensive experience in the financial services and insurance and reinsurance industries as well as his financial expertise.

The Board of Directors and its Committees

Role of the Board
Governance is a continuing focus at the Company, starting with our Board of Directors and extending to management and all employees. The Board reviews the Company’s policies and business strategies and advises and counsels the CEO and the other executive officers who manage the Company’s business. In addition, we solicit feedback from our shareholders and engage in discussions with various stakeholders on governance and executive compensation issues.
Our Board of Directors met four times during 2022. Each incumbent director attended at least 75% of the aggregate meetings of our Board of Directors during 2022 that were held following his or her election and the meetings held by all Board committees on which he or she served. Although we do not have a policy regarding the attendance of our Board members at our annual general meetings of shareholders, we encourage all directors to attend our annual general meetings of shareholders.
Our non-employee and independent directors also hold regular meetings without our management being present. Our non-employee and independent directors held four such meetings in 2022.
Board Leadership Structure
Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board of Directors, as our Board of Directors believes it is in our best interests to make that determination based on the position and direction of the Company and the membership of our Board of Directors.
Both the Chairman of the Board of Directors and Chief Executive Officer positions are currently held by Mr. Casale. Pursuant to our Corporate Governance Guidelines, in the event that the role of chairman is held by a member of our management, the independent members of our Board of Directors may designate one independent director to serve as the lead independent director. Mr. Spiegel currently serves as our lead independent director. Under the terms of our Corporate Governance Guidelines, the lead independent director has broad responsibility and authority, including:
•
organizing and presiding over all meetings of our Board of Directors at which the chairman is not present, including all executive sessions of our non-employee and independent directors;

•
serving as the liaison between the chairman and the non-employee directors;

•
overseeing the information sent to our Board of Directors by management;

•
approving meeting agendas and schedules for our Board of Directors;

•
facilitating communication between our Board of Directors and management; and

•
performing such other duties as requested by our Board of Directors.

We believe that having Mr. Casale serve as both our Chief Executive Officer and the Chairman of our Board of Directors, along with a lead independent director, is in the best interests of the Company and our shareholders at this time.
A number of factors support the leadership structure chosen by our Board, including, among others:
•
Mr. Casale has extensive knowledge of all aspects of us and our business and risks, our industry and our customers, is intimately involved in our day-to-day operations and is best positioned to elevate the most critical business issues for consideration by our Board of Directors;

•
our Board of Directors believes that having Mr. Casale serve in both capacities allows him to more effectively execute our strategic initiatives and business plans and confront our challenges;

•
the combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board of Directors and the independent leadership provided by our lead independent director and independent committee chairs; and

•
our Board of Directors believes that the appointment of a strong lead independent director and the use of regular executive sessions of the non-employee directors, along with the Board’s strong committee system and all directors being independent except for Mr. Casale, allow it to maintain effective oversight of management.

Determination of Director Independence
Our Board of Directors has considered whether our directors qualify as “independent” directors in accordance with NYSE listing requirements. The NYSE independence definition include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us.
In its assessment of director independence, our Board considers all commercial, charitable and other transactions and relationships (including tenure of Board service) that any director or member of his or her immediate family may have with us, with any of our affiliates, or with any of our consultants or advisers. Our Board applies the same criteria for assessing independence for purposes of each of the Audit Committee, Compensation Committee and Nominating, Governance and Corporate Responsibility Committee. Furthermore, in its assessment of a director’s independence for service on the Compensation Committee, our Board considers all factors that the Board believes specifically relevant to determining whether the director has a relationship which is material to such director’s ability to be independent from management in connection with his or her duties as a member of the Compensation Committee, including but not limited to any compensation payable to such director.
Based upon these standards, our Board of Directors has determined that only Mr. Casale is not considered to be independent, as he is a current employee of the Company. In making this determination, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.
Board Committees and their Roles
Our Board of Directors maintains standing Audit, Compensation, Nominating, Governance and Corporate Responsibility, Risk, and Technology, Innovation and Operations Committees. Each committee has a charter that, among other things, reflects what we believe to be the best current practices in corporate governance.

The table below provides 2022 membership and meeting information for each of the Board’s committees.
	Committee
Name	Audit	Compensation	Nominating, Governance and Corporate Responsibility	Risk	Technology, Innovation and Operations
Mark A. Casale
Aditya Dutt
Robert Glanville
Angela L. Heise
Henna Karna(1)
Roy J. Kasmar
Allan Levine
Douglas J. Pauls
William Spiegel
Meetings in 2022	4	4	4	4	4
Chair	Member

(1)
Dr. Karna was appointed to the Board of Directors and the Technology, Innovation and Operations Committee effective August 3, 2022.

Audit Committee
Committee Chair: Douglas J. Pauls Additional Members: Aditya Dutt Robert Glanville
Key Responsibilities:
•
Overseeing our financial reporting and other internal control processes.

•
Reviewing our financial statements.

•
Overseeing processes for monitoring the independent auditors’ qualifications, independence and compensation.

•
Overseeing the implementation of new accounting standards.

•
Communicating with the independent auditors on matters relating to the conduct of the audit and on critical audit matters expected to be described in the independent auditors’ report.

•
Assessing the performance of our internal audit function and independent auditors.

•
Ensuring our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics.

Our Board of Directors has determined that all of the members of the Audit Committee are independent, and meet the requirements for financial literacy, under applicable rules and regulations of the Securities and Exchange Commission (SEC) and the NYSE. Our Board of Directors has determined that each of Messrs. Pauls and Glanville is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE.
The Audit Committee met four times during 2022.

Compensation Committee
Committee Chair: Allan Levine Additional Members: Douglas J. Pauls William Spiegel
Key Responsibilities:
•
Determining the compensation of our executive officers and directors.

•
Reviewing our executive compensation policies and plans.

•
Administering and implementing our equity compensation plans.

•
Preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

•
Coordinating the Company’s succession planning efforts for its chief executive officer and other senior executives.

•
Overseeing the “social” aspects of our sustainability programs.

Our Board of Directors has determined that all of the members of the Compensation Committee are independent under applicable rules and regulations of the SEC and the NYSE.
The Compensation Committee met four times during 2022.

Nominating, Governance and Corporate Responsibility Committee
Committee Chair: William Spiegel Additional Members: Allan Levine Douglas J. Pauls
Key Responsibilities:
•
Reviewing Board structure, composition and practices.

•
Making recommendations on these matters to our Board of Directors.

•
Reviewing, soliciting and making recommendations to our Board of Directors and shareholders with respect to candidates for election to the Board of Directors.

•
Overseeing our Board of Directors’ performance and self-evaluation process.

•
Developing and reviewing a set of corporate governance principles for the Company.

•
Overseeing the “governance” and “environmental” aspects of our sustainability programs.

Our Board of Directors has determined that all of the members of the Nominating, Governance and Corporate Responsibility Committee are independent under applicable rules and regulations of the SEC and the NYSE.
The Nominating, Governance and Corporate Responsibility Committee met four times during 2022.

Risk Committee
Committee Chair: Roy J. Kasmar Additional Members: Aditya Dutt Robert Glanville
Key Responsibilities:
•
Assisting with the oversight of key risks that we face.

•
Overseeing management’s identification, mitigation and monitoring of the Company’s material risks and exposures, current activities and products.

•
Reviewing management’s processes for monitoring and aggregating risks across the Company.

•
Overseeing compliance with material guidelines, policies and procedures governing the process by which management assesses and manages the Company’s material risks and exposures.

•
Overseeing the implementation, execution and performance of the Company’s enterprise risk management program.

•
Reviewing the Company’s capital management strategy and investment policy and investing activities.

The Risk Committee met four times during 2022.

Technology, Innovation and Operations Committee
Committee Chair: Angela L. Heise Additional Members: Henna Karna Roy J. Kasmar Douglas J. Pauls
Key Responsibilities:
•
Ensuring that our technology programs support our business objectives and strategies, and provide for appropriate data security and data privacy.

•
Identifying technology-related risks that could have a significant impact on our operations and pursuit of our long-term strategic goals.

•
Advising our senior technology and operations management teams.

•
Advising us on technology, innovation, data security and data privacy, and operations-related matters.

The Technology, Innovation and Operations Committee met four times during 2022.

Corporate Governance

Our Board of Directors and management have a strong commitment to effective corporate governance. We believe that we maintain a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the SEC, the NYSE, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the Board of Directors and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics includes information regarding procedures established by the Audit Committee for the submission of complaints about our accounting or auditing matters. Our Code of Business Conduct and Ethics is applicable to our directors, executives and employees, and reflects and reinforces our commitment to integrity in the conduct of our business. Amendments to our Code of Business Conduct and Ethics and any grant of a waiver from a provision of our Code of Business Conduct and Ethics will be included in a current report on Form 8-K within four days of the date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of the NYSE.
Our Audit Committee, on behalf of itself and our other non-employee directors, has established procedures to enable employees or other parties who may have a concern about our conduct or policies to communicate that concern. Our employees are encouraged and expected to report any conduct which they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. In addition, our Audit Committee has established procedures pertaining to receiving, retaining, and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by our employees of concerns regarding, among other things, questionable accounting or auditing matters. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone through various internal and external mechanisms as provided on our internal website. Additional procedures by which internal communications may be made are provided to each employee.
Our Code of Business Conduct and Ethics prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.
Succession Planning
Our Board of Directors, primarily through the Compensation Committee, assesses succession planning for management and leadership, with a primary focus on succession in the event of the unexpected incapacity of our Chairman of the Board of Directors, Chief Executive Officer and President. Our Corporate Governance Guidelines provide that our Chairman of the Board of Directors, Chief Executive Officer and President should at all times make available to our Board, on a confidential basis, his recommendations and evaluations of potential successors.
Share Ownership Guidelines
Both our non-employee directors as well as our senior executives (which we define as our Chief Executive Officer and each of his direct reports and includes all of our named executive officers) are required to maintain certain ownership levels of common shares during their service.

Each director and senior executive is required to own a minimum number of our common shares with an aggregate value equal to the following (or such lesser amount as the director or senior executive may have been granted to date):
Position	Minimum Value of Common Shares Held
Director	Five times annual cash compensation
Chief Executive Officer	Six times annual base salary
Other Senior Executives	Two times annual base salary
Furthermore, each director and senior executive must hold at least 50% of the common shares that we issue to that individual until he or she satisfies the applicable share ownership threshold, less any shares used to satisfy tax obligations arising from receiving common shares from us.
For the purposes of our share ownership guidelines, restricted common shares and restricted common share units subject to time-based vesting are treated as shares held by a director or senior executive. However, unvested performance-based restricted common shares and restricted common shares units are not treated as being owned until they are earned and vested.
Our non-employee directors and executive officers are also subject to our insider trading policy, which prohibits transactions in our securities outside of  “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), including short sales on our shares, or the purchase or sale of options, puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to our equity.
Our Compensation Committee retains discretion to waive non-compliance with our share ownership guidelines in light of an individual director’s particular facts and circumstances from time to time.
As of December 31, 2022, our Chief Executive Officer, each of our senior executives and each member of our Board of Directors have met the applicable share ownership guidelines. Our directors are expected to satisfy their share ownership guidelines through their annual equity compensation grants in respect of their Board service.
No Hedging Policy
Members of our Board of Directors, our executives and all other Company employees are prohibited from hedging their ownership or offsetting any decline in the market value of our common shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our common shares.
Compensation Committee Interlocks and Insider Participation
Allan Levine, Douglas J. Pauls and William Spiegel served as the members of our Compensation Committee during 2022. No member of our Compensation Committee is an officer or employee of our Company. None of our executive officers serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Availability of Committee Charters; Corporate Governance Guidelines; and Code of Business Conduct and Ethics
A copy of each of our Board committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics is published on our website at www.essentgroup.com. Our Bye-laws are filed with the SEC and can be found on the SEC’s website at www.sec.gov. Each of these documents is available in print to any shareholder upon request by writing to our Secretary at Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Our Board of Directors regularly reviews corporate governance developments and modifies our committee charters and key practices and policies as our Board believes to be warranted.

Communications with our Board of Directors and Non-Employee Directors
Any shareholder or other interested party that desires to communicate directly with our Board of Directors, any committee of the Board of Directors or our non-employee directors as a group may do so by addressing the communication in care of our Secretary at Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM11, Bermuda with a request to forward the communication to the intended recipient. The Secretary’s office opens all such correspondence and forwards it to the relevant director or group of directors, except for items unrelated to the functions of the Board, including business solicitations or advertisements.
Board of Directors’ Role in Risk Oversight
Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees of the Board that report on their deliberations to the full Board. The oversight responsibility of our Board of Directors and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks. Our Board of Directors and its committees oversee risks associated with their respective principal areas of focus, as summarized below.
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosures, compliance, internal control over financial reporting, financial policies and credit and liquidity matters and our enterprise risk management program.
Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans, and leadership and succession planning.
Nominating, Governance and Corporate Responsibility Committee	Risks and exposures associated with corporate governance and sustainability.
Risk Committee	Risks associated with insurance and investment portfolios and investment guidelines, including credit, underwriting, pricing risk, market risk and liquidity risk.
Technology, Innovation and Operations Committee	Risks and exposures related to technology, innovation, data security and data privacy, and operations-related matters.
We maintain an internal disclosure committee consisting of certain members of our executive management and senior employees. The disclosure committee meets at least quarterly to bring together representatives from our core business functions and employees involved in the preparation of our financial statements so that the group may discuss any issues of which the members are aware that should be considered for disclosure in our public SEC filings. The disclosure committee reports to our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer.
Director Compensation
The Compensation Committee reviews and establishes the compensation of our non-employee directors. Our director compensation program is designed to compensate our non-employee directors for their service to the Company and the level of responsibility they have assumed in today’s corporate governance environment.
Our Compensation Committee retains the services of an independent compensation consultant, Korn Ferry, to review our non-employee director compensation program in comparison with market data. Each year the Compensation Committee, based on information provided by the independent compensation consultant, reviews the total annual compensation of the non-employee directors, with a goal of positioning director compensation at the median of our peer group at that time (for additional information regarding our peer group see below under “Executives and Executive Compensation—Compensation Discussion and Analysis—Peer Group Composition” on page 38). In August 2019, the Compensation Committee asked Korn Ferry to re-evaluate the compensation that we pay to our Board of Directors. Based on information provided by Korn Ferry, the Compensation Committee approved modest changes to our non-employee director compensation program commencing in 2020 in order to bring certain elements of the program closer in line with competitive market practices while continuing to position total annual compensation at the median of our peer group, and this compensation structure remained the same for 2022.
The compensation arrangements for the non-employee directors of the Board for 2022 are described below. Mr. Casale, the Chairman of the Board of Directors and our President and Chief Executive Officer, does not receive additional compensation for serving as a member of our Board of Directors.

Annual Cash Retainer	$125,000
Additional Annual Cash Retainer for Board Committee Chairpersons:
Audit Committee	$25,000
Compensation Committee	$25,000
Nominating, Governance and Corporate Responsibility Committee	$15,000
Technology, Innovation and Operations Committee	$20,000
Risk Committee	$20,000
Additional Annual Cash Retainer for Lead Independent Director	$25,000
Annual Equity Award(1)	$125,000

(1)
Award delivered in the form of restricted common share units granted under the Essent Group Ltd. 2013 Long-Term Incentive Plan, or 2013 Plan, on the date of our annual general meeting of shareholders, that vests on the first anniversary of the grant date. If a non-employee director joins our Board of Directors after the grant date for the annual equity award, such director will receive a prorated award based on the date that he or she joined our Board.

Our non-employee directors are required to maintain certain ownership levels of our common shares during their service as described above on page 26.
The following table sets forth compensation earned by our non-employee directors during the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Aditya Dutt	125,000	125,025	—	—	—	2,457	252,482
Robert Glanville	125,000	125,025	—	—	—	2,457	252,482
Angela L. Heise	140,000	125,025	—	—	—	2,457	267,482
Henna Karna(3)	20,833	93,773	—	—	—	1,002	115,608
Roy J. Kasmar	146,250	125,025	—	—	—	2,457	273,732
Allan Levine	148,750	125,025	—	—	—	2,457	276,232
Douglas J. Pauls	150,000	125,025	—	—	—	2,457	277,482
William Spiegel	165,000	125,025	—	—	—	2,457	292,482

(1)
The amounts reported in this column represent the aggregate grant date fair value of the restricted common share units granted in 2022 computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For additional information, including a discussion of the assumptions used to calculate these values, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. On May 4, 2022, each of our continuing non-employee directors serving as of that date received 2,969 restricted share units in respect of their Board service through our 2023 Annual General Meeting of Shareholders. Upon her appointment to the Board on August 3, 2022, Dr. Karna received 2,220 restricted share units in respect of her Board service through our 2023 Annual General Meeting of Shareholders. All of such restricted share unit awards remained outstanding on December 31, 2022.

(2)
Represents the value of dividend equivalent rights credited in respect of then outstanding unvested restricted common share unit awards pursuant to the terms of the applicable award agreements in connection with the payments of our quarterly dividends in the amount of  $0.20 per share on March 21, 2022, $0.21 per share on June 10, 2022, $0.22 per share on September 12, 2022, and $0.23 per share on December 12, 2022. The March 21, 2022 dividend equivalent rights were credited to the then unvested 2,404 restricted share units granted on May 6, 2021, and the subsequent quarterly dividends were credited to the restricted share units granted on May 4, 2022. Dr. Karna was only eligible for such dividend equivalents following her appointment and the receipt of her grant of restricted share units.

(3)
Dr. Karna was appointed to the Board of Directors effective August 3, 2022.

Executives and Executive Compensation

Current Executive Officers
The following are biographical summaries of our executive officers, except for Mr. Casale, whose biography is included in the section entitled “The Board of Directors and its Committees—Information Concerning Directors” above. Our executive officers are appointed by our Board of Directors and serve until their successors have been duly appointed and qualified or their earlier resignation or removal.
Christopher G. Curran
President – Essent Guaranty, Inc. since January 2022 (served as Senior Vice President, Corporate Development from 2011 – 2021) Age 58
BACKGROUND
Mr. Curran brings more than 25 years of mortgage insurance, mortgage banking and financial services experience in the areas of operations, financial management, pricing, secondary marketing, capital markets, investor relations and corporate development. Prior to joining Essent, Mr. Curran served as senior vice president of pricing and operations for another mortgage insurer and held leadership positions with JP Morgan Chase and Advanta Corp. He began his career as a certified public accountant with Arthur Andersen LLP, specializing in financial services and securitization. Mr. Curran holds a BS in accounting from LaSalle University.

Vijay Bhasin
Senior Vice President and Chief Risk Officer since 2009 Age 58
BACKGROUND
Mr. Bhasin has significant mortgage finance industry expertise, including multiple senior management positions specializing in mortgage risk. From 2006 to 2008, Mr. Bhasin served as a managing director of Countrywide Financial Corporation and Bank of America, with responsibility for economic capital assessment, asset liability management, counterparty credit risk measurement and structured credit analytics. Earlier in his career, Mr. Bhasin held management positions with the Federal Home Loan Mortgage Corporation (Freddie Mac), including serving as vice president overseeing development and implementation of a variety of mortgage credit and prepayment models. He has also held research positions with the Federal National Mortgage Association (Fannie Mae) and the Board of Governors of the Federal Reserve System. Mr. Bhasin holds a BS in mechanical engineering from the National Institute of Technology, Kurukshetra, India, an MBA in finance and marketing from Southern Illinois University, and a PhD in finance from Indiana University, Bloomington.

Mary Lourdes Gibbons
Senior Vice President, Chief Legal Officer and Assistant Secretary since 2008 Age 61
BACKGROUND
Ms. Gibbons has more than 25 years of experience in the mortgage industry. From 2003 to 2008, Ms. Gibbons served as chief legal officer of Wilmington Finance, Inc., a mortgage lender. Ms. Gibbons began her career at the U.S. Bankruptcy Court and White and Williams LLP, a law firm. Ms. Gibbons’ mortgage-related experience includes senior roles at ContiMortgage Corp. and Advanta Mortgage Corp. Ms. Gibbons holds a BS in marketing from St. Joseph’s University and a JD from The Delaware Law School.

David B. Weinstock
Senior Vice President and Chief Financial Officer since 2023 (served as Vice President and Chief Accounting Officer from 2009 – 2023) Age 58
BACKGROUND
Mr. Weinstock has over 25 years of experience in the areas of finance, accounting and controls. Between 1998 and 2009, Mr. Weinstock held a series of senior management positions at Advanta Corp., including serving as its chief accounting officer and vice president of investor relations. Prior to joining Advanta, Mr. Weinstock was a senior manager at Arthur Andersen LLP. Mr. Weinstock holds a BS in accounting from The Pennsylvania State University and is a certified public accountant.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) describes our executive compensation programs, including the oversight of such programs by our Compensation Committee and the rationale and processes used to determine the compensation for the Company’s named executive officers (“NEOs”) and provides a detailed description of those programs. This CD&A, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.
This discussion focuses on the compensation provided to the Company’s NEOs during 2022, who were:
Name	Title
Mark A. Casale	Chairman of the Board of Directors, President and Chief Executive Officer
Christopher G. Curran	President, Essent Guaranty, Inc.
Mary L. Gibbons	Senior Vice President, Chief Legal Officer and Assistant Secretary
Vijay Bhasin	Senior Vice President and Chief Risk Officer
David B. Weinstock	Senior Vice President and Chief Financial Officer (since March 2023; previously Vice President and Chief Accounting Officer since 2009 and Interim Chief Financial Officer since June 2022)
Lawrence E. McAlee, who served as our Senior Vice President and Chief Financial Officer through June 28, 2022 (and subsequently served as a senior advisor to our chief executive officer through December 31, 2022), remained a named executive officer for 2022 pursuant to applicable SEC rules, although his employment with the Company terminated prior to year-end.
Executive Summary
As discussed above on page 3 under “Proxy Statement Summary—Executive Summary—2022”, Essent delivered strong financial results in 2022. Favorable credit performance along with increased investment income and persistency on our insured portfolio due to higher interest rates drove our economic engine to deliver high quality earnings.

In 2022, we earned $831 million or $7.72 per diluted share, compared to net income of $682 million or $6.11 per diluted share in 2021, while generating a 19% return on average equity. Our financial results for 2022 include a loss provision benefit of  $175 million as a result of favorable development together with a 40% increase in net investment income to $124 million in 2022 as a result of higher interest rates.
Mortgage rates spiked from 3.0% to 7.0% in 2022 due primarily to the Federal Reserve’s response to higher inflation. In this environment, the housing industry experienced slowing home sales, reduced refinance activity and a significant decline in mortgage origination volume. Essent wrote $63 billion of new insurance written (NIW) in 2022, a 25% decline from the $84 billion of NIW written in 2021. However, we grew our insurance in force by 10% to $227 billion in 2022 due to persistency increasing to 82% at the end of 2022, up from 65% a year earlier. At the end of 2022, our portfolio had a weighted average note rate of 3.8%, which results in reduced refinance incentives given the higher mortgage rates in the marketplace.
Essent’s 2022 Performance
Diluted Earnings Per Share	• $7.72 per share for the year ended December 31, 2022.
New Insurance Written; Insurance in Force
•
New insurance written, or NIW, of  $63 billion in 2022. Insurance in force grew by 10% in 2022, to $227 billion, due in large part to persistency increasing to 82% at the end of 2022, up from 65% a year earlier.

Bermuda-Based Reinsurance Business	• Essent Re generated $68.6 million in revenue from third-party business for the year ended December 31, 2022.
Risk Mitigation
•
$237.9 million of aggregate excess of loss reinsurance coverage on an existing portfolio of mortgage insurance policies written in 2021 and 2022 that was fully collateralized at inception by insurance linked notes issued by Radnor Re 2022-1 Ltd., a newly formed unaffiliated special purpose insurer domiciled in Bermuda.

•
Entered into quota share reinsurance agreements with panels of third-party reinsurers covering mortgage insurance policies written in 2022 and 2023.

Other Highlights
•
Payment of quarterly dividends that increased from $0.20 per share in March 2022 to $0.23 in December 2022 (and to $0.25 in March 2023).

•
Our EssentVentures unit continued to invest across venture capital, private equity, structured credit funds and direct investments, with a goal to generate both financial and informational returns. As of December 31, 2022, we have invested $237 million through these efforts with approximately $85 million of value created, of which approximately $64 million has been returned as realized proceeds.

Executive Compensation Highlights
Consistent with our emphasis on performance-based compensation (see “—Compensation Philosophy” below), the actual incentive compensation paid to our named executive officers for 2022 was above target. The Compensation Committee of our Board of Directors, which we refer to as the “Compensation Committee” or the “Committee” in this CD&A, awarded each of our named executive officers above-target incentive compensation under our annual bonus plan for 2022 representing 175%, 165%, 160%, 250% and 165% of the annual incentive compensation targets for Messrs. Casale, Curran, Bhasin and Weinstock and Ms. Gibbons, respectively.
The Compensation Committee, with the assistance of its independent compensation consultant, Korn Ferry, engages in an ongoing review of our executive compensation program to determine that it supports the competitive compensation philosophy established by the Committee and ultimately serves the interests of our shareholders. For 2022, the Committee followed a similar process as it has used in prior years:
•
Process used for compensation determinations.   The Committee reviewed external market data presented by its independent compensation consultant to aid it in setting market-based compensation levels. The committee also considered individual and Company performance, skill sets, experience, leadership, growth potential, and other business needs as well as current best practices and developments when making compensation decisions.

•
Total target cash compensation.   Total target cash compensation for 2022 was targeted between the 25th and 50th percentiles of our peer group (see “—Compensation Objectives and Principles” on page 40 for additional information).

•
Annual equity compensation.   We continued to make annual long-term equity incentive grants to our Chief Executive Officer and other named executive officers (other than Mr. Weinstock).

As a result of this review, in May 2022, the Compensation Committee made the following changes to the compensation of Mr. Casale:
•
Mr. Casale’s annual base salary was increased to $1,000,000, retroactively effective January 1, 2022;

•
Mr. Casale’s target annual bonus was increased to 175% of his annual base salary, effective January 1, 2022; and

•
the target annual long term equity incentive award for Mr. Casale was set at 600% of his annual base salary, with 75% of such award being subject to performance- and time-based vesting and 25% of such award being subject to time-based vesting over a three-year period (and Mr. Casale received additional equity awards in May 2022 to reflect that increase in his target annual long term equity incentive compensation for 2022).

Upon his appointment as our interim Chief Financial Officer in June 2022, the Compensation Committee approved the payment of a monthly cash bonus to Mr. Weinstock in the amount of $25,000 for each month in which he served in that interim capacity.
In connection with Mr. Weinstock’s promotion in March 2023 to the role of Senior Vice President and Chief Financial Officer, the Compensation Committee adjusted Mr. Weinstock’s annual compensation as follows:
•
Mr. Weinstock’s annual base salary was increased to $375,000 effective March 14, 2023;

•
Mr. Weinstock’s target annual bonus was increased to 100% of his annual base salary effective January 1, 2023, all of which will be payable in cash; and

•
the target long term equity incentive award for Mr. Weinstock was set at 100% of his annual base salary, with 50% of such award being subject to performance- and time-based vesting and 50% of such award being subject to time-based vesting over a three-year period.

In connection with his promotion, the Compensation Committee also approved a grant of 25,000 restricted share units to Mr. Weinstock that vest in three equal installments on April 1, 2026, April 1, 2027 and April 1, 2028.
Advisory Vote on Compensation
At our 2022 Annual General Meeting of Shareholders, our “say on pay” proposal resulted in a favorable vote from approximately 97% of the shares cast. Based on investor feedback, the high percentage of support was due to the appropriateness of the overall design of our compensation programs and our regular communications with our shareholders and responsiveness to shareholder feedback obtained through our regular engagement process. After consideration of the shareholder input we received, which in general supported the structure and design of our compensation plans and programs, particularly our emphasis on long-term equity awards, as well as our strong performance and management’s and the Compensation Committee’s assessment of the continuing success of our compensation programs, the Compensation Committee determined that the overall design of our compensation programs during 2022 would be maintained consistent with immediate past years. The Compensation Committee will continue to work to ensure that our executive officers’ interests are aligned with our shareholders’ interests to support long-term value creation and continue to strengthen the Company.
Executive Compensation Best Practices
We maintain strong compensation governance practices that we believe support our pay-for-performance principles and align management incentives with the interests of our shareholders. We have adopted a number of  “best practices” with respect to executive compensation, including:
	What We Do		What We Don’t Do
✓	A significant portion of target annual compensation for our named executive officers is “at-risk” compensation, including performance-based incentive and long-term equity-based awards.	✘	No significant perquisites.
✓	Maintain robust share ownership guidelines.	✘	No special retirement plans for our named executive officers.
✓	Double-trigger equity vesting in respect of time-based restricted common shares upon a change in control.	✘	No re-pricing of stock options without shareholder approval.
✓	Prohibit employees from hedging the value of our common shares.	✘	No tax gross-ups on excise taxes.
✓	Retain an independent compensation consultant to review our executive compensation program and practices.	✘	No dividends or dividend equivalents are paid in respect of unearned performance-based restricted common shares.
✓	Engage with our shareholders.
✓	Design our executive compensation programs to manage business and operational risk and to discourage short-term risk taking at the expense of long-term results.
Compensation Philosophy
Our compensation philosophy centers upon:
•
attracting and retaining industry-leading talent to maximize shareholder value creation over the long-term by targeting compensation levels that are competitive when measured against other companies within our industry;

•
emphasizing performance-based compensation that appropriately rewards our executives for delivering financial, operational and strategic results that meet or exceed pre-established goals, as reflected in our performance-based annual incentive program as well as through the use of restricted common shares subject to performance-based vesting in our long-term incentive program;

•
rewarding individual performance and contribution to our success; and

•
aligning the interests of our executives with those of our shareholders and the long-term interests of the Company through equity ownership requirements and grants of equity-based awards.

Executive Compensation Participants
Compensation Committee—Role and Permitted Members
The Compensation Committee oversees the compensation and benefit programs of our executive officers, including each of our named executive officers. The Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development, and retention of executive talent and leadership required to achieve our business objectives. The responsibilities of the Compensation Committee include:
•
approving the goals and objectives relating to our Chief Executive Officer’s compensation, evaluating the performance of our Chief Executive Officer in light of such goals and objectives, and setting the compensation of our Chief Executive Officer based on this evaluation;

•
approving the salaries and annual incentive awards of each of our other named, as well as our other executive officers who report directly to our Chief Executive Officer or the President of our primary U.S. operating subsidiary, Essent Guaranty, Inc., including each of our senior vice presidents, taking into account the recommendation of our Chief Executive Officer and such other information as the Compensation Committee believes is appropriate;

•
administering our equity incentive plans, including authorizing grants of restricted common shares, restricted common share units, performance units, options and other equity-based awards under these plans;

•
retaining and terminating, in its sole discretion, third party consultants to assist in the evaluation of director and executive compensation (with sole authority to approve any such consultant’s fees and other terms of engagement); and

•
assessing the appropriate structure and amount of compensation for our directors.

The Compensation Committee is made up entirely of  “independent” directors, consistent with the current listing standards of the NYSE. Each member of the Committee also qualifies as a “non-employee director” as defined under Section 16 of the Securities Exchange Act of 1934. By the terms of its charter, the Compensation Committee may form and delegate any of its responsibilities, as permitted by applicable laws and regulations, to a subcommittee composed of one or more members of the Committee.
Role of Management and the Chief Executive Officer in Compensation Decisions
The Compensation Committee strongly believes in aligning the interests of our named executive officers and other executives with those of our shareholders through an executive compensation program designed with input from our Chief Executive Officer who is in regular dialogue with the Committee and, as appropriate, the Committee’s independent compensation consultant, regarding internal, external, cultural, business and motivational challenges and opportunities facing us and our executive talent. To that end, our management team analyzes, with assistance from the Committee’s independent compensation consultant, trends and may recommend improvements to the compensation programs.
Our Compensation Committee seeks the views of our Chief Executive Officer in setting and administering our executive compensation programs. In particular, at the beginning of each year, Mr. Casale, the Chairman of our Board of Directors and our Chief Executive Officer, oversees the development of corporate and individual goals for purposes of annual and long-term compensation of each of our named executive officers (other than himself). These goals are derived from our corporate business plan and include both quantitative measurements and qualitative considerations selected to reinforce and enhance achievement of our operating and growth objectives. The Compensation Committee reviews these goals with Mr. Casale, adopts revisions it deems appropriate and determines the final goals for annual and long-term compensation.

Following the end of each year, Mr. Casale reviews with the Compensation Committee the achievement of corporate, business unit/regional and individual goals and the performance of each named executive officer (other than himself), and presents his recommendations (without any recommendation as to his own compensation) regarding base salary adjustments, annual bonus, and long-term equity awards for our named executive officers (other than his own) to ensure alignment of shareholder interests with each executive’s goals as well as to reward the executive for their performance. Although the Committee receives management’s input with respect to executive compensation, all decisions regarding compensation for our named executive officers are made by the Committee. With respect to the non-quantitative performance measures applicable to our named executive officers, the Compensation Committee relies heavily on the views of Mr. Casale (other than as to himself). As our Chief Executive Officer, Mr. Casale oversees the day-to-day performance of the other named executive officers. As such, our Compensation Committee believes that he is well positioned to evaluate their performance and make recommendations as to their overall compensation.
Independent Compensation Advisor
The Compensation Committee has the power to hire and fire independent compensation consultants, legal counsel, or financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of the Company’s management. The Committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities. The Compensation Committee continued to retain Korn Ferry as its independent compensation consultant through 2022. Korn Ferry reports directly to, and is directly accountable to, the Committee, and the Committee has the sole authority to retain, terminate, and obtain the advice of Korn Ferry at the Company’s expense. The Compensation Committee has selected Korn Ferry as its consultant because of its expertise and reputation and the fact that Korn Ferry has no other ties to management that could jeopardize its fully independent status, and has strong internal governance policies that help ensure that it maintains its independence. The Compensation Committee partnered with Korn Ferry throughout 2022 on various executive compensation matters, including a review of the Company’s compensation programs. The Committee, with the assistance of its independent compensation consultant, monitors market compensation practices and developments, as well as the appropriateness of the various components of the executive pay program, as our business progresses and evolves with anticipated growth and changing market conditions.
The Compensation Committee annually assesses the independence of Korn Ferry pursuant to the rules of the SEC and the listing standards of the NYSE rules. In performing the annual independence assessment, the Committee considers various factors bearing on adviser independence, including the nature and amount of work performed for the Committee during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the adviser’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact the adviser’s independence. Pursuant to SEC and NYSE rules, the Committee assessed the independence of Korn Ferry and determined that Korn Ferry’s work for the committee has not raised any conflicts of interest. During 2022, we paid Korn Ferry approximately $70,000 in fees for its services to the Compensation Committee relating to executive and director compensation.
Peer Group Composition
In making compensation decisions, the Compensation Committee considers competitive market data presented by its independent compensation consultant, including data derived from a peer group of companies approved by the Committee.
In selecting peers, the Compensation Committee seeks to maintain consistency from year to year, to the extent appropriate, and the Compensation Committee’s intention is to update its peer group every other year (other than for events potentially calling for the immediate elimination of a peer group member, such as a merger, acquisition, or bankruptcy of a peer group member). The Compensation Committee selected the members of this peer group based on the consideration of the size (measured by both revenue and market capitalization), industry, the organizational complexity of each company, the companies that we compete with for experienced executives, and the recommendations of its independent compensation consultant.
The Compensation Committee elected to continue to use the same peer group for purposes of evaluating compensation for 2022 that was used in 2021, consisting of the following 14 publicly traded companies:

•
Arch Capital Group Ltd.

•
Assured Guaranty Corporation

•
Fidelity National Financial Inc.

•
First American Financial Corp.

•
Genworth Financial Inc.

•
Markel Corporation

•
MGIC Investment Corp.

•
Mr. Cooper Group Inc. (formerly
Nationstar Mortgage Holdings Inc.)

• NMI Holdings, Inc. • PennyMac Financial Services, Inc. • Radian Group Inc. • RenaissanceRe Holdings Ltd. • Stewart Information Services Corp. • W. R. Berkley Corp.
Compensation Objectives and Principles
The Compensation Committee believes that the establishment and maintenance of a competitive executive compensation program is in the best interests of our shareholders. Consistent with our compensation philosophy, the executive compensation program approved by the Compensation Committee is designed to facilitate the attraction and retention of top-caliber talent, and to align the interests of our executives with those of our shareholders. For our fiscal year 2022:
•
target cash compensation of our named executive officers was determined to target the 25th to 50th percentiles of our peer group (see “—Peer Group Composition” above); and

•
annual incentive opportunities for our named executive officers as a percentage of base salary were determined to target the 50th percentile (median) relative to our peer group.

Elements of Compensation
In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, annual incentives, long-term incentives, and retirement and welfare benefits. Our compensation philosophy places a greater portion of the potential compensation for each named executive officer “at risk” such that compensation will vary based on performance. The following table describes the key elements of compensation and the philosophy behind providing each such element:

Compensation Element	Description	Philosophy Behind Providing Compensation Element
Annual Compensation:
Annual Base Salary	• Fixed component of annual cash compensation that reflects expertise and scope of responsibilities	• Attract and retain key talent • Provide financial certainty and stability • Recognition of individual performance
Performance-Based Annual Incentive	• Cash bonus plan based on performance relative to Company and individual objectives.
•
Incentivize and motivate our named executive officers to meet or exceed our pre-established annual performance goals

•
Attract and retain key talent

•
Reward team success

•
Align named executive officers’ and shareholders’ interests

•
Discourages excessive risk taking

Long-Term Compensation:
Long-Term Incentive Program	• A long-term incentive program using time-vested and performance-based restricted common share awards, with performance-vested awards subject to a multi-year performance period
•
Foster a focus on long-term Company performance and long-term success

•
Attract and retain key talent

•
Align named executive officers’ and shareholders’ interests

•
Discourages excessive risk taking

Other Executive Benefits:
Retirement Programs	• Participation in a 401(k) defined contribution plan, including a matching contribution of 100% of a participant’s contribution up to 5% of the participant’s compensation	• Attract and retain key talent • Provide income security for retirement
Perquisites	• Financial planning services • Diagnostic wellness examinations	• Assist with financial planning needs so executives can better focus on key responsibilities • Allow executives to focus on general health and well being
The Compensation Committee reviews all elements that collectively contribute to total compensation rather than any specific formula to determine the allocation between performance-based and guaranteed compensation in making its decisions each year. This process ensures that judgments made in respect of any individual element of compensation are taken in the context of the total compensation that an individual receives, particularly the balance between base salary, annual incentives and long-term incentives.
Base Salary
Base salaries are an important element of compensation and provide our executive officers with a fixed rate of cash compensation that is “non-variable” during the relevant period. In determining base pay, our Compensation Committee considers the executive’s responsibilities, growth potential, individual performance against predetermined objectives, base salary competitiveness as compared to the external market, and our operating performance.
Although the Compensation Committee targeted base salary for 2022 between the 25th and 50th percentiles of our peer group (see “—Peer Group Composition” above), actual base salary may be above or below that range based on the Committee’s review of the underlying scope of a named executive officer’s responsibilities, individual performance and experience, internal pay equity, and retention concerns. The Compensation Committee strives to maintain base salaries at levels that will attract top talent, while linking a significant portion of an executive’s total compensation opportunity to our success.
The annual base salaries for our named executive officers for 2022 were:
Name	2022 Base Salary
Mark A. Casale	$1,000,000
Christopher G. Curran	$650,000
Mary L. Gibbons	$500,000
Vijay Bhasin	$450,000
David B. Weinstock(1)	$289,806

(1)
Effective June 28, 2022, upon his appointment as interim Chief Financial Officer, the Company agreed to pay Mr. Weinstock an additional cash bonus of  $25,000 per month for each month in which he serves in such interim capacity.

Performance-Based Annual Incentive Compensation
Our Board of Directors approved, and our shareholders first adopted, the Essent Group Ltd. Annual Incentive Plan in 2013, which we refer to as the “Annual Plan.” The Annual Plan was re-approved by our shareholders at our 2017 Annual General Meeting of Shareholders.
In 2022, incentive awards were made under our annual leadership bonus program pursuant to the Annual Plan. The Annual Plan is intended to advance the interests of the Company and its shareholders by:
•
providing those employees designated by the Compensation Committee, which may include our named executive officers, senior vice presidents, other senior executives, and other employees, incentive compensation tied to pre-established performance goals;

•
identifying and rewarding superior performance;

•
providing competitive compensation to attract, motivate, and retain outstanding employees who achieve superior performance for us; and

•
fostering accountability and teamwork throughout the Company.

In accordance with the terms of the Annual Plan, the Compensation Committee established our fiscal year (which coincides with the calendar year) as the performance period, designated those executives eligible to participate, set the level of potential awards, and determined the financial targets or other performance measures which, if attained, result in payment of awards under our annual leadership bonus program for 2022.

Performance Targets for Past Year/Performance Period
The table below sets forth each named executive officer’s 2022 threshold, target, and maximum annual incentive opportunities under our annual leadership bonus program, expressed as a percentage of base salary.
2022 Annual Incentive Opportunity Expressed as a Percentage of Base Salary
Name	Threshold	Target	Maximum
Mark A. Casale	131.25%	175%	306.25%
Christopher G. Curran	75%	100%	175%
Mary L. Gibbons	75%	100%	175%
Vijay Bhasin	75%	100%	175%
David B. Weinstock	56.25%	75%	112.5%
The weighting of corporate and individual performance goals for annual incentive compensation opportunities varies among our named executive officers.
2022 Annual Incentive Opportunity—Weighting of Goals
Name	Corporate Goals	Individual Goals
Mark A. Casale	100%	—
Christopher G. Curran	50%	50%
Mary L. Gibbons	50%	50%
Vijay Bhasin	50%	50%
David B. Weinstock	50%	50%
We believe that our corporate and individual goals in concert help ensure that executives are focused on creating long-term value for our shareholders by effectively growing in a profitable manner with an emphasis on the long-term prospects of the Company.
With respect to corporate goals, the annual incentive opportunity for 2022 was designed to focus our named executive officers on both quantitative and qualitative financial and strategic goals. The following table summarizes the corporate performance goals for 2022 applicable to our named executive officers that were approved by the Compensation Committee in February 2022. Management and the Compensation Committee view the substance and nature of the subjective corporate-level strategic accomplishments to be proprietary and sensitive.

2022 Annual Incentive Plan Performance Goals
Goal	Weighting	Threshold	Target	Maximum	Actual
Optimize portfolio growth, efficiently leveraging operating infrastructure (diluted earnings per share and return on equity for the year ended December 31, 2022)	30%	$4.50 per share at 11% return on equity	$5.75 per share at 14% return on equity	$6.50 per share at 17% return on equity	$7.72 per share at 19.1% return on equity
Expand core U.S. mortgage insurance and reinsurance franchise with new business value creation:NIW for year ended December 31, 2022, as a percentage based on market size of $465 billion)	15%	$51 billion	$65 billion	$79 billion	$63 billion with an estimated market size of $400 billion
Group unit economics (for 2022 new business written)	15%	10%	13%	16%	13%
Grow Essent Re mortgage insurance franchise (revenue from 3rd party reinsurance for year ended December 31, 2022)	15%	$50 million	$60 million	$70 million	$68.6 million
Strategic accomplishments	25%	as determined by the Compensation Committee in February 2022			all strategic accomplishments were completed
In determining the annual incentive award for each of our named executive officers (other than Mr. Casale), the Compensation Committee considered the achievement of the following individual performance goals:
Name	Individual Performance Goals
Christopher G. Curran
•
Complete plan for AWS migration and operationalize an AWS HA/BCP plan for both cloud native and migrated applications.

•
Continue to enhance operating platform to support account ownership model and customer self-service functionality.

•
Enhance the operational effectiveness of Essent EDGE as both a risk management and pricing tool.

•
Effectively manage operating expenses to optimize MI platform and grow Essent franchise.

•
Continue to enhance and invest in platform modernization including development of a proprietary automated underwriting system.

Mary L. Gibbons
•
Support other departments in completion of corporate initiatives.

•
Manage corporate office real estate portfolio, including opening of New York and Virginia offices, and potential refurbishment of Pennsylvania office.

•
Successfully hire and transition HR director role and restack responsibilities to create improved support at the HR department level focusing on development.

•
License and implement ESG software to simplify the process for data capture, oversight, disclosure and auditing of ESG sustainability report; create a 3-year roadmap inclusive of recommendations around rating agencies ESG reporting frameworks and key disclosures.

Name	Individual Performance Goals
Vijay Bhasin
•
Support 2022 corporate goal around NIW and enhance pricing and costing infrastructure.

•
Continue to enhance Essent EDGE risk management and pricing tool.

•
Enhance data utility and identify additional data sources in evaluating credit and developing pricing.

•
Support cross functional work in developing and deploying an automated underwriting system.

•
Manage risk expenses to be in line with budget.

David B. Weinstock
•
Complete recruiting of open staff accounting positions and document career development plans for each member of the finance team.

•
Develop plan to obtain additional functionality from the EBS Cloud system which can enhance productivity and efficiency of the finance team; provide support and assistance to finance department in evaluating and implementing new technology tools.

•
Actively assist CEO, corporate development, legal, etc. in evaluating reinvestment opportunities (M&A, direct investments, minority investments, joint ventures, etc.); evaluate opportunities to further optimize capital structure and financial flexibility.

•
Investigate opportunities to enhance the efficiency of accounting processes and controls, including reserve for losses, other invested assets and income taxes.

•
Manage expenses within budgets and identify opportunities for expense reduction and increased efficiency/productivity.

Based on the achievement of corporate and, as applicable, individual, performance goals, the Compensation Committee approved annual incentive awards in the following amounts for each of our named executive officers, all of which was paid in cash.
Name	Target Annual Incentive Bonus – 2022	Annual Incentive Bonus Award – 2022(1)	% of Target
Mark A. Casale	$1,750,000	$2,887,500	165%
Christopher G. Curran	$650,000	$1,072,500	165%
Mary L. Gibbons	$500,000	$825,000	165%
Vijay Bhasin	$450,000	$720,000	160%
David B. Weinstock	$217,055	$306,977	141%

(1)
For each of named executive officers other than Mr. Weinstock, the annual incentive bonus for 2022 was paid entirely in cash in February 2023. With respect to Mr. Weinstock, 75% of the annual incentive award was paid in cash in February 2023 and 25% was paid in the form of restricted common share units which vest in three equal annual installments commencing on March 1, 2023 subject to Mr. Weinstock’s continuous employment through each such vesting date.

Discretionary Bonus Awards
In February 2023, the Compensation Committee approved a discretionary bonus award to each of Messrs. Casale and Weinstock in excess of his respective annual incentive opportunity potentially payable pursuant to our Annual Plan. These discretionary bonuses were awarded in recognition of contributions to the Company’s strong financial and operating performance and the achievement of significant strategic objectives during 2022. These additional amounts, when added to the amount payable pursuant to our Annual Plan, result in payouts that are comparable to the annual incentive compensation, as a percentage of target annual incentive compensation, historically paid to our named executive officers. The amount of the discretionary bonus award paid to each of Mr. Casale and Mr. Weinstock is set forth in the table below.
Name	Discretionary Bonus – 2022(1)
Mark A. Casale	$175,000
David B. Weinstock	$235,660

(1)
The discretionary bonus paid to Mr. Casale for 2022 was paid in cash in February 2023. 75% of the discretionary bonus for Mr. Weinstock was paid in cash in February 2023, with the remaining 25% was paid in the form of restricted common share units which vest in three equal annual installments commencing on March 1, 2023 subject to Mr. Weinstock’s continuous employment through each such vesting date.

Long-Term Equity Incentive Compensation
Through our long-term equity incentive program, we provide our senior executives, including each of our named executive officers, the opportunity to earn equity awards which are in part contingent on the attainment of multi-year performance goals. Our long-term equity incentive awards provide balanced equity incentives that reward executives’ focus on delivering both financial results and long-term growth. Equity-based compensation is used in order to facilitate retention, provide long-term motivation and focus our executives on increasing shareholder value. In addition, we believe that our long-term equity incentive compensation program balances the risks associated with short-term incentive compensation that may reward behavior with short-term benefits that may be less beneficial over the long-term. The target long-term equity incentive awards are designed to achieve, when combined with the executive’s base salary and target annual incentive compensation opportunity, total compensation at approximately the 50th percentile of comparable positions at peer group companies (see “—Peer Group Composition” above).
For 2022, the target annual long term equity incentive awards for our named executive officers (other than Mr. Weinstock) were as follows:
•
Mr. Casale—600% of his annual base salary, with 75% of such award being subject to performance- and time-based vesting and 25% being subject to time-based vesting over a three-year period; and

•
Messrs. Curran and Bhasin and Ms. Gibbons—200% of his or her respective annual base salary, with 50% of such award being subject to performance- and time-based vesting and 50% being subject to time-based vesting over a three-year period.

The following table sets forth the annual long term equity incentive awards granted to our named executive officers in 2022:
Name	Restricted Shares Subject to Time-Based Vesting	Restricted Shares Subject to Time- and Performance- Based Vesting(1)	Total Restricted Shares Granted
Mark A. Casale	33,492	200,346	233,838
Christopher G. Curran	13,857	27,714	41,571
Mary L. Gibbons	10,659	21,318	31,977
Vijay Bhasin	9,593	19,186	28,779

(1)
Represents maximum number of shares that may vest under the awards if the applicable performance metrics are satisfied at the maximum levels.

The time-vested restricted common shares vest in equal annual installments during the three-year period commencing on March 1, 2022, subject to the executive’s continuous employment through each such vesting date.
The performance-vested shares, which were issued at the maximum 200% of target, become earned upon the Company’s achievement of a combination of compounded annual book value per share growth percentage and relative total shareholder return percentage as set out in the following table (with straight line interpolation between the respective levels) during the three-year performance period commencing on January 1, 2022, and any earned shares will vest on March 1, 2025, subject to the executive’s continuous employment through such date:
		Relative Total Shareholder Return vs. S&P 1500 Financial Services Index
		≤25th percentile	50th percentile	≥75th percentile
Three-Year Book Value Per Share CAGR	13%	100%	150%	200%
	11%	75%	125%	175%
	9%	50%	100%	150%
	7%	25%	75%	125%
	5%	0%	50%	100%
In February 2022, Mr. McAlee received awards for 10,659 restricted shares subject to time based vesting and 21,318 shares subject to time- and performance-based vesting on term identical to the awards discussed above to each of our other named executive officers. See “—Compensation Arrangements with Former Executive” below and “—Payments to Former Executive Officer” beginning on page 60 for a discussion of the treatment of these awards upon the termination of Mr. McAlee’s employment on December 31, 2022.
Mr. Weinstock received a total of 1,433 restricted common share units in February 2022 which vest in equal annual installments during the three-year period commencing on March 1, 2022, subject to Mr. Weinstock’s continuous employment through each such vesting date. These restricted common share units represent 25% of the value of Mr. Weinstock’s annual incentive bonus for 2021.
All outstanding restricted common shares are eligible to participate in our quarterly dividends, with any dividends in respect of unvested shares retained by the Company until such time, if ever, as the underlying share is vested. Retained dividends made in cash will be deemed reinvested in notional common shares (“dividend equivalent rights”) such that upon release and distribution of such retained dividend to the award holder, the executive will be entitled to receive on the date of such release an amount of cash or the number of whole shares or a combination thereof, as determined by our Compensation Committee, the aggregate fair value of which will be equal to the fair market value of the notional common share to which such released retained dividends relate.

Compensation Arrangement with Former Executive
Effective June 28, 2022, Lawrence McAlee ceased to serve as our senior vice president and chief financial officer. Mr. McAlee subsequently served as a special advisor to our Chief Executive Officer to provide transition support through December 31, 2022. In connection with his employment termination, we entered into a letter agreement with Mr. McAlee dated June 28, 2022 which memorialized the nature of his separation and his continuing obligations to the Company pursuant to certain restrictive covenants, and provided that his receipt of any severance benefits was contingent on his execution and non-revocation of a release of claims in favor of the Company upon the termination of his employment on December 31, 2022. In connection with his separation from service with the Company, Mr. McAlee received certain severance payments and benefits (including the vesting of certain equity awards) consistent with a termination by us without “cause” under his employment agreement. Mr. McAlee also received a transition bonus upon stepping down as our senior vice president and chief financial officer. Mr. McAlee remains subject to certain restrictive covenants for 18 months following his termination, as contemplated by his employment agreement. See “—Payments to Former Executive Officer” beginning on page 60 below.
Other Elements of Compensation
As described below, we also provide certain retirement benefits and welfare benefits to our named executive officers.
Retirement Benefits
Our eligible employees, including each of our named executive officers, are eligible to participate in a tax-qualified 401(k) retirement plan. In addition to being able to make contributions (up to tax law limits), participants are eligible for a Company matching contribution of 100% of their contributions up to 5% of their eligible compensation. The matching contribution is provided on the same basis to our named executive officers as all other employees who participate in the plan. The amounts contributed to the 401(k) plan on behalf of each of the named executive officers are listed in the Summary Compensation Table elsewhere in this proxy statement.
Perquisites
We do not have a formal perquisite policy and do not emphasize special perquisites for our executive officers, although the Compensation Committee periodically reviews perquisites for our named executive officers. Rather, there are certain specific perquisites we have agreed to provide particular executives based on their specific situations. In particular, each of our named executive officers is entitled to participate in the Company’s financial counseling and diagnostic wellness programs as in effect from time to time.
Medical and Other Welfare Benefits
Our named executive officers, along with all of our other employees, are eligible to participate in medical, dental, life, accidental death and disability, long-term disability, short-term disability, and other employee benefits. The purpose of these plans is to provide competitive benefits to our employees and to help to attract and retain employees by offering a comprehensive package of benefits.
Termination, Severance and Change in Control Benefits
The employment agreements with each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons provide severance payments and benefits upon certain qualifying terminations of employment. In addition, upon certain qualifying terminations following, or in some circumstances upon the occurrence of, a change in control, Messrs. Casale, Curran and Bhasin and Ms. Gibbons may be entitled to receive certain vesting of their outstanding restricted common share awards pursuant to the terms of their respective employment agreement or the terms of our equity incentive plans.
Based on the input of its independent compensation consultant, the Compensation Committee determined that these arrangements are appropriate and that the payments and benefits provided for under these arrangements upon certain qualifying terminations of employment or in connection with a change in control are consistent with market practice and essential in attracting and retaining key talent. In addition, the change in control provisions are significant to ensure that we have the continued attention and dedication of our executives during circumstances that could result in a change in control. These provisions are further described beginning on page 56 (“—Potential Payments and Benefits upon Termination or Change in Control”).
Impact of FASB ASC Topic 718
The accounting standards applicable to the various forms of long-term incentive plans under FASB ASC Topic 718 is one factor that the Compensation Committee and the Company consider in the design of long-term equity incentive programs. Other factors include the link to the performance that each vehicle provides, the degree of upside leverage and downside risk inherent in each vehicle, the impact on dilution and overhang that the vehicles have, and the role that each vehicle has in the attraction, retention, and motivation of our named executive officers and other key employee talent. The Company and its external financial advisors consider FASB ASC Topic 718 expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about awards under long-term incentive plans.
Tax Considerations and Deductibility of Compensation
The deductibility of compensation paid to any person who served as our Chief Executive Officer or Chief Financial Officer at any point during the fiscal year, any other person who is among the three highest compensated officers for the fiscal year and any other person who was a covered employee for any fiscal year beginning after December 31, 2016 is generally limited under Section 162(m) of the US Tax Code to the extent it exceeds $1 million in a given year. Our compensation philosophy strongly emphasizes performance-based compensation for our executive officers, which historically minimized the consequences of the Section 162(m) limit on deductibility. Regardless, the committee believed and continues to believe that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements necessary to attract and retain strong executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Share Ownership Guidelines
Both our non-employee directors as well as our senior executives (which we define as our Chief Executive Officer and each of his direct reports and includes all of our named executive officers) are required to maintain certain ownership levels of common shares during their service (see “Corporate Governance—Share Ownership Guidelines” on page 26 for additional information).
No Hedging Policy
Our named executive officers are prohibited from hedging their ownership or offsetting any decline in the market value of our common shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our common shares.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee of the Board of Directors
Allan Levine, Chairman
Douglas J. Pauls
William Spiegel

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by, or paid to our named executive officers in fiscal years 2022, 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Mark A. Casale Chairman of the Board of Directors, President and Chief Executive Officer	2022	1,000,000	175,000	4,416,683	—	2,887,500	—	433,563	8,912,746
	2021	925,000	—	5,486,346	—	2,405,000	—	321,271	9,137,617
	2020	925,000	—	4,162,558	—	1,480,000	—	210,743	6,778,301
Christopher G. Curran(5) President, Essent Guaranty, Inc.	2022	650,000	—	1,075,442	—	1,072,500	—	93,569	2,891,511
	2021	500,000	—	1,141,282	—	875,000	—	75,955	2,592,237
	2020	400,000	—	800,003	—	400,000	—	49,628	1,649,631
Mary L. Gibbons(6) Senior Vice President, Chief Legal Officer and Assistant Secretary	2022	500,000	—	827,245	—	825,000	—	99,942	2,252,187
	2021	500,000	—	1,070,507	—	750,000	—	138,064	2,458,571
Vijay Bhasin Senior Vice President and Chief Risk Officer	2022	450,000	—	744,513	—	720,000	—	74,829	1,989,342
	2021	450,000	—	1,090,865	—	675,000	—	102,262	2,318,127
	2020	450,000	—	900,054	—	450,000	—	46,037	1,846,091
David B. Weinstock(7) Vice President, Chief Accounting Officer and Interim Chief Financial Officer	2022	289,406	326,745	67,222	—	230,233	—	19,955	933,561
Lawrence E. McAlee(8) Former Senior Vice President and Chief Financial Officer	2022	500,000	—	827,245	—	—	—	4,316,718	5,643,963
	2021	500,000	—	1,070,507	—	525,000	—	90,183	2,185,690
	2020	400,000	—	600,002	—	400,000	—	58,900	1,458,902

(1)
The amounts in this column reflect in part discretionary bonuses paid to Mr. Casale and Mr. Weinstock. See “Compensation Discussion and Analysis—Discretionary Bonus Awards” above. With respect to Mr. Weinstock, such amount reflects (i) 75% of the discretionary bonus awarded to Mr. Weinstock for 2022 (with the other 25% of such discretionary bonus paid in the form of restricted common shares units which will be reflected in the summary compensation table next year), and (ii) a monthly cash bonus of  $25,000 paid to Mr. Weinstock since his appointment as interim Chief Financial Officer on June 28, 2022.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the share awards computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, if applicable. The performance-based share awards granted contain a market condition and were valued based on analysis provided by a third-party valuation firm using a risk neutral simulation taking into effect the vesting conditions of the grant. For additional information, including a discussion of the assumptions used to calculate these values, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The following are the grant date values of the performance-based share awards the highest level of performance conditions are achieved: Mr. Casale, $9,000,147; Mr. Curran, $1,300,063; Ms. Gibbons, $1,000,027; Mr. Bhasin, $900,015; and Mr. McAlee, $1,000,027.

(3)
The amounts reported in this column represent the annual bonuses earned by our named executive officers pursuant to our Annual Plan. With respect to Mr. Weinstock, reflects 75% of the annual bonus earned by Mr. Weinstock pursuant to our Annual Plan for 2022 (with the other 25% of such annual bonus paid in the form of restricted common shares units which will be reflected in the summary compensation table next year). For additional information regarding our Annual Plan, see “Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Annual Incentive Compensation” above.

(4)
The amounts reported in this column for 2022 include: (a) financial planning services fees of  $31,450, $6,750, $0, $0, $25,000 and $23,134 paid on behalf of each of Messrs. Casale, Curran, Bhasin, Weinstock and McAlee and Ms. Gibbons, respectively; (b) matching 401(k) contributions of  $15,250 on behalf of each of Messrs. Casale, Bhasin, Weinstock and McAlee and Ms. Gibbons, and $14,625 on behalf of Mr. Curran; and (c) severance payments to, and the value of time-based equity awards subject to accelerated vesting upon the termination of the employment of, Mr. McAlee totaling $4,214,910 (and such amount does not reflect the value of Mr. McAlee’s performance- and time-based restricted share awards, which continue to remain outstanding and will vest only upon the attainment of performance goals set forth in awards on their appliable stated vesting date—see “Compensation Discussion and Analysis—Compensation Arrangement with Former Executive” above and “—Payments to Former Executive Officer” below). In addition, in connection with the payments of our quarterly dividends in the amount of  $0.20 per share on March 21, 2022, $0.21 per share on June 10, 2022, $0.22 per share on September 12, 2022, and $0.23 per share on December 12, 2022, our named executive officers were credited with dividend equivalent rights in respect of their unvested restricted common share awards pursuant to the terms of the applicable award agreements. The deemed grant date values of such dividend equivalent rights granted for each of the named executive officers is as follows: Mr. Casale: $386,863; Mr. Curran: $72,194; Ms. Gibbons: $61,558; Mr. Bhasin: $59,579; Mr. Weinstock: $4,705; and Mr. McAlee: $61,558.

(5)
Mr. Curran was promoted to the role of President of Essent Guaranty, Inc. effective January 1, 2022. Mr. Curran previously served as our Senior Vice President, Corporate Development.

(6)
Ms. Gibbons was not a named executive officer in 2020. In accordance with SEC regulations, only compensation information starting in the fiscal year in which an individual became a named executive officer is reported in the Summary Compensation Table.

(7)
Mr. Weinstock, our Vice President and Chief Accounting Officer, was appointed to serve as our Interim Chief Financial Officer on June 28, 2022. Effective March 14, 2023, Mr. Weinstock was promoted to the role of Senior Vice President and Chief Financial Officer. The information in the summary compensation table represents all compensation paid to Mr. Weinstock by the Company in 2022. Mr. Weinstock was not a named executive officer before 2022. In accordance with SEC regulations, only compensation information starting in the fiscal year in which an individual became a named executive officer is reported in the Summary Compensation Table.

(8)
Mr. McAlee ceased to serve as our Senior Vice President and Chief Financial Officer effective June 28, 2022. Mr. McAlee served as a special advisor to our Chief Executive Officer from such date through December 31, 2022, when his employment terminated. The information in the summary compensation table represents all compensation paid to Mr. McAlee by the Company in 2022, including severance payments and benefits received in 2022.

Grants of Plan Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our named executive officers for the year ended December 31, 2022.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark A. Casale	—	1,312,500	1,750,000	3,062,500	—	—	—	—	—
	2/8/2022(4)	—	—	—	—	—	—	22,284	1,040,651
	2/8/2022	—	—	—	—	66,551	133,102	—	2,043,116
	5/23/2022(4)	—	—	—	—	—	—	11,208	459,416
	5/23/2022	—	—	—	—	33,622	67,244	—	873,500
Christopher G. Curran		487,500	650,000	1,137,500	—	—	—	—	—
	2/8/2022(4)	—	—	—	—	—	—	13,857	650,032
	2/8/2022	—	—	—	—	13,857	27,714	—	425,410
Mary L. Gibbons	—	375,000	500,000	875,000	—	—	—	—	—
	2/8/2022(4)	—	—	—	—	—	—	10,659	500,014
	2/8/2022	—	—	—	—	10,659	21,318	—	327,231
Vijay Bhasin	—	337,500	450,000	787,500	—	—	—	—	—
	2/8/2022(4)	—	—	—	—	—	—	9,593	450,008
	2/8/2022	—	—	—	—	9,593	19,186	—	294,505
David B. Weinstock	—	162,791	217,055	325,582	—	—	—	—	—
	2/8/2022(4)	—	—	—	—	—	—	1,433	67,222
Lawrence E. McAlee	—	375,000	500,000	875,000	—	—	—	—	—
	2/8/2022(4)	—	—	—	—	—	—	10,659	500,014
	2/8/2022	—	—	—	—	10,659	21,318	—	327,231

(1)
Represents the threshold, target and maximum value of annual incentive awards that could have been earned by our named executive officers under our annual leadership bonus program pursuant to our Annual Plan for the year ended December 31, 2022. For a discussion of the terms of our annual leadership bonus program and Annual Plan and the amounts earned thereunder by the named executive officers for 2022, see “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Annual Incentive Compensation” above.

(2)
The restricted common shares (plus any dividend equivalents received prior to vesting), which were issued at the maximum 200% of target, are eligible to become earned as set forth in the table below based upon achievement of a combination of our compounded annual book value per share growth percentage and relative total shareholder return percentage during the three-year performance period commencing January 1, 2022. All restricted common shares that are earned will vest on March 1, 2025, subject to the executive’s continuous employment through the applicable date.

		Relative Total Shareholder Return(*) vs. S&P 1500 Financial Services Index
		≤25th percentile	50th percentile	≥75th percentile
Three-Year Book Value Per Share CAGR(*)	13%	100%	150%	200%
	11%	75%	125%	175%
	9%	50%	100%	150%
	7%	25%	75%	125%
	5%	0%	50%	100%

(*)
In the event that the compounded annual book value per share or the relative total shareholder return falls between the performance levels shown above, the Vesting Percentage shall be determined using a straight-line linear interpolation between the respective levels shown.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the share awards granted in 2022, computed in accordance with FASB ASC Topic 718. The performance-based share awards granted contain a market condition and were valued based on analysis provided by a third-party valuation firm using a risk neutral simulation taking into effect the vesting conditions of the grant. For additional information, including a discussion of the assumptions used to calculate these values, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)
Represents time-based vesting restricted common shares granted to each of our named executive officers under our long-term equity incentive program. The time-based vesting restricted common shares (plus any dividend equivalents received prior to vesting) vest in three equal annual installments on each of March 1, 2023, 2024 and 2025, subject to the executive’s continuous employment through each such date.

Narrative Disclosure to Summary Table and Grants of Plan-Based Award Table
Executive Employment Agreements
Certain of the compensation awarded to, earned by, or paid to our named executive officers reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table above is provided pursuant to employment arrangements entered into with us and/or our affiliates.
The current employment agreement with each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons has an initial term which expired on November 5, 2016 and automatically extends for successive one-year periods, unless at least 120 days prior to the expiration of the then current term either party to the agreement provides the other party with written notice of its intention not to renew the agreement. Mr. Weinstock is not subject to an employment agreement with the Company.
Under the terms of each executive’s respective employment agreement, Messrs. Casale, Curran and Bhasin and Ms. Gibbons are each entitled to annual base salaries, currently $1,000,000, $650,000, $450,000 and $500,000, respectively.
Each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons is also eligible to receive an annual bonus based upon the achievement of corporate and individual performance objectives. Mr. Casale is entitled to a target annual bonus, currently equal to 175% of his annual base salary, while each of Messrs. Curran and Bhasin and Ms. Gibbons are entitled to a target annual bonus, currently equal to 100% of his or her respective annual base salary. For a discussion of our annual bonus plan, see “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Annual Incentive Compensation” above. Pursuant to the employment agreements with our named executive officers, no less than 50% of any bonus will be paid in cash. For 2022, the annual bonuses payable to Messrs. Casale, Curran and Bhasin and Ms. Gibbons were paid entirely in cash.
Each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons is also eligible to participate in our long-term incentive program. Pursuant to their employment agreements, each of our named executive officers is entitled to a target opportunity under our long-term incentive program. See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for additional information.
Each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons are also entitled to participate in health, insurance, retirement and other benefits on no less favorable terms to similarly situated employees.
For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under these employment arrangements, see “—Potential Payments upon Termination or Change in Control” below.
The employment agreement of Mr. McAlee was substantially similar to the current employment agreement of each of our other named executive officers. In connection with the termination of Mr. McAlee’s employment, we entered into a letter agreement with Mr. McAlee dated June 28, 2022 which memorialized the nature of his separation and his continuing obligations to the Company pursuant to certain restrictive covenants. See “Compensation Discussion and Analysis—Compensation Arrangement with Former Executive” above and “—Payments to Former Executive Officer” below.
Indemnification
Our Bye-laws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Bermuda law.
We have entered into agreements to indemnify each of our directors and officers. These agreements provide for indemnification of our directors and officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, arising out of such person’s services as our director or officer, any of our subsidiaries or any other company or enterprise to which the person provided services at our request.
We believe that these bye-law provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We also maintain standard policies of insurance that provide coverage (i) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and (ii) to us with respect to indemnification payments that we may make to such directors and officers.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards of our common shares held by each of our named executive officers as of December 31, 2022.
	Stock Awards
Name	Grant Date	Number of Shares or Units that have not Vested (#)(1)	Market Value of Shares or Units that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(2)
Mark A. Casale	5/23/22(3)	11,394	443,009	—	—
	5/23/22(3)	—	—	68,361	2,657,894
	2/8/2022(4)	22,661	881,070	—	—
	2/8/2022(4)	—	—	135,966	5,286,340
	2/5/2021(5)	16,484	640,882	—	—
	2/5/2021(5)	—	—	148,345	5,767,651
	2/12/2020(6)	7,115	276,639	—	—
	2/12/2020(6)	64,017	2,488,973	—	—
Christopher G. Curran	2/8/2022(4)	14,155	550,351	—	—
	2/8/2022(4)	—	—	28,310	1,100,702
	2/5/2021(5)	7,921	307,956	—	—
	2/5/2021(5)	—	—	23,760	923,786
	2/12/2020(6)	2,736	106,384	—	—
	2/12/2020(6)	8,202	318,905	—	—
Mary L. Gibbons	2/8/2022(4)	10,888	423,338	—	—
	2/8/2022(4)	—	—	21,777	846,676
	2/5/2021(5)	7,921	307,956	—	—
	2/5/2021(5)	—	—	23,760	923,786
	2/12/2020(6)	2,053	79,808	—	—
	2/12/2020(6)	6,152	239,179	—	—

	Stock Awards
Name	Grant Date	Number of Shares or Units that have not Vested (#)(1)	Market Value of Shares or Units that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(2)
Vijay Bhasin	2/8/2022(4)	9,799	381,000	—	—
	2/8/2022(4)	—	—	19,599	762,000
	2/5/2021(5)	7,129	277,176	—	—
	2/5/2021(5)	—	—	21,384	831,407
	2/12/2020(6)	3,077	119,651	—	—
	2/12/2020(6)	9,228	358,789	—	—
David B. Weinstock	2/8/2022(8)	1,464	56,914	—	—
	2/5/2021(8)	2,021	78,582	—	—
	2/12/2020(8)	1,303	50,645	—	—
	1/3/2020(8)	757	29,451	—	—
Lawrence E. McAlee	2/8/2022(4)	—	—	7,259(7)	282,225
	2/5/2021(5)	—	—	15,840(7)	620,864
	2/12/2020(6)	6,152	239,179	—	—

(1)
Amounts also include dividend equivalent rights granted to the executive pursuant to the terms of the award agreements governing each restricted common share to reflect the payment of dividends on our common shares. Each dividend equivalent right is deemed notionally invested in our common shares and vests on the same terms as the restricted common share to which it relates.

(2)
The dollar amounts shown were calculated based on the closing price of our common shares on the NYSE on December 31, 2022 of  $38.88.

(3)
On May 23, 2022, Mr. Casale was granted restricted common share awards reflecting the increase in Mr. Casale’s target annual equity incentive compensation approved in May 2022. A portion of the restricted common shares granted are subject to solely time-based vesting. These shares vest in three equal annual installments on each of March 1, 2023, March 1, 2024 and March 1, 2025, subject to the executive’s continuous employment through each such vesting date. A portion of the restricted common shares granted are subject to time- and performance-based vesting and were issued at the maximum 200% of target. These restricted common shares are eligible to become earned, as set forth in the table below, based upon achievement of a combination of our compounded annual book value per share growth percentage and relative total shareholder return percentage during the three-year performance period commencing January 1, 2022. All restricted common shares that are earned will vest on March 1, 2025, subject to the executive’s continuous employment through such date.

		Relative Total Shareholder Return* vs. S&P 1500 Financial Services Index
		≤25th percentile	50th percentile	≥75th percentile
Three-Year Book Value Per Share CAGR*	13%	100%	150%	200%
	11%	75%	125%	175%
	9%	50%	100%	150%
	7%	25%	75%	125%
	5%	0%	50%	100%

(*)
In the event that the compounded annual book value per share or the relative total shareholder return falls between the performance levels shown above, the Vesting Percentage shall be determined using a straight line linear interpolation between the respective levels shown.

(4)
On February 8, 2022, each of Messrs. Casale, Curran, Bhasin and McAlee and Ms. Gibbons was granted restricted common share awards. A portion of the restricted common shares granted are subject to solely time-based vesting. These shares vest in three equal annual installments on each of March 1, 2023, March 1, 2024 and March 1, 2025, subject to the executive’s continuous employment through each such vesting date. A portion of the restricted common shares granted are subject to time- and performance-based vesting and were issued at the maximum 200% of target. These restricted common shares are eligible to become earned, as set forth in the table below, based upon achievement of a combination of our compounded annual book value per share growth percentage and relative total shareholder return percentage during the three-year performance period commencing January 1, 2022. All restricted common shares that are earned will vest on March 1, 2025, subject to the executive’s continuous employment through such date.

		Relative Total Shareholder Return* vs. S&P 1500 Financial Services Index
		≤25th percentile	50th percentile	≥75th percentile
Three-Year Book Value Per Share CAGR*	13%	100%	150%	200%
	11%	75%	125%	175%
	9%	50%	100%	150%
	7%	25%	75%	125%
	5%	0%	50%	100%

(*)
In the event that the compounded annual book value per share or the relative total shareholder return falls between the performance levels shown above, the Vesting Percentage shall be determined using a straight line linear interpolation between the respective levels shown.

(5)
On February 5, 2021, each of Messrs. Casale, Curran, Bhasin and McAlee and Ms. Gibbons was granted restricted common share awards. A portion of the restricted common shares granted are subject to solely time-based vesting. These shares vest in three equal annual installments on each of March 1, 2022, March 1, 2023 and March 1, 2024, subject to the executive’s continuous employment through each such vesting date. A portion of the restricted common shares granted are subject to time- and performance-based vesting and were issued at the maximum 200% of target. These restricted common shares are eligible to become earned, as set forth in the table below, based upon achievement of a combination of our compounded annual book value per share growth percentage and relative total shareholder return percentage during the three-year performance period commencing January 1, 2021. All restricted common shares that are earned will vest on March 1, 2024, subject to the executive’s continuous employment through such date.

		Relative Total Shareholder Return* vs. S&P 1500 Financial Services Index
		≤25th percentile	50th percentile	≥75th percentile
Three-Year Book Value Per Share CAGR*	14%	100%	150%	200%
	12%	75%	125%	175%
	10%	50%	100%	150%
	8%	25%	75%	125%
	6%	0%	50%	100%

(*)
In the event that the compounded annual book value per share or the relative total shareholder return falls between the performance levels shown above, the Vesting Percentage shall be determined using a straight line linear interpolation between the respective levels shown.

(6)
On February 12, 2020, each of Messrs. Casale, Curran, Bhasin and McAlee and Ms. Gibbons was granted restricted common share awards. A portion of the restricted common shares granted are subject to solely time-based vesting. The remaining portion of the restricted common shares granted was initially subject to both performance and service based vesting conditions, and in February 2021, the Compensation Committee approved an amendment to provide that these awards will no longer be subject to the achievement of the performance condition and will be subject to only service-based vesting. As a result, the unvested shares subject to these awards vested on March 1, 2023 (such vesting was subject to the continued service requirements and other terms and conditions set forth in the applicable award agreements, without taking into consideration any performance metrics).

(7)
Under the terms of Mr. McAlee’s employment agreement, upon the termination of his employment any remaining awards subject to time- and performance-based vesting will remain outstanding until their stated vesting date, with any shares earned under such awards being prorated for the number of days that Mr. McAlee was employed during the applicable performance period. These awards reflect the maximum number of shares to which Mr. McAlee may be entitled to receive on the applicable vesting date.
(8)
On January 3, 2020, Mr. Weinstock was granted 2,147 restricted common share units subject to time-based vesting in three equal installments on each of January 7, 2021, January 7, 2022 and January 7, 2023. On February 12, 2020, Mr. Weinstock was granted 1,303 restricted common share units subject to time-based vesting in three equal installments on each of March 1, 2021, March 1, 2022 and March 1, 2023. On February 5, 2021, Mr. Weinstock was granted 2,021 restricted common share units subject to time-based vesting in three equal installments on each of March 1, 2022, March 1, 2023 and March 1, 2024. On February 8, 2022, Mr. Weinstock was granted 1,464 restricted common share units subject to time-based vesting in three equal installments on each of March 1, 2023, March 1, 2024 and March 1, 2025. Such awards are subject to Mr. Weinstock’s continuous employment through each such vesting date.

Option Exercises and Stock Vested
The following table sets forth certain information regarding the exercise of stock options and shares acquired upon vesting by our named executive officers during the year ended December 31, 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Mark A. Casale	—	—	103,087	4,395,621
Christopher G. Curran	—	—	20,092	856,711
Mary L. Gibbons	—	—	16,038	683,839
Vijay Bhasin	—	—	21,730	926,580
David B. Weinstock	—	—	4,622	200,821
Lawrence E. McAlee(2)	—	—	33,268	1,348,063

(1)
Represents the aggregate market value of the shares on the vesting date and includes dividend equivalent rights which vested concurrently with the awards to which they relate.

(2)
Includes the vesting of time-based restricted share awards that were accelerated upon the termination of Mr. McAlee’s employment effective December 31, 2022 in accordance with the terms of such awards.

Pension Benefits
The Company does not currently have in place any defined benefit pension plans or other benefit plans providing specified retirement payments and benefits for employees.
Non-Qualified Deferred Compensation
The Company does not currently have in place any non-qualified defined contribution or other non-qualified deferred compensation plans for the benefit of employees.
Potential Payments upon Termination or Change in Control
We do not maintain any severance or change in control plans. However, pursuant to the terms of their employment agreements and certain of their restricted common share award agreements, our named executive officers are eligible to receive severance and other benefits in the case of certain qualifying terminations of employment or in connection with a change in control.
Employment Agreements
Under the employment agreements with each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons, certain payments will be made and certain benefits will be provided in connection with certain terminations of employment.

Upon the termination of employment of any of Messrs. Casale, Curran and Bhasin or Ms. Gibbons by the Company without “cause” (as defined in the applicable employment agreement) or by such officer for “good reason” (as defined in the applicable employment agreement), in addition to any accrued or earned but unpaid amounts, and subject to execution of a general release of claims in favor of the Company and its affiliates, the named executive officer will be entitled to receive:
•
a lump sum payment equal to 2 times, with respect to Mr. Casale, and 1.5 times, with respect to Messrs. Curran and Bhasin and Ms. Gibbons, the sum of his or her then current annual base salary and target annual bonus for the fiscal year in which the date of termination occurs, payable as soon as reasonably practicable following the date of termination;

•
the executive’s annual bonus for the year in which the termination date occurs, based on achievement of applicable performance goals, prorated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to other senior executive officers of the Company;

•
subject to the executive’s election of COBRA continuation coverage, provided the executive does not become eligible to receive comparable health benefits through a new employer, a monthly cash payment equal to the monthly COBRA premium cost for current coverage for the 24-month period, with respect to Mr. Casale, and the 18-month period, with respect to Messrs. Curran and Bhasin and Ms. Gibbons, following the date of termination;

•
outplacement services at a level commensurate with the executive’s position in accordance with our practices as in effect from time to time;

•
vesting of any equity grant and other long-term incentive award previously granted to the executive that is subject to service-based vesting or service requirements, that would have vested during the 24-month period, for Mr. Casale, and the 18-month period, with respect to Messrs. Curran and Bhasin and Ms. Gibbons, following the date of termination; provided, that if such termination follows a “change of control” (as defined in the applicable employment agreement) such awards will become fully vested on the date of termination of the executive’s employment; and

•
vesting of any performance-based equity grant and other long-term incentive award that has not been earned as of the date of termination, which will remain outstanding through the completion of the applicable performance period and will be earned on a prorated basis (based on the period from the commencement of the applicable performance period through the date of termination) based on the actual performance for the applicable performance period.

Upon the termination of employment by Messrs. Casale, Curran and Bhasin or Ms. Gibbons due to death or as a result of  “disability” (as defined in the applicable employment agreement), in addition to any accrued or earned but unpaid amounts, subject to the execution of a general release of claims in favor of the Company and its affiliates, such executive (or his or her estate) will be entitled to receive:
•
vesting of any equity grant and other long-term incentive award previously granted to the executive that is subject to service-based or service requirements; and

•
vesting of any performance-based equity grant and other long-term incentive award that has not been earned as of the date of termination, which will remain outstanding through the completion of the applicable performance period and will be earned on a prorated basis (based on the period from the commencement of the applicable performance period through the date of termination) based on the actual performance for the applicable performance period.

The employment agreement of each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons subjects him or her to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, and provides that during his or her employment, and for a period of 18 months, with respect to Messrs. Curran and Bhasin and Ms. Gibbons, and 24 months, with respect to Mr. Casale, thereafter, each executive will be subject to non-competition and non-interference covenants. Generally, the non-competition covenant prevents the executive from engaging in mortgage insurance or reinsurance or any business activities in which we or any of our affiliates are engaged (or has committed plans to engage) during executive’s employment, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates and from soliciting or inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with us, or reduce the amount of business conducted with, us or our affiliates, or in any manner interfering with our relationship with such parties.
Plan Awards
The award agreements governing the time- and performance-based restricted common share grants issued to each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons provide that if a change in control event occurs:
•
on or following the completion of the applicable performance period, all of the then-unvested shares of such executive earned under the award will immediately vest; and

•
prior to the completion of the applicable performance period, the number of shares which become earned under the award will be based on the “target” level performance metric to which the award is subject (100% of the restricted shares subject to time- and performance-based awards issued prior to 2021, and the number of restricted shares subject to time- and performance-based awards issued in 2021 and 2022 at the 150% performance level):

•
if the acquiring entity in the change in control event does not assume the award, then such earned shares will become immediately vested; or

•
if the acquiring entity in the change in control event does assume the award, then such earned shares shall be converted into a number of time-based restricted shares of the acquiring entity that have a fair market value equal to such earned shares as of the date of the change in control (provided that the acquiring entity’s shares are publicly traded), with such shares vesting on the earlier of  (i) the last day of the performance period to which the original performance-based award was subject, and (ii) the termination of the executive’s employment with the acquiring company without cause by the acquiring company or for good reason by the awardee.

The following table sets forth for each named executive officer an estimate of the payments and benefits that would be paid under each element of our compensation program assuming that such named executive officer’s employment terminated or the change in control occurred on December 31, 2022 using a closing share price of  $38.88 on such date. The amounts in the following tables are calculated pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Name	Cash Severance Payment(1) ($)	Bonus Payment(1) ($)	Health Insurance Coverage ($)	Outplacement Services ($)	Accelerated Time-Based Restricted Common Shares ($)	Accelerated Performance- Based Restricted Common Shares ($)	Total ($)
Mark A. Casale
Voluntary termination for good reason or involuntary termination without cause	5,500,000	1,750,000	70,272	30,000	1,800,240(2)	8,981,503(4)	18,132,015
Change in control but no termination	—	—	—	—	—	12,772,888(5)	12,772,888
Voluntary termination for good reason or involuntary termination without cause following a change in control	5,500,000	1,750,000	70,272	30,000	2,241,599(3)	12,772,888(5)	22,364,759
Termination for disability or upon death	—	—	—	—	2,241,599(3)	8,981,503(4)	11,223,103
Christopher G. Curran
Voluntary termination for good reason or involuntary termination without cause	1,950,000	650,000	35,424	20,000	781,240(2)	1,301,565(4)	4,738,229
Change in control but no termination	—	—	—	—	—	1,837,271(5)	1,837,271
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,950,000	650,000	35,424	20,000	964,690(3)	1,837,271(5)	5,457,386
Termination for disability or upon death	—	—	—	—	964,690(3)	1,301,565(4)	2,266,255
Mary L. Gibbons
Voluntary termination for good reason or involuntary termination without cause	1,500,000	500,000	52,704	20,000	669,989(2)	1,137,172(4)	3,879,865
Change in control but no termination	—	—	—	—	—	1,567,025(5)	1,567,025
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,500,000	500,000	52,704	20,000	811,102(3)	1,567,025(5)	4,450,831
Termination for disability or upon death	—	—	—	—	811,102(3)	1,137,172(4)	1,948,274
Vijay Bhasin
Voluntary termination for good reason or involuntary termination without cause	1,350,000	450,000	—	20,000	650,827(2)	1,166,980(4)	3,637,807
Change in control but no termination	—	—	—	—	—	1,553,845(5)	1,553,845
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,350,000	450,000	—	20,000	777,827(3)	1,553,845(5)	4,151,672
Termination for disability or upon death	—	—	—	—	777,827(3)	1,166,980(4)	1,944,807
David Weinstock
Voluntary termination for good reason or involuntary termination without cause	—	—	—	—	—	—	—
Change in control but no termination	—	—	—	—	—	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	—	—	—	—	—	—	—
Termination for disability or upon death	—	—	—	—	—	—	—

(1)
Based on the bonus of each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons under our annual leadership bonus program at the target level, which is 175% of Mr. Casale’s base salary for 2022 of  $1,000,000, and 100% of the base salary of each of Messrs. Curran and Bhasin and Ms. Gibbons for 2022 of  $650,000, $450,000 and $500,000, respectively.

(2)
Represents the value of accelerating the vesting of unvested time-based restricted common share awards, including dividend equivalent rights granted pursuant to the terms of the award agreements governing the restricted common shares. This value is determined for each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons by multiplying (i) the number of unvested time-based restricted common shares and related dividend equivalent units held by each of

Messrs. Casale, Curran and Bhasin and Ms. Gibbons that would have vested during the 18-month (or, for Mr. Casale, 24-month) period following the date of termination, by (ii) $38.88, the closing price of our common shares on the NYSE on December 31, 2022.
(3)
Represents the value of accelerating the vesting of unvested time-based restricted common share awards, including dividend equivalent rights granted pursuant to the terms of the award agreements governing the restricted common shares. This value is determined for each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons by multiplying (i) the number of unvested time-based restricted common shares and related dividend equivalent units held by each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons on December 31, 2022, by (ii) $38.88, the closing price of our common shares on the NYSE on December 31, 2022.

(4)
Represents the value of accelerating the vesting of performance-based restricted common share awards, including dividend equivalent rights granted pursuant to the terms of the award agreements governing the restricted common shares. This value is determined for each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons by multiplying: (i) (x) the number of unvested performance-based restricted common shares and related dividend equivalent units held by each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons outstanding on December 31, 2022 (which, for shares that have not yet been earned, assumes the maximum number of shares that may be earned), multiplied by (y) $38.88, the closing price of our common shares on the NYSE on December 31, 2022, by (ii) a fraction equal to (a) the number of days which elapsed during the applicable performance period prior to the date of termination or the change in control, as applicable, by (b) 1,095.

(5)
Represents the value of accelerating the vesting of performance-based restricted common share awards, including dividend equivalent rights granted pursuant to the terms of the award agreements governing the restricted common shares. This value is determined for each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons by multiplying (i) the number of unvested performance-based restricted common shares and related dividend equivalent units held by each of Messrs. Casale, Curran and Bhasin and Ms. Gibbons outstanding on December 31, 2022 (which, for shares that have not yet been earned, assumes the maximum number of shares that may be earned for awards granted prior to 2021, and the number of shares subject to performance-based awards issued in 2021 and 2022 at the 150% performance level), multiplied by (ii) $38.88, the closing price of our common shares on the NYSE on December 31, 2022. Assumes that the acquiring entity in the change in control transaction does not assume any performance-based restricted common share awards outstanding prior to the transaction, resulting in the maximum number of shares that may be earned under such awards becoming vested upon such change in control.

Payments to Former Executive Officer
As discussed above in “—Compensation Discussion and Analysis—Compensation Arrangement with Former Executive,” our former executive officer, Mr. McAlee, received or is eligible to receive certain compensation and benefits as a result of the termination of his employment by the Company without cause as provided in his prior employment agreement with the Company and his restricted share award agreements outstanding at the time of his termination. The table below provides a summary of the compensation and benefits that were paid to Mr. McAlee pursuant to the terms of the foregoing agreements and following his execution of a general release of claims in favor of the Company and its affiliates.
Termination without Cause ($)
Cash Severance(1):	3,500,000
Equity-Based Incentive Plans:
Accelerated Time-Based Awards(2)	669,910
Unvested Performance- and Time-Based Awards(3)	1,142,269
Plan Benefits and Perquisites:
Continued Health and Welfare Benefits	29,016
Financial Planning Benefit	25,000
Outplacement Services	20,000
Total	5,386,195

(1)
Represents amounts paid pursuant to Mr. McAlee in connection with the termination of his employment with the Company. Mr. McAlee’s employment agreement was on substantially the same terms as those for our other named executive officers described above and provided for cash severance consisting of 1.5 times the sum of his annual base salary ($500,000) and his target annual bonus ($500,000). Pursuant to a letter agreement that we entered into with Mr. McAlee on June 28, 2022, we also paid Mr. McAlee (i) a transition bonus of  $1,500,000 in connection with his assuming the role of special advisor to our Chief Executive Officer through December 31, 2022, and (ii) $500,000 in lieu of Mr.McAlee’s annual bonus for 2022.

(2)
Certain of Mr. McAlee’s time-based restricted shares awards vested in connection with his termination of employment. The value in the table above represents the aggregate value of the number of restricted shares that would have vested within the 18-month period following the date of Mr. McAlee’s termination of employment and that were accelerated based on the closing price of our common stock of  $38.88 on December 31, 2022 (the date on which Mr. McAlee’s termination became effective).

(3)
In connection with Mr. McAlee’s termination of employment, a pro rata portion of his outstanding performance- and time-based restricted share awards continue to remain outstanding. These performance- and time-based restricted share awards will vest only upon the attainment of performance goals set forth in awards on their appliable stated vesting date. The value of the performance- and time-based restricted share awards included in the table above represents the aggregate value of such awards that continue to vest based on the closing price of our common shares on the NYSE at December 31, 2022 ($38.88) at the maximum number of shares subject to those awards.

Pay Versus Performance
The following table and supporting graphics below set out information regarding fiscal years ended December 31, 2022, 2021 and 2020 in satisfaction of Item 402(v) of Regulation S-K. The Company’s compensation programs have a history of aligning pay and performance. This is demonstrated in the Company selected measure listed below: Growth in Book Value per Share, which focuses on year-over-year increases in total shareholders’ equity through earnings and our ability to return capital to shareholders. Growth in Book Value per Share serves as the basis for a performance metric for our long term equity incentive program—the largest component of compensation for our chief executive officer and a significant component of compensation for our other named executive officers. For detail on the Company’s executive compensation programs, see the CD&A section beginning on page 33.
Year	Summary compensation table total for PEO (1)	Compensation actually paid to PEO(1)	Average summary compensation table for non-PEO named executive officers(2)	Average compensation actually paid to non-PEO named executive officers(2)	Value of initial fixed $100 investment based on:		Net Income(5)	Growth in Book Value Per Share(6)
					Total shareholder return(3)	Peer group total shareholder return(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$8,912,746	$6,232,030	$2,742,113	$2,264,421	$87	$163	$831,353,000	7.0%
2021	$9,137,867	$6,162,378	$2,564,963	$2,094,548	$96	$115	$681,783,000	12.7%
2020	$6,778,301	$3,910,067	$1,702,466	$1,156,739	$87	$86	$413,041,000	13.2%

(1)
The PEO for each year reported is Mark A. Casale. The non-PEO named executive officers for each year reported are as follows:

•
2022: Christopher G. Curran, Mary L. Gibbons, Vijay Bhasin, David B. Weinstock and Lawrence E. McAlee

•
2021: Christopher G. Curran, Lawrence E. McAlee, Mary L. Gibbons, Vijay Bhasin and Jeff R. Cashmer

•
2020: Christopher G. Curran, Lawrence E. McAlee, Jeff R. Cashmer and Vijay Bhasin

(2)
SEC rules require certain adjustments be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay versus Performance Table” above. For purposes of the equity award adjustments shown below, no equity awards were cancelled due to a failure to meet vesting conditions. The following table details the applicable adjustments that were made to determine “compensation actually paid” (all amounts are averages for the non-PEO named executive officers, who we refer to as Other NEOs in the following table):

Year	Executive(s)	“Summary Compensation Table” Total	Deduct Stock Award Included in “Summary Compensation Table”	Add Year-end Value of Unvested Equity Awards Granted in Year	Change in Value of Unvested Equity Awards Granted in Prior Years	Change in Value of Equity Awards Granted in Prior Years which Vested in Year	“Pay versus Performance Table” Compensation Actually Paid
2022	PEO	$8,912,746	$(4,416,683)	$3,016,321	$(982,433)	$(297,921)	$6,232,030
	Other NEOs	$2,742,113	$(708,333)	$430,608	$(131,664)	$(68,303)	$2,264,421
2021	PEO	$9,137,867	$(5,486,346)	$2,111,297	$383,642	$15,918	$6,162,378
	Other NEOs	$2,564,963	$(1,092,805)	$546,569	$52,889	$22,932	$2,094,548
2020	PEO	$6,778,301	$(4,162,558)	$3,553,928	$(1,438,198)	$(821,406)	$3,910,067
	Other NEOs	$1,702,466	$(800,028)	$648,896	$(235,143)	$(159,452)	$1,156,739

(3)
Represents our Company’s cumulative total shareholder return (“TSR”) for the measurement period December 31, 2019 through December 31 of the year indicated.

(4)
Represents the cumulative TSR of a composite peer group selected by us consisting of Arch Capital Group Ltd., Enact Holdings, Inc. (from and after September 16, 2021), Genworth Financial, Inc. (through September 15, 2021), MGIC Investment Corporation, NMI Holdings, Inc. and Radian Group Inc. (collectively, the “Peer Index”). We selected the members of each peer group because each was, at the time, a direct competitor of ours in the private mortgage insurance industry. On September 16, 2021, shares of common stock Enact Holdings, Inc. began trading on the Nasdaq Global Select Market, independent of the shares of its parent company, Genworth Financial, Inc. (which retained approximately 80% of the outstanding common shares of Enact Holdings, Inc. after its initial public offering on such date). The Peer Group is the peer group used by our Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2022.

(5)
Represents “Net Income” in our Company’s Consolidated Income Statements included in our Annual Report on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.

(6)
Our Company-selected measure is Growth in Book Value per Share. Book value per share is calculated as (i) total stockholders equity, divided by (ii) total common shares outstanding. Amounts in column represent growth in book value per share as of December 31, 2022, 2021 and 2020 as a percentage of the book value per share as of December 31 of the year immediately preceding each such date.

The following graphs show the relationship between executive compensation actually paid and, respectively, Growth in Book Value per Share, TSR, and net income.
Compensation Actually Paid Versus
Growth in BVPS

$7
$6
$5
$4
$3
$2
$1
$-
Compensation (in millions)
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Growth in BVPS
FY 2020
FY 2021
FY 2022
Compensation Actually paid to PEO
Average Comp Actually Paid to Non PEO NEO's
Growth in BVPS

Compensation Actually Paid Versus
Total Shareholder Return

Compensation Actually Paid Versus
Net Income

Compensation (in millions)
$7
$6
$5
$4
$3
$2
$1
$-
Net Income (in millions)
$1,000
$800
$600
$400
$200
$-
FY 2020
FY 2021
FY 2022
Compensation Actually paid to PEO
Average Comp Actually Paid to Non PEO NEO's
Net Income

The movement of the price of our common shares over a given year can have a large impact on the calculation of compensation actually paid to our CEO and our other named executive officers as a group during that year, given the methodology required under applicable SEC rules to calculate compensation actually paid as well as the large component of multi-year equity awards in our executive compensation program.
Book value per share measures the intrinsic value of Essent on a per share basis—such that an increase in book value per share reflects the building of value for our shareholders. TSR captures the view of the equity markets to our efforts. The graphs above demonstrate some correlation between these measures and the calculated compensation actually paid.
The following non-ranked list shows the financial performance measures we view as the most important to link executive compensation actually paid during the most recent fiscal year to our performance during that same period:
•
Earnings per share

•
Growth in book value per share

•
Net income

•
New insurance written (NIW)

•
Return on equity

•
TSR

CEO Pay Ratio
The disclosure of CEO pay ratio is required under the Dodd-Frank Act. Our CEO to median employee pay ratio is calculated in accordance with SEC requirements. We identified the median employee by examining the annual total compensation for all employees, excluding our CEO, who were employed by us on December 31, 2022, the last day of our last completed fiscal year. To identify the median of the annual total compensation of all our employees in 2022, as well as to determine the annual total compensation of our median employee and our CEO for 2022, we took the following steps:
•
For U.S.-based employees, we compared the amount of salary, wages and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2022.

•
For Bermuda-based employees, we estimated the total compensation that would have been reported for such employees on a Form W-2 for 2022 had each of those employees been employed in the United States.

•
Because equity awards are widely distributed to our employees, we have included the value of equity shares that vested in 2022 in our compensation measure in the amounts reported in our employees’ Form W-2s for the year.

After identifying the median employee based on annual total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K as set forth in the 2022 Summary Compensation Table that appears earlier in this proxy statement, resulting in annual total compensation of  $115,914, which was used to determine the ratio below.
Our CEO pay is designed to provide a competitive CEO pay package with significant performance-based pay in a highly competitive CEO talent market. Median employee pay represents our compensation to employees at various rates based on competitive labor markets. The table below sets forth: (i) the annual total compensation of our CEO; (ii) the median of the annual total compensation of all of our employees, excluding our CEO, who were employed by us on December 31, 2022; and (iii) the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all other employees. As indicated in the table, the ratio of our CEO’s annual total compensation to the median annual total compensation of all other employees is 76.9:1.
Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
CEO	1,000,000	175,000	4,416,683	2,887,500	433,563	8,912,746
Median Employee	99,360	—	—	16,554	—	115,914
CEO to Median Employee Ratio					76.9:1

Common Share Ownership by Directors and
Executive Officers

The following table sets forth information as of March 3, 2023 regarding the beneficial ownership of our common shares by (1) each of our directors and nominees, (2) each of our named executive officers, and (3) all of our directors and executive officers as a group. To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The address for all beneficial owners in the table below is c/o Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.
Name of Beneficial Owner	Shares Owned	Percentage(8)
Mark A. Casale(1)	2,280,044	2.1%
Christopher G. Curran(2)	257,652	*
Mary L. Gibbons(3)	276,324	*
Vijay Bhasin(4)	228,551	*
David B. Weinstock	29,648	*
Aditya Dutt(5)	26,041	*
Robert Glanville(5)	50,941	*
Angela L. Heise(5)	15,982	*
Henna Karna(6)	2,245	*
Roy J. Kasmar(5)	29,127	*
Allan Levine(5)	35,579	*
Douglas J. Pauls(5)	32,099	*
William Spiegel(5)	26,772	*
All directors and executive officers as a group (13 persons)	3,320,653	3.1%

*
Represents beneficial ownership of less than 1%.

(1)
The total shares held by Mr. Casale include (i) 559,522 outstanding restricted common shares subject to time- and performance-based vesting that are eligible to be earned and vest if maximum performance is achieved (see “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for additional information), and (ii) 85,014 restricted common shares subject to time-based vesting.

(2)
The total shares held by Mr. Curran includes (i) 81,950 outstanding restricted common shares subject to time- and performance-based vesting that are eligible to be earned and vest if maximum performance is achieved (see “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for additional information), and (ii) 37,016 restricted common shares subject to time-based vesting.

(3)
The total shares held by Ms. Gibbons includes (i) 68,521 outstanding restricted common shares subject to time- and performance-based vesting that are eligible to be earned and vest if maximum performance is achieved (see “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for additional information), and (ii) 30,301 restricted common shares subject to time-based vesting.

(4)
The total shares held by Mr. Bhasin includes (i) 61,669 outstanding restricted common shares subject to time- and performance-based vesting that are eligible to be earned and vest if maximum performance is achieved (see “—Compensation Discussion and Analysis—Elements

of Compensation—Long-Term Equity Incentive Compensation” above for additional information), and (ii) 27,271 restricted common shares subject to time-based vesting.
(5)
Includes 3,018 shares subject to a restricted common share unit award and related dividend equivalent units which will vest within 60 days of March 3, 2022.

(6)
All of such shares are subject to a restricted common share unit award and related dividend equivalent units which will vest within 60 days of March 3, 2022.

(7)
Based on a total of 108,095,372 common shares issued and outstanding as of March 3, 2023.

Principal Beneficial Owners of Shares

To the best of the Company’s knowledge, the only beneficial owners of 5% or more of the outstanding Common Shares as of March 3, 2023 are set forth below.
Name of Beneficial Owner	Shares Owned	Percentage(5)
BlackRock, Inc.(1)	16,667,268	15.4%
The Vanguard Group, Inc.(2)	11,496,701	10.6%
Capital World Investors(3)	10,490,811	9.7%
FMR LLC(4)	9,682,901	9.0%

(1)
Information regarding beneficial ownership of our common shares by BlackRock, Inc. and certain related entities is included herein based on a Schedule 13G/A filed with the SEC on January 26, 2023, relating to such shares beneficially owned as of December 31, 2022. The address for BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
Information regarding beneficial ownership of our common shares by The Vanguard Group, Inc. and certain related entities is included herein based on a Schedule 13G/A filed with the SEC on February 9, 2023, relating to such shares beneficially owned as of December 31, 2022. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Information regarding beneficial ownership of our common shares by Capital World Investors is included herein based on a Schedule 13G/A filed with the SEC on February 13, 2023, relating to such shares beneficially owned as of December 31, 2022. Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address for Capital World Investors is 333 South Hope Street, 55th FLOOR, Los Angeles, California 90071.

(4)
Information regarding beneficial ownership of our common shares by FMR LLC is included herein based on a Schedule 13G/A filed with the SEC on February 9, 2023, relating to such shares beneficially owned as of December 31, 2022. The address for FMR LLC is 243 Summer Street, Boston, MA 02210.

(5)
Based on a total of 108,095,372 common shares issued and outstanding as of March 3, 2023.

Proposal No. 2: Re-appointment of Independent
Registered Public Accounting Firm and Referral of
the Determination of the Auditors’ Compensation to
the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors proposes that our shareholders re-appoint PricewaterhouseCopers LLP as our independent registered public accounting firm to serve for the year ended December 31, 2023 and until the 2024 Annual General Meeting of Shareholders. A representative of PricewaterhouseCoopers LLP will be available at the Annual Meeting to make any statement he or she may desire and to respond to appropriate questions from shareholders. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ compensation to our Board of Directors.
In deciding to recommend the re-appointment of PricewaterhouseCoopers LLP, our audit committee noted that there were no auditor independence issues raised with PricewaterhouseCoopers LLP.
Our Audit Committee reviews audit and non-audit services performed by PricewaterhouseCoopers LLP, as well as the fees charged by PricewaterhouseCoopers LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with PricewaterhouseCoopers LLP can be found under “Corporate Governance—Meetings and Committees of our Board of Directors—Audit Committee” in this proxy statement.
Required Vote and Recommendation
Re-appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the matter. If our shareholders do not vote to re-appoint PricewaterhouseCoopers LLP, our audit committee will reconsider the re-appointment of PricewaterhouseCoopers LLP. Even if our shareholders do vote to re-appoint PricewaterhouseCoopers LLP, our audit committee retains the discretion to reconsider its re-appointment if the audit committee believes it necessary to do so in the best interest of us and our shareholders.
The Board of Directors recommends a vote FOR the re-appointment of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve for the year ended December 31, 2023 and until the 2024 Annual General Meeting of Shareholders and the referral of the determination of the auditors’ compensation to our Board of Directors.
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered to us or on our behalf by PricewaterhouseCoopers LLP for the years ended December 31, 2021 and 2022 are as follows:
	2021	2022
Audit Fees	$1,187,849	$1,473,200
Audit-Related Fees	$397,100	$260,812
Tax Fees	$521,999	$316,816
All Other Fees	—	—
Audit Fees.   Audit fees were for professional services rendered for the audits of our consolidated financial statements, review of the interim consolidated financial statements, and services that generally only the independent registered public accounting firm can reasonably provide, including statutory audits, consents and assistance with and review of documents filed with the state insurance commissions.

Audit-Related Fees.   Audit related fees are fees billed assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees”, including services related to consultation on reporting matters. Audit-related fees for also include professional services rendered in connection with reinsurance transactions and in connection with independent auditors reports on service related controls.
Tax Fees.   Tax fees were for compliance, tax advice, and tax planning.
All Other Fees.   There were no other fees paid for 2021 and 2022.
Pre-Approval of Services
All services provided by PricewaterhouseCoopers LLP in the years ended December 31, 2021 and 2022 were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services. The audit services provided by PricewaterhouseCoopers LLP are approved in advance by the Audit Committee. Under its pre-approval policy, the Audit Committee has delegated authority to its chairman to pre-approve audit-related and non-audit services the cost of which will not exceed $25,000; provided, that the chairman is required to report any pre-approval decisions to the Audit Committee at its next meeting. Any services that exceed the pre-approved dollar limit require specific pre-approval by the Audit Committee. The engagement of PricewaterhouseCoopers LLP for non-audit accounting and tax services is limited to circumstances where these services are considered to be integral to the audit services that PricewaterhouseCoopers LLP provides or where there is another compelling rationale for using PricewaterhouseCoopers LLP. All audit, audit-related and permitted non-audit services for which PricewaterhouseCoopers LLP was engaged were pre-approved by the audit committee in compliance with applicable SEC requirements.
We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.

Report of the Audit Committee
The Audit Committee of our Board of Directors assists our Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.
In the performance of its oversight function, the Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2022 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.
Audit Committee of the Board of Directors
Douglas J. Pauls, Chairman
Aditya Dutt
Robert Glanville

Proposal No. 3: Advisory Vote on Executive
Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, enables our shareholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.
As described in detail above under the heading “Executives and Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain, and motivate our named executive officers who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term strategic and corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” and the “Summary Compensation Table” and related information in this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers in 2022.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on a non-binding, advisory basis, the compensation paid to our named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
Although the “say-on-pay” vote is advisory, and therefore not binding on us, we value the opinions of our shareholders and we will consider the outcome of the vote when making future compensation decisions.
The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

Proposal No. 4: Approval of the Essent Group Ltd.
2013 Long-Term Incentive Plan, as Amended and
Restated

Our Essent Group Ltd. 2013 Long-Term Incentive Plan, or 2013 Plan, was originally adopted by our Board of Directors on September 11, 2013, and became effective on October 30, 2013. Subsequently, our Compensation Committee recommended, and on February 8, 2017, our Board of Directors unanimously approved, certain changes contained in the Amended and Restated Essent Group Ltd. 2013 Long-Term Incentive Plan, or Amended and Restated 2013 Plan. The changes contained in the Amended and Restated 2013 Plan that required shareholder approval were approved by our shareholders in May 2017. Subsequently, our Compensation Committee recommended, and on February 7, 2023, our Board of Directors unanimously approved, amendments to, and a second restatement of, the 2013 Plan, which we refer to as the Second Amended and Restated 2013 Plan, subject to approval of certain changes contained therein by our shareholders. Historically, the 2013 Plan, as amended, has been an important factor in attracting, retaining, motivating, and rewarding certain employees, officers, directors and consultants by closely aligning the interests of such individuals with those of our shareholders. The Second Amended and Restated 2013 Plan will allow us to continue to make stock-based awards to eligible participants in furtherance of our broader compensation strategy and philosophy.
We are seeking shareholder approval of the following amendments to, and terms included in, the Second Amended and Restated 2013 Plan:
•
amend and restate the number of common shares reserved for issuance to 6,115,530 (representing (i) 1,620,921 shares subject to outstanding awards under the 2013 Plan as of March 3, 2023, and (ii) 4,495,609 shares available for issuance of future awards under the Second Amended and Restated 2013 Plan);

•
extend the expiration date of the plan to May 2, 2033;

•
remove certain performance and cash-based awards previously available for grant under the plan that were designed for compliance with the exception from deduction limit for so-called “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”), which was repealed by the Tax Cuts and Jobs Act, signed into law in December 2017 (“TCJA”)—although the Second Amended and Restated 2013 Plan no longer includes certain procedural requirements that were necessary for performance-based awards to qualify for the performance-based compensation exception under Section 162(m) of the Code, it continues to provide for, and the Compensation Committee will continue to have the discretion to approve the grant of, performance-based awards that reward participants based on the achievement of company and individual performance goals;

•
clarify that the exercise price of a stock option (or the base price of a stock appreciation right) that is a substitute award (as defined in the plan) may be less than fair market value as of the date of grant, in order to preserve the intrinsic value of the award being substituted (provided that such exercise price is determined in a manner consistent with Section 409A of the Code and, if applicable Section 424(a) of the Code); and

•
clarify that any dividend or dividend equivalents paid in respect of restricted stock units will be withheld and subject to forfeiture to the same degree as the restricted share units to which such dividends relate.

If the shareholders approve these proposed changes, then the effective date of such changes shall be the date of the shareholder approval. If the shareholders do not approve these changes, the changes will not take effect, but we may continue to administer and grant awards under the plan in accordance with the terms thereof. Further, if the shareholders do not approve these proposed changes, then our ability to attract, reward and retain valuable employees will be restricted, as we may not have a sufficient number of shares of common stock to make future equity grants.

Rationale for Approving the Second Amended and Restated 2013 Plan
Our Board of Directors believes that approval of the Second Amended and Restated 2013 Plan is essential to our continued success. We remain committed to our historical philosophy of incentivizing employees by tying a significant portion of their compensation to the interests of our shareholders. If the proposed changes under the Second Amended and Restated 2013 Plan are not approved, then we would be at a significant disadvantage relative to our competitors for recruiting, retaining and motivating the high caliber individuals critical to our growth and profitability and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs. Since our inception, our Board of Directors has sought to align the interests of our employees with the long-term interests of shareholders through, among other things, a determination to place a significant emphasis on equity-based compensation as a component of our compensation programs.
The additional 2,500,000 common shares that our Compensation Committee has reserved for issuance under the Second Amended and Restated 2013 Plan represent approximately 2.3% of our outstanding shares of common stock and approximately 2.3% of our fully diluted shares of common stock as of the record date, March 3, 2023. Our Board of Directors believes that equity compensation of the type available for grant under the Second Amended and Restated 2013 Plan, a stock-based incentive plan, furthers our goal of creating long-term value for our shareholders by fostering an ownership culture that encourages a focus on long-term performance, retention, and shareholder value-creation, and exposes participants to economic diminishment if our share performance lags.
Alignment of the Second Amended and Restated 2013 Plan with the Interests of the Company and Shareholders
Our Board of Directors believes that using equity to retain and motivate our key employees is critical to the achievement of our long-term goals and it considered the following factors, among other things, when adopting the Second Amended and Restated 2013 Plan:
•
our belief that the Second Amended and Restated 2013 Plan will serve a critical role in attracting, retaining and motivating high caliber employees, officers, directors and other service providers essential to our success and in motivating these individuals to enhance our growth and profitability;

•
our belief that share ownership by employees, consultants and non-employee directors provides performance incentives and fosters long-term commitment to our benefit and to the benefit of our shareholders; and

•
our belief that equity compensation, by its very nature, is performance-based compensation, and that the Second Amended and Restated 2013 Plan reflects our pay-for-performance philosophy and motivates our employees, consultants and non-employee directors to enhance our growth and profitability.

Key Features of the Second Amended and Restated 2013 Plan
The Second Amended and Restated 2013 Plan and our related governance practices and policies include many features that are designed to protect shareholder interests. A summary of these features follows, and a more detailed description of the features is included under the heading “Summary of the Second Amended and Restated 2013 Plan” below. The summaries in this proposal do not provide a complete description of all the provisions of the Second Amended and Restated 2013 Plan and are qualified in their entirety by reference to the full text of the Second Amended and Restated 2013 Plan, which is attached to this proxy statement as Appendix A.
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Fixed Share Reserve.   The number of shares available for grant under the Second Amended and Restated 2013 Plan is fixed and will not automatically increase because of an “evergreen” feature; meaning shareholder approval is required to issue any additional shares, allowing shareholders to have direct input on our equity compensation program.

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No Repricing.   The Second Amended and Restated 2013 Plan prohibits the repricing of awards without shareholder approval.

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No Liberal Definition of  “Change in Control”.   The change in control definition contained in the Second Amended and Restated 2013 Plan is not a “liberal” definition that would be triggered on mere shareholder approval of a transaction.

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Limitation on Term of Stock Options and Stock Appreciation Rights.   The maximum term of a stock option or stock appreciation right under the Second Amended and Restated 2013 Plan is 10 years.

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No Dividends or Dividend Equivalents on Unearned Awards.   Generally, any cash dividends and share dividends paid on restricted shares will be withheld by the Company and will be subject to vesting and forfeiture to the same degree as the restricted shares to which such dividends relate. The Second Amended and Restated 2013 Plan also prohibits the current payment of dividends or dividend equivalent rights on unvested or unearned awards, including performance awards. No dividends or dividend equivalents may be paid on options.

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Clawback.   Awards granted under the Second Amended and Restated 2013 Plan are subject to our clawback and/or recoupment policies in effect from time to time or as otherwise required by applicable law.

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Limitation on Amendments.   Amendments to the Second Amended and Restated 2013 Plan must be approved by our shareholders if shareholder approval is required by applicable law or the applicable rules of the national securities exchange on which our shares are principally listed or if the amendment would diminish the prohibitions on repricing stock options or stock appreciation rights.

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No Automatic Grants.   The Second Amended and Restated 2013 Plan does not provide for automatic grants to any participant.

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Independent Compensation Committee.   Our Compensation Committee, which will administer the Second Amended and Restated 2013 Plan, consists entirely of independent directors.

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No Tax Gross-Ups.   The Second Amended and Restated 2013 Plan does not provide for any tax gross-ups.

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Minimum Vesting Period.   Awards under the Second Amended and Restated 2013 Plan generally must vest over a period of not less than one year from the date of grant.

Key Data
The following table includes information regarding our outstanding awards and common shares available for future awards under the Second Amended and Restated 2013 Plan as of March 3, 2023:
Second Amended and Restated 2013 Plan
Total common shares underlying outstanding stock options	0
Total unvested restricted shares outstanding(1)	1,010,074
Total unvested restricted share units outstanding(2)	609,847
Total common shares currently available for grant(3)	4,495,609

(1)
Includes performance- and time-vested restricted shares. All restricted shares are considered issued at the time of grant and are included in our outstanding common shares. Performance shares are issued at the maximum potential payout.

(2)
Includes performance- and time-vested restricted share units. Shares subject to restricted share units are included in our outstanding common shares until vested. Performance-vested restricted share units are assumed to vest at the maximum potential payout.

(3)
Includes 1,995,609 common shares available for issuance as of March 3, 2023 under the

Amended and Restated 2013 Plan plus an additional 2,500,000 common shares reserved for issuance by the Compensation Committee, subject to shareholder approval, under the Second Amended and Restated 2013 Plan.
The Compensation Committee carefully monitors our annual burn rate and total dilution by granting only the number of stock-based awards that it believes is necessary to attract, reward and retain key employees, officers and other service providers. Burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its share incentive plan. Over the last three years, we have maintained an average burn rate of only 0.51% of common shares outstanding per year. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under our share plans. The following table shows our burn rate and dilution percentages over the past three years:
Key Equity Metrics	2020	2021	2022
Burn Rate(1)	0.50%	0.53%	0.52%
Dilution(2)	0.82%	1.03%	1.09%

(1)
Burn rate is calculated by dividing the number of common shares subject to equity awards granted during the fiscal year by the weighted average number of common shares outstanding during the fiscal year.

(2)
Dilution is calculated by dividing the number of common shares subject to equity awards outstanding at the end of the fiscal year by the number of common shares outstanding at the end of the fiscal year.

Summary of the Second Amended and Restated 2013 Plan
The following is a summary of certain material features of the Second Amended and Restated 2013 Plan.
Purpose
The Second Amended and Restated 2013 Plan is designed to assist us in attracting, retaining, motivating and rewarding certain of our key employees, officers, directors and other service providers, and to promote the creation of long-term value for our shareholders by closely aligning the interests of such individuals with those of the shareholders.
Administration
The Second Amended and Restated 2013 Plan is administered by the Compensation Committee of our Board of Directors, which has the authority to designate participants, grant awards, determine the number of common shares to be covered by awards, determine the terms and conditions of any awards, and construe and interpret the Second Amended and Restated 2013 Plan and related award agreements. The Compensation Committee has the authority to accelerate the vesting of outstanding awards for any reason, including upon a “corporate event” (as defined below). To the extent permitted by applicable law, the Compensation Committee is permitted to delegate its authority under the Second Amended and Restated 2013 Plan to officers or employees of the Company, although any award granted to any person who is not an employee of the Company (including any non-employee director of the Company or its affiliates) or who is subject to Section 16 of the Exchange Act, must be expressly approved by the Compensation Committee. Our Compensation Committee’s actions will be final, conclusive and binding
Shares Available for Issuance Under the Second Amended and Restated 2013 Plan and Limits on Awards
A total of 6,115,530 common shares will be reserved and available for issuance under the Second Amended and Restated 2013 Plan, subject to adjustment in accordance with the terms of the Second Amended and Restated 2013 Plan, as described below under “Changes in Capital Structure.” The maximum number of shares of common stock that may be issued in respect of incentive stock options will be 6,115,530. Equity-based awards assumed or substituted by the Company or its affiliates as part of a corporate transaction (including from an entity that we merge with or into, acquire, or engage with in a similar corporate transaction) will not count against the number of shares reserved and available for issuance pursuant to the Second Amended and Restated 2013 Plan.
If any award granted under the Second Amended and Restated 2013 Plan expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery of shares to a participant, the undelivered shares will again become available for awards under the Second Amended and Restated 2013 Plan. Any shares withheld for the payment of any exercise price or taxes relating to any award under the Second Amended and Restated 2013 Plan will be deemed to constitute shares delivered and will not be deemed to again be available for delivery under the Second Amended and Restated 2013 Plan.
Eligibility
The following individuals will be eligible to participate in the Second Amended and Restated 2013 Plan:
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employees and officers of the Company or its affiliates;

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non-employee directors of the Company or its affiliates;

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other individuals who provide substantial services to the Company or its affiliates as a consultant or advisor (or a wholly owned alter ego entity of such an individual), and who are designated as eligible by the compensation committee; and

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prospective employees of the Company or its affiliates, although such individuals may not receive any payment or exercise any rights relating to awards until they have actually commenced employment.

As of March 3, 2023, there were approximately 360 employees, officers, directors and other individuals eligible to participate in the Second Amended and Restated 2013 Plan.
Individual Limits
The maximum number of common shares that may be subject to awards granted to any non-employee director in any one calendar year may not exceed 50,000.
Grants of Awards
Pursuant to the Second Amended and Restated 2013 Plan, the Compensation Committee may grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards.
Stock Options
We have not granted stock options to anyone, including our named executive officers, and have no present intention to grant stock options in the near term. However, to maintain maximum flexibility, the Second Amended and Restated 2013 Plan allows the grant of both incentive stock options, within the meaning of Section 422(b) of the Code, and non-qualified stock options.
A stock option granted under the Second Amended and Restated 2013 Plan provides a participant with the right to purchase, within a specified period of time, a stated number of common shares at the price specified in the applicable award agreement. The exercise price applicable to a stock option will be set by the Compensation Committee at the time of grant.
Stock options will vest in accordance with the terms of the applicable award agreement. The maximum term of a stock option granted under the Second Amended and Restated 2013 Plan is 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% shareholder). Payment of the exercise price of a stock option may be made in a manner approved by the Compensation Committee, which may include any of the following payment methods: cash, common shares, pursuant to a broker-assisted cashless exercise in accordance with procedures approved by the Compensation Committee, pursuant to a delivery of a notice of  “net exercise,” or in any other form of consideration approved by the Compensation Committee.
The Second Amended and Restated 2013 Plan provides that participants terminated for “cause” (as such term is defined in the Second Amended and Restated 2013 Plan) will forfeit all of their stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock options and retain their vested stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock options. The Compensation Committee may also exercise its discretion to provide for different treatment of stock options upon termination.
No incentive stock options may be granted under the Second Amended and Restated 2013 Plan following the 10th anniversary of the date the shareholders of the Company approve the Second Amended and Restated 2013 Plan.
No dividends or dividend equivalents may be paid on any stock options.
Stock Appreciation Rights
A stock appreciation right is a conditional right to receive an amount equal to the value of the appreciation in the common shares over a specified period. Stock appreciation rights may be settled in common shares, cash or other property, as specified in the award agreement or as determined by the Compensation Committee. The base price applicable to a stock appreciation right will be set by the Compensation Committee at the time of grant.
The maximum term of a stock appreciation right granted under the Second Amended and Restated 2013 Plan is 10 years from the date of grant. Upon exercise of a stock appreciation right, payment in respect of such stock appreciation right may be made in cash, common shares, or property as specified in the applicable award agreement or as determined by the Compensation Committee, in each case having a value in respect of each common share underlying the portion of the stock appreciation right so exercised, equal to the difference between the base price of such stock appreciation right and the fair market value of a common share on the exercise date.
The Second Amended and Restated 2013 Plan provides that participants terminated for “cause” (as such term is defined in the Second Amended and Restated 2013 Plan) will forfeit all of their stock appreciation rights, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock appreciation rights and retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights. The Compensation Committee may also exercise its discretion to provide for different treatment of stock appreciation rights upon termination.
Restricted Stock
An award of restricted stock is a grant of common shares which are subject to limitations on transfer during a restricted period established in the applicable award agreement. Holders of restricted stock will generally have the rights and privileges of a shareholder with respect to their restricted stock. Dividends with respect to the restricted stock will be withheld by the Company on behalf of the participant and will be subject to vesting and forfeiture to the same degree as the shares of restricted stock to which such dividends relate.
Except as otherwise provided by the Compensation Committee, in the event a participant is terminated for any reason, the vesting of the participant’s restricted stock will cease, and as soon as practicable following the termination, the Company will repurchase all of such participant’s unvested shares of restricted stock at a purchase price equal to the original purchase price paid for the restricted stock, or if the original purchase price was $0, the unvested shares of restricted stock will be forfeited to the Company by the participant for no consideration.

Restricted Stock Units
A restricted stock unit is a notional unit representing the right to receive one common share (or the cash value of one common share) on a specified settlement date. When a participant satisfies the conditions of the restricted stock unit award established by the Compensation Committee in the applicable award agreement, the award will be settled in common shares, cash or property, as determined by the Compensation Committee in its discretion. Unless otherwise set forth in an award agreement, a participant will not be entitled to any dividends or dividend equivalents with respect to the restricted stock units prior to settlement and, to the extent a participant is entitled to any dividends or dividend equivalents, any such dividends or dividend equivalents will be withheld by the Company on behalf of the participant and will be subject to vesting and forfeiture to the same degree as the restricted stock units to which such dividends or dividend equivalents relate.
Except as otherwise provided by the Compensation Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, all of the participant’s unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any shares remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date or dates specified in the applicable award agreement.
Performance Awards
A performance award represents the right to receive certain amounts based on the achievement of pre-determined performance goals during a designated performance period. The terms of each performance award will be set forth in the applicable award agreement. Any dividends with respect to the performance awards will be withheld by the Company on behalf of the participant and will be subject to vesting and forfeiture to the same degree as the performance awards to which such dividends relate. A participant has no right to dividends, if any, or dividend equivalents, with respect to performance awards that are not earned and vested.
The Compensation Committee will be responsible for setting the applicable performance goals, and may also specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified performance goals.
Performance awards that have been earned as a result of the relevant performance goals being achieved may be paid in the form of cash, common shares or other awards under the Second Amended and Restated 2013 Plan (or some combination thereof). Except as otherwise provided by the Compensation Committee, if a participant is terminated for any reason prior to the end of an applicable performance period, the participant will forfeit all performance awards held by such participant.
Other Stock-Based Awards
The Second Amended and Restated 2013 Plan authorizes the Compensation Committee to grant other stock-based awards that may be denominated in, payable in, valued in, or otherwise related to our common shares. Such awards and the terms applicable to such awards will be set forth in award agreements.
Clawback; Sub-Plans
All awards granted under the Second Amended and Restated 2013 Plan will be subject to incentive compensation clawback and recoupment policies currently in effect, or as may be adopted by the Board of Directors (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. In addition, the Compensation Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Second Amended and Restated 2013 Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the Compensation Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.
No Repricing of Awards
No awards may be repriced without shareholder approval. For purposes of the Second Amended and Restated 2013 Plan, “repricing” means any of the following (or any action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments as described below under “Changes in Capital Structure”), (ii) any other action that is treated as a repricing under “generally accepted accounting principles,” and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying common shares.
Minimum Vesting Period
Except as provided below, no award granted under the Second Amended and Restated 2013 Plan may vest over a period that is less than one year from the date of grant. The foregoing minimum vesting period will not apply: (i) to awards granted in payment of or exchange for an equivalent amount of salary, bonus or other earned cash compensation (including performance shares); (ii) to a substitute award that does not reduce the vesting period of the award being replaced or assumed; or (iii) to awards involving an aggregate number of common shares not in excess of 5% of the aggregate number of common shares that may be delivered in connection with awards under the Second Amended and Restated 2013 Plan (subject to adjustment as described below under “Changes in Capital Structure”).
Changes in Capital Structure
In the event of  (i) any change in our outstanding common shares or capital structure by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization, (ii) the declaration of any extraordinary dividend, or (iii) any change in applicable laws or circumstances that results or could result in the substantial dilution or enlargement of participants’ rights under the Second Amended and Restated 2013 Plan, the Compensation Committee will equitably and proportionately adjust or substitute, as determined by the Compensation Committee in its sole discretion, the aggregate number of common shares that may be granted pursuant to awards, the number of common shares covered by outstanding awards under the Second Amended and Restated 2013 Plan, and the per-share price of common shares underlying outstanding awards under the Second Amended and Restated 2013 Plan.
Corporate Events
For purposes of the Second Amended and Restated 2013 Plan, a “corporate event” means:
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a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation;

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a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of common shares receive securities of another corporation or other property or cash;

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a “change in control” (as defined in the Second Amended and Restated 2013 Plan); or

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a reorganization, dissolution or liquidation of the Company.

Pursuant to the Second Amended and Restated 2013 Plan, in connection with a corporate event, the compensation committee may take any of the following actions:
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require that outstanding awards be assumed or substituted in connection with such event;

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accelerate the vesting of any outstanding awards not assumed or substituted in connection with such event, subject to the consummation of such event; provided that any awards that vest subject to the achievement of performance criteria will be deemed earned (i) based on actual performance through the date of the corporate event or (ii) at the target level (or if no target is specified, the maximum level), in the event actual performance cannot be measured through the date of the corporate event, in each case, with respect to any unexpired performance periods or performance periods for which satisfaction of the performance criteria or other material terms for the applicable performance period has not been certified by the Compensation Committee prior to the date of the corporate event;

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cancel outstanding awards not assumed or substituted in connection with such event upon the consummation of such event (whether vested or unvested) and provide award holders with the per-share consideration being received by the Company’s shareholders in connection with such event in exchange for their awards (or, with respect to a cash award, the amount payable pursuant to the award);

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cancel all outstanding stock options, stock appreciation rights or other awards (whether vested or unvested) subject to exercise not assumed or substituted in connection with such event as of the consummation of such event, and provide the holder at least 10 days to exercise each stock option, stock appreciation right or other award canceled prior to the consummation of such event; or

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replace outstanding awards with a cash incentive program that preserves the value of the replaced awards and contains identical vesting conditions.

Non-Transferability of Awards
Except as otherwise provided by the Compensation Committee, awards are generally non-transferable other than by will or the laws of descent and distribution and restricted stock is generally non-transferable.
Termination and Amendment
The Board of Directors or the Compensation Committee may amend or terminate the Second Amended and Restated 2013 Plan at any time, except that no amendment may, without shareholder approval, violate the shareholder approval requirements of the national securities exchange on which the common shares are principally listed. Unless sooner terminated, the Second Amended and Restated 2013 Plan will terminate on the day before the 10th anniversary of the date the shareholders of the Company approve the Second Amended and Restated 2013 Plan.
Certain U.S. Federal Income Tax Consequences
The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Second Amended and Restated 2013 Plan. The Second Amended and Restated 2013 Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code.
This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Second Amended and Restated 2013 Plan are encouraged to consult with their own tax advisors.
Non-Qualified Stock Options and Stock Appreciation Rights.   With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares and the fair market value of the shares on the date of exercise, and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the stock received on exercise, appreciation (or depreciation)

after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer.
Incentive Stock Options.   No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares at exercise over the exercise price in his or her alternative minimum taxable income. If shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.
If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.
Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.
Other Stock-Based Awards.   The tax effects related to other stock-based awards under the Second Amended and Restated 2013 Plan are dependent upon the structure of the particular award.
Withholding.   At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($160,200 in 2023), such participant will not have to pay Social Security taxes on such amounts. The Company is required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.
Section 162(m).   Section 162(m) of the Code, as in effect prior to the enactment of the TCJA limited to $1 million the deduction that a company was permitted to take for annual compensation paid to each “covered employee” (at that time defined as the chief executive officer and the three other highest paid executive officers employed at the end of the year other than the chief financial officer), except to the extent the compensation qualified as “performance-based compensation,” as such term was construed under Section 162(m) of the Code (pre-TCJA). The TCJA retained the $1 million deduction limit, but repealed the performance-based compensation exemption and expanded the definition of  “covered employees” effective for taxable years beginning after December 31, 2017. “Covered employees” now includes any person who served as chief executive officer or chief financial officer of a company at any time during that fiscal year, the three other most highly compensated company executive officers for that fiscal year (whether or not employed on the last day of that fiscal year) and any other person who was a covered employee in a previous taxable year (but not earlier than 2017). Any awards that the Company grants pursuant to the Second Amended and Restated 2013 Plan to covered employees, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation. While the Compensation Committee intends to consider the deductibility of compensation when making equity awards, it is only one factor it considers. Because of the elimination of the performance-based compensation exemption, the Compensation Committee anticipates that a portion of the compensation paid to covered employees in the form of awards granted under the Second Amended and Restated 2013 Plan may not be deductible by the Company. However, the Compensation Committee will continue to monitor the applicability of Section 162(m) of the Code on the Company’s ongoing compensation arrangements and intends to continue to compensate employees in a manner consistent with the best interests of the Company and its shareholders.
Section 409A.   Certain awards under the Second Amended and Restated 2013 Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Second Amended and Restated 2013 Plan (or any other Company plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Second Amended and Restated 2013 Plan that is considered “nonqualified deferred compensation” (and awards under any other Company plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Second Amended and Restated 2013 Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.
Section 457A.   Awards under the Second Amended and Restated 2013 Plan that constitute “nonqualified deferred compensation” (as defined in Section 457A of the Code) to participants employed by “nonqualified entities” (as defined in Section 457A of the Code) are subject to U.S. income inclusion in the year in which the awards are no longer subject to a substantial risk of forfeiture, which may occur prior to when shares are distributable to a participant pursuant to the terms of the award. Reporting and withholding requirements may apply. A failure to timely report U.S. income or pay associated taxes in accordance with Section 457A of the Code may result in late tax payment or under-reporting penalties for an affected participant, and in certain circumstances, an additional 20% tax. Generally, a “nonqualified entity” is any foreign corporation unless substantially all of its income is effectively connected with the conduct of a trade or business in the United States, or unless it is subject to a comprehensive foreign income tax. Certain entities that would be taxed as partnerships in the United States also may be treated as “nonqualified entities” unless substantially all income of the entity (or allocated by the entity to its partners) is subject to U.S. income tax or another comprehensive foreign income tax.
Certain Rules Applicable to “Insiders”.   As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.
New Plan Benefits
Because awards to be granted in the future under the Second Amended and Restated 2013 Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts that have been or will be received by eligible participants under the Second Amended and Restated 2013 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans as of December 31, 2022
The following table sets forth, as of December 31, 2022, information concerning equity compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations or expirations since that date.
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	386,872(1)	(2)	2,753,357(3)
Equity compensation plans not approved by security holders	—	—	—
Total	386,872	—	2,753,357

(1)
All of these shares are subject to outstanding restricted common share unit awards. This number does not include 784,972 shares that were subject to then-outstanding, but unvested, restricted common share awards because those securities have been subtracted from the number of securities remaining available for future issuance under column (c).

(2)
Not applicable because all outstanding awards reflected in column (a) will be issued upon the vesting of outstanding restricted common share units.

(3)
All of the shares that remained available for future issuance as of December 31, 2022 were available under the 2013 Essent Group Ltd. Long-Term Incentive Plan, as amended and restated effective May 3, 2017 (the “2013 Plan”). Subject to certain express limits of the 2013 Plan, shares available for award purposes under the 2013 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in our common shares including, without limitation, stock bonuses, restricted stock, restricted stock units and performance shares. A total of 7,500,000 common shares were reserved and available for delivery under the 2013 Plan as of December 31, 2022. Common shares underlying awards that are settled in cash, cancelled, forfeited, or otherwise terminated without delivery to a participant will again be available for issuance under the 2013 Plan. Common shares withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will not again become available for issuance under the 2013 Plan.

Recommendation and Vote
Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.
The Board of Directors unanimously recommends a vote ”FOR“ the approval of the Essent Group Ltd. 2013 Long-Term Incentive Plan, as amended and restated.

Additional Information

Certain Relationships and Related Party Transactions
We have adopted a related person transactions policy pursuant to which our executive officers, directors and principal shareholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee. Subject to certain exceptions, any request for us to enter into a transaction with an executive officer, director, principal shareholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, will be required to be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.
Other than compensation agreements and other arrangements which are described in the “Corporate Governance—Director Compensation” and “Executive Officers and Executive Compensation” sections of this proxy statement and the transactions described below, during the year ended December 31, 2022 there was not, and there is not currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.
We believe that the transaction described below is on terms no less favorable to us than we could have obtained from unaffiliated third parties.
Registration Rights Agreement
On November 11, 2014, we entered into an amended and restated registration rights agreement with Essent Intermediate, L.P., Valorina LLC, The Goldman Sachs Group, Inc., Aldermanbury Investments Limited, PPF Holdings II Ltd., Renaissance Re Ventures Ltd., Commonwealth Annuity and Life Reinsurance Co. Ltd., Mark A. Casale, and certain other shareholders identified therein, which amended the previous agreement pursuant to which certain shareholders have registration rights with respect to their registrable shares (as defined in the registration rights agreement) as set forth below.
Demand Rights.   Certain shareholders have the right to demand registration of all or a portion of such shareholder’s registrable shares. Any shareholder proposing to distribute their registrable shares through an underwritten offering shall enter into an underwriting agreement in customary form with an underwriter or underwriters that is mutually agreeable to us and the shareholders holding a majority-in-interest of the registrable shares that the shareholders requested for inclusion in such registration.
Shelf Registration.   Certain shareholders have the right to demand an underwritten offering be effected under a registration statement on Form S-3.
Piggyback Rights.   Certain shareholders have the right to elect to have included in any demand registration all or a portion of such shareholder’s shares. In the event that we propose to register any of our shares pursuant to a registration statement, certain shareholders have the right to elect to have included in such registration all or a portion of such shareholder’s shares.
Blackout Periods.   We have the ability, subject to certain conditions, to delay the filing of a registration statement or suspend the use of a prospectus in connection with an underwritten demand request for a reasonable period of time which shall not exceed two occasions or 60 days in any 12-month period.
Registration Limitations.   Any registration conducted pursuant to the registration rights agreement is subject to customary cutback provisions, as well as size, number and timing limitations as set forth therein, including that any demand for the registration of a shareholder’s registrable shares must relate to an offering where the aggregate gross proceeds are reasonably expected to be at least $50 million.
Indemnification; Expenses; Lock-ups.   We have agreed to indemnify the applicable selling shareholder (including each member, manager, partner, officer and director thereof and legal counsel and independent accountant thereto), each underwriter of such seller of such registrable shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 against any expenses, losses, claims, damages or liabilities resulting from any untrue statement or omission of material fact contained in any registration statement, prospectus or any amendment or supplement to such registration statement, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration expenses of all registrations under the registration rights agreement, provided, however, that if a demand registration is withdrawn at the request of the shareholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known in writing to the shareholders requesting registration after the date on which such registration was requested) and if the requesting shareholders elect not to have such registration counted as a demand registration or shelf takedown, the requesting shareholders will pay the registration expenses of such registration pro rata in accordance with the number of their registrable shares requested to be included in such registration. In connection with any public offering, each shareholder, and officer or director of the Company, if requested by us and the underwriters managing such public offering, agree not to sell or otherwise transfer or dispose of any registrable shares or, with respect to certain shareholders only, other securities of the Company, held by such shareholder (other than those registrable shares included in the public offering) for a specified period of time not to exceed 90 days from the effective date of such registration.
Annual Report to Shareholders
Our Annual Report on Form 10-K for the year ended December 31, 2022 has been posted, and is available without charge, on our corporate website at www.essentgroup.com. In addition, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022 (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common shares. Requests can be made by writing to Secretary, Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.
Other Business at the Annual Meeting
Our Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual General Meeting of Shareholders. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. In addition, such persons may vote such proxy to adjourn the Annual Meeting if necessary. Our Board of Directors also has the authority to postpone the Annual Meeting in such circumstances. In the event it is advisable to adjourn, postpone or change the date or time of our Annual Meeting, we will announce our decision as promptly as practicable.
Our financial statements for the year ended December 31, 2022 and the auditors’ report thereon will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our officers, members of our Board of Directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no annual statements of beneficial ownership of securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2022 our officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.
Shareholder Proposals for the 2024 Annual General Meeting of Shareholders
Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in our proxy statement and form of proxy for our 2024 Annual General Meeting of Shareholders must be received by us no later than December 1, 2023 and must comply with the requirements of the proxy rules promulgated by the SEC.
In accordance with our current Bye-laws, for a proposal of a shareholder to be raised from the floor and presented at our 2024 Annual General Meeting of Shareholders, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our Bye-laws, (A) not prior to January 3, 2024 nor later than February 2, 2024 or (B) in the event that the 2024 Annual General Meeting of Shareholders is held prior to April 3, 2024 or after June 2, 2024, notice by the shareholder must be so received no earlier than the 120th day prior to the annual meeting and not later than the later of the 70th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Shareholder proposals should be addressed to our Secretary at Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.
In addition, to comply with the universal proxy rules under the Securities Exchange Act of 1934, shareholders who intend to solicit proxies in support of director nominees other than Essent’s nominees at the 2024 Annual General Meeting of Shareholders generally must provide written notice no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting date. As a result, any notice of such a nomination must be received no later than March 3, 2024. Such notice also must set forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 in addition to the information required under our Bye-laws.

Frequently Asked Questions about the 2023 Annual Meeting

Where and when will the meeting take place?
You will be able to attend and participate in the Annual Meeting online by visiting https://web.lumiagm.com/209457238 on the meeting date at the time described above and in the accompanying proxy statement. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials, and the meeting password, essent2023 (case sensitive). There is no physical location for the Annual Meeting.
What is the purpose of the Annual Meeting and these materials?
We are providing these proxy materials in connection with the solicitation by our Board of Directors of matters to be voted on at the Annual Meeting and any adjournments or postponements of the Annual Meeting.
At the Annual Meeting, you will be asked to vote on the following matters:
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the election of three Class III directors to serve through the 2026 Annual General Meeting of Shareholders;

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the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023 and until our 2024 Annual General Meeting of Shareholders, and the referral of the determination of the auditors’ compensation to our Board of Directors;

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a non-binding, advisory vote to approve the 2022 compensation of our named executive officers;

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approval of the Essent Group Ltd. 2013 Long-Term Inventive Plan, as amended and restated; and

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any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

What is the Board of Directors’ recommendations?
Our Board of Directors recommends a vote:
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FOR the election of each of Mark A. Casale, Douglas J. Pauls and William Spiegel to serve as a Class III director through the 2026 Annual General Meeting of Shareholders;

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FOR the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023 and until our 2024 Annual General Meeting of Shareholders, and the referral of the determination of the auditors’ compensation to our Board of Directors;

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FOR the approval, on a non-binding, advisory basis, of the 2022 compensation of our named executive officers; and

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FOR the approval of the Essent Group Ltd. 2013 Long-Term Inventive Plan, as amended and restated.

Who is entitled to vote at the Annual Meeting?
Our Board of Directors has set March 3, 2023 as the record date for the Annual Meeting. All shareholders who owned common shares at the close of business on March 3, 2023 may vote at the Annual Meeting, either in person or by proxy. As of the record date, there were 108,095,372 common shares outstanding and entitled to vote.

How many votes do I have?
You have one vote for each common share that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank or other intermediary. There is no cumulative voting.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a broker, bank or other intermediary rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record.   If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered to be the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.
Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other intermediary, you are considered to be the beneficial owner of shares held in “street name,” and this proxy statement and the accompanying materials are being forwarded to you by your broker, bank or other intermediary, which is considered to be the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other intermediary on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or other intermediary has enclosed a voting instruction card for you to use in directing the broker, bank or other intermediary regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy, executed in your favor, from the holder of record of such shares.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you are a record holder and return your signed proxy card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of our Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in street name through a broker and do not give voting instructions to the broker, the broker will determine if it has the discretionary authority to vote on the particular matter. Under the applicable rules, brokers have the discretion to vote on routine matters, such as the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the uncontested election of directors. As a result, if you are a beneficial owner and hold your shares in street name but do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors, no votes will be cast on your behalf with respect to the election of directors.
If you do not provide voting instructions to your broker and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but will not otherwise be counted.
We encourage you to provide voting instructions to your broker by carefully following in the instructions provided by your broker.
What options are available to me to vote my shares?
Whether you hold shares directly as the shareholder of record or through a bank, broker or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.   You may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.
You may vote via the telephone.
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If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card that you received with the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

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Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail.   You can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.
You may vote in person at the Annual Meeting.   All shareholders of record may vote in person at the virtual Annual Meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other intermediary, you may not vote your shares at the virtual Annual Meeting unless you obtain a “legal proxy” from the bank, broker or intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Even if you plan to participate in the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.
How many votes must be present to hold the Annual Meeting?
The presence of two persons in person and throughout the meeting representing, in person or by proxy, more than a majority of the common shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting, is required for the transaction of business at the Annual Meeting. This is called a “quorum.” Your shares will be counted as being present at the Annual Meeting if either you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf and such proxy card indicates a vote on at least one matter to be considered at the Annual Meeting. Both abstentions and “broker non-votes” (under certain circumstances described below) are counted as being present for the purpose of determining the presence of a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the meeting will be adjourned to the same date one week later, at the same time and place, or to such other date, time and place as the Secretary may determine. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.
What is the vote required to pass each proposal to be presented at the Annual Meeting?
Each proposal or matter voted on at the Annual Meeting will be decided by a simple majority of votes cast on such proposal or matter.
With respect to the election of directors, you may vote “For” all nominees, “Withhold” your vote as to any or all of the nominees, or vote “For” some but not all of the nominees and “Withhold” your vote for the remaining nominee(s). A properly executed proxy marked “Withhold” with respect to the election of any or all of the directors will not be voted with respect to the director or directors indicated. With respect to the election of directors, proxies may not be voted for more than three nominees. Shareholders may not cumulate votes in the election of directors.
With respect to the selection of our auditor, approval of the Essent Group Ltd. 2013 Long-Term Incentive Plan, as amended and restated, and the non-binding, advisory vote on the compensation of our named executive officers, you may vote “For”, “Against” or “Abstain”. If you “Abstain”

from voting on the selection of our auditor or the non-binding, advisory vote on the compensation of our named executive officers, the abstention will no effect on the vote for such matter.
What does it mean if I receive more than one set of proxy materials?
Generally, it means that you hold common shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each proxy card or voting instruction card accompanying the proxy materials.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:
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submitting to our Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

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timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by Internet, telephone or mail will be counted); or

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attending the Annual Meeting and voting in person (provided that attendance at the Annual Meeting will not by itself constitute a revocation of a proxy).

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or other intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or other intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or other intermediary giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.
How can I participate in the Annual Meeting?
The Annual Meeting is open to all shareholders holding common shares as of the record date.
The Annual Meeting will be held on a “virtual” basis. There is no physical location for the Annual Meeting.
You will be able to attend and participate in the Annual Meeting online by visiting https://web.lumiagm.com/209457238. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials, and the meeting password, essent2023 (case sensitive).
The meeting will begin promptly at 4:00 p.m. Atlantic Daylight Time. We encourage you to access the meeting prior to the start time. Online access will open at 3:45 p.m. Atlantic Daylight Time. We recommend that you carefully review the procedures needed to gain admission in advance.
We encourage all shareholders, even those who plan to attend the Annual Meeting, to vote in advance. If you intend to vote at the Annual Meeting, you must provide our Secretary with oral or written notice either at or prior to the meeting.
What is a proxy? How do I appoint a proxy and instruct that individual how to vote on my behalf?
A proxy is your legal designation of another person to vote on your behalf the common shares that you hold.
You can appoint the proxies recommended by our Board of Directors (i.e., Mark A. Casale and Mary L. Gibbons; see “What does solicitation of proxies mean?” below) to vote on your behalf, and give those individuals voting instructions by following the directions on the proxy card.

If you are a shareholder of record, you may also appoint another individual to represent you at the Annual Meeting by notifying our Secretary in writing before the Annual Meeting begins. Your appointed proxy must provide valid picture identification to be admitted to the Annual Meeting.
If you are a beneficial owner, please contact the broker that holds your common shares if you intend to appoint a proxy that is different from those recommended by our Board of Directors.
What does solicitation of proxies mean?
In a solicitation of proxies, one party (in this case, our Board of Directors) encourages shareholders to appoint one or more particular individuals (in this case, Mark A. Casale, our Chairman of the Board of Directors, President and Chief Executive Officer, and Mary L. Gibbons, our Senior Vice President, Chief Legal Officer and Assistant Secretary) to vote on their behalf  (i.e., to vote as their proxy in accordance with their instructions).
We will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or e-mail. They will not be paid any additional compensation for such solicitation. We will request brokers and intermediaries who hold our common shares in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Beneficial owners will be asked to forward the proxy materials to the broker that holds their common shares. That entity will be reimbursed for its reasonable expenses incurred in connection with distributing and collecting proxy materials.
What else will happen at the Annual Meeting?
At the Annual Meeting, the only item currently on the agenda, other than the election of directors, the re-appointment of our independent registered public accounting firm, consideration of the 2022 compensation of our named executive officers, and approval of the amendment and restatement of the Essent Group Ltd. 2013 Long-Term Incentive Plan, as amended and restated, is for the shareholders to receive our financial statements and the report of our independent registered public accounting firm thereon for the year ended December 31, 2022.
How can I access Essent Group Ltd.’s proxy materials and annual report electronically?
This proxy statement and our 2022 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2022, are available on our website at www.essentgroup.com.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be filed with the SEC within 4 business days following the Annual Meeting.

APPENDIX A
SECOND AMENDED AND RESTATED
ESSENT GROUP LTD.
2013 LONG-TERM INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 7, 2023
APPROVED BY THE SHAREHOLDERS:            , 2023
TERMINATION DATE:            , 2033
1.   Purpose.
The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value. The Plan was originally adopted on October 30, 2013, was subsequently amended and restated on February 8, 2017 and was further amended and restated in its present form on February 7, 2023 (the “Second Restatement Date”), subject to the approval of the Company’s shareholders to, among other things, extend the termination date of the Plan to the tenth anniversary of the Second Restatement Date.
2.   Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)   “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
(b)   “Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Award, or other Stock-based award granted under the Plan.
(c)   “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, a Performance Award Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.
(d)   “Board” means the Board of Directors of the Company.
(e)   “Cause” means, with respect to any Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with the Participant’s employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Company or its Affiliates, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or its Affiliates; or (4) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.
(f)   “Change in Control” means the first of the following to occur after the Effective Date:
(1)   Acquisition of Controlling Interest.   Any Person or group of Persons acting in concert (other than Persons who are employees at any time more than one year before a transaction) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities, excluding, however, the following: (A) any acquisition directly from the Company, (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any underwriter temporarily holding securities pursuant to an offering of such securities. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board.
(2)   Change in Board Control.   During any consecutive one-year period commencing after the Effective Date, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new director shall be considered an “approved replacement” director if his or her election (or nomination for election) was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors, but in either case excluding any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.
(3)   Merger.   The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person (other than Persons who are employees at any time more than one year before the transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.
(4)   Sale of Assets.   The Company consummates a sale or disposition of all, or substantially all, of the Company’s assets.
(5)   Liquidation or Dissolution.   The Company implements a plan for liquidation or dissolution of the Company.
Notwithstanding the foregoing, (x) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a “Change in Control” shall not be deemed to have occurred unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.
(g)   “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(h)   “Committee” means the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i)   “Company” means Essent Group Ltd., a limited liability company organized under the laws of Bermuda, and its successors by operation of law.
(j)   “Corporate Event” has the meaning set forth in Section 11(b) hereof.
(k)   “Data” has the meaning set forth in Section 21(e) hereof.
(l)   “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.
(m)   “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.
(n)   “Effective Date” means October 30, 2013.
(o)   “Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates, including each such employee and officer who may also be a director of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates, (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, shareholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term Affiliate as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to qualify as an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.
(p)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(q)   “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Section 5(b) or 8(b) hereof, as applicable.
(r)   “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(s)   “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.
(t)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(u)   “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(v)   “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.
(w)   “Option Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual Option grant.
(x)   “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.
(y)   “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.
(z)   “Performance Award” means an Award granted to a Participant under Section 9 hereof, which Award is subject to the achievement of Performance Objectives during a Performance Period. A Performance Award shall be designated as a Performance Share or a Performance Unit at the time of grant.
(aa)   “Performance Award Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual Performance Award grant.
(bb)   “Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received Performance Awards.
(cc)   “Performance Period” means the period of time designated by the Committee over which the achievement of one or more Performance Objectives will be measured for the purpose of determining a Participant’s right to and the payment of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.
(dd)   “Performance Share” means a Performance Award denominated in shares of Stock which may be earned in whole or in part based upon the achievement of Performance Objectives during a Performance Period.
(ee)   “Performance Unit” means a Performance Award denominated as a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) which may be earned in whole or in part based upon the achievement of Performance Objectives during a Performance Period.
(ff)   “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.
(gg)   “Plan” means this Essent Group Ltd. 2013 Long-Term Incentive Plan, as may be amended from time to time.
(hh)   “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules.
(ii)   “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.
(jj)   “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(kk)   “Restricted Stock Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock grant.
(ll)   “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.
(mm)   “RSU Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual grant of Restricted Stock Units.
(nn)   “SAR Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual grant of Stock Appreciation Rights.
(oo)   “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(pp)   “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(qq)   “Stock” means the Company’s common shares, par value $0.015 per share, and such other securities as may be substituted for such stock pursuant to Section 11 hereof.
(rr)   “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 11(b) hereof, Stock Appreciation Rights shall be settled in Stock.
(ss)   “Substitute Award” has the meaning set forth in Section 4(a) hereof.
(tt)   “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.   Administration.
(a)   Authority of the Committee.   Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.
(b)   Manner of Exercise of Committee Authority.   At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.
(c)   Delegation.   To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.
(d)   Section 409A; Section 457A.   All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A or Section 457A of the Code shall be interpreted, administered and construed to comply with Section 409A or Section 457A, as applicable, and all Awards made under the Plan that are intended to be exempt from Section 409A or Section 457A shall be interpreted, administered and construed to comply with and preserve such exemption, as applicable. The Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan shall govern. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any Person in the event Section 409A or Section 457A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees.
4.   Shares Available Under the Plan; Other Limitations.
(a)   Number of Shares Available for Delivery.   Subject to adjustment as provided in Section 11 hereof, the total number of shares of Stock reserved and available for delivery in connection with

Awards under the Plan shall equal 6,115,530. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NASDAQ Listing Rule 5635(c) and IM-5635-1, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.
(b)   Share Counting Rules.   The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld in payment of the exercise price or taxes relating to an Award and shares of Stock equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares delivered to the Participant and shall not be deemed to again be available for delivery under the Plan.
(c)   Incentive Stock Options.   No more than 6,115,530 shares of Stock (subject to adjustment as provided in Section 11 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.
(d)   Shares Available Under Acquired Plans.   Additionally, to the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.
(e)   Minimum Vesting Period.   No Award may vest over a period that is less than one (1) year from the date of grant; provided, however, that the foregoing minimum vesting period shall not apply: (i) to Awards granted in payment of or exchange for an equivalent amount of salary, bonus or other earned cash compensation (including Performance Shares); (ii) to a Substitute Award that does not reduce the vesting period of the award being replaced or assumed; or (iii) to Awards involving an aggregate number of shares of Stock not in excess of five percent (5%) of the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof).
(f)   Limitation on Awards to Non-Employee Directors.   Notwithstanding anything to the contrary herein, the maximum number of shares of Stock that may be subject to Awards granted to any non-employee director of the Company in any one calendar year shall not exceed 50,000 shares of Stock (subject to adjustment as provided in Section 11 hereof).

5.   Options.
(a)   General.   Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the Second Restatement Date. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.
(b)   Term.   The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.
(c)   Exercise Price.   The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant; provided, however, that if an Option is intended to qualify as either (1) a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, or (2) an Incentive Stock Option, then in each case the applicable exercise price shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) below in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award and that is intended to be either (1) a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, or (2) an Incentive Stock Option, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(d)   Payment for Stock.   Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of  “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.
(e)   Vesting.   Subject to the provisions of Section 4(e), Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f)   Termination of Employment or Service.   Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:
(1)   In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s outstanding Options shall cease, (B) all of such Participant’s outstanding unvested Options shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s outstanding vested Options shall terminate and be forfeited for no consideration on the earlier of  (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.
(2)   In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s outstanding Options shall cease, (ii) all of such Participant’s outstanding unvested Options shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s outstanding vested Options shall terminate and be forfeited for no consideration on the earlier of  (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Options shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Options pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Options were vested at the time of such Termination.
(3)   In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s outstanding Options (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
(g)   Special Provisions Applicable to Incentive Stock Options.
(1)   No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.
(2)   To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
(3)   Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.
6.   Restricted Stock.
(a)   General.   Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)   Vesting and Restrictions on Transfer.   Subject to the provisions of Section 4(e), Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.
(c)   Termination of Employment or Service.   Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock; provided, that if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
7.   Restricted Stock Units.
(a)   General.   Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.
(b)   Vesting.   Subject to the provisions of Section 4(e), Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.
(c)   Settlement.   Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s Agreement, Participant shall not be entitled to dividends, if any, or dividend equivalents, with respect to Restricted Stock Units prior to settlement, and, to the extent a Participant is entitled to any rights to any dividends or dividend equivalents, any such dividends or dividend equivalents with respect to the Restricted Stock Units shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the Restricted Stock Units to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any dividends or dividend equivalents withheld.
(d)   Termination of Employment or Service.   Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units shall cease, (2) all of such Participant’s outstanding unvested Restricted Stock Units shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8.   Stock Appreciation Rights.
(a)   General.   Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.
(b)   Term.   The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.
(c)   Base Price.   The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that if a Stock Appreciation Right is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, then the applicable base price shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award and that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.
(d)   Vesting.   Subject to the provisions of Section 4(e), Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.
(e)   Payment upon Exercise.   Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.
(f)   Termination of Employment or Service.   Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:
(1)   In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s outstanding Stock Appreciation Rights shall cease, (B) all of such Participant’s outstanding unvested Stock Appreciation Rights shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s outstanding vested Stock Appreciation Rights shall terminate and be forfeited for no consideration on the earlier of  (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2)   In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s outstanding Stock Appreciation Rights shall cease, (ii) all of such Participant’s outstanding unvested Stock Appreciation Rights shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) each of such Participant’s outstanding vested Stock Appreciation Rights shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.
(3)   In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s outstanding Stock Appreciation Rights (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
9.   Performance Awards.
(a)   General.   Performance Awards may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Performance Awards, including the determination of the Committee with respect to the form of payout of Performance Awards, shall be set forth in separate Performance Award Agreements, which agreements need not be identical. Unless otherwise set forth in an Award Agreement evidencing a Participant’s Performance Award, (i) cash dividends and stock dividends, if any, with respect to the Performance Awards shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the Performance Shares to which such dividends relate and (ii) a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Performance Awards that are not earned and vested. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.
(b)   Value of Performance Awards.   Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of the Stock on the date of grant. In addition to any other non-performance terms included in the Performance Award Agreement, the Committee shall set the applicable Performance Objectives in its discretion, which objectives, depending on the extent to which they are met, will determine the value and number of Performance Units or Performance Shares, as the case may be, that will be paid out to the Participant.
(c)   Earning of Performance Awards.   Upon the expiration of the applicable Performance Period or other non-performance-based vesting period, if longer, the holder of a Performance Award shall be entitled to receive with respect to the Performance Units or Performance Shares, a payout based on the value and number of the applicable Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved and any other non-performance-based terms met. The Committee may specify a target, threshold or maximum amount payable and may set a formula for determining the amount of Performance Awards earned if performance is at or above the threshold level but falls short of the maximum achievement of the specified Performance Objectives.
(d)   Form and Timing of Payment of Performance Awards.   Payment of earned Performance Awards shall be as determined by the Committee and as evidenced in the Performance Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, Stock, or other Awards (or in any combination thereof) equal to the value of the earned Performance Units or Performance Shares, as the case may be, at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any cash, Stock, or other Awards issued in connection with a Performance Award may be issued subject to any restrictions deemed appropriate by the Committee.
(e)   Termination of Employment or Service.   Except as provided by the Committee in a Performance Award Agreement, Participant Agreement or otherwise, if, prior to the end of an applicable Performance Period, a Participant undergoes a Termination for any reason, all of such Participant’s Performance Awards shall be forfeited by the Participant to the Company for no consideration.
(f)   Performance Objectives.   Each Performance Award shall specify the Performance Objectives that must be achieved before such Performance Award shall become earned. The Company may also specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.
(g)   Negative Discretion.   Notwithstanding satisfaction of any completion of any Performance Objectives, the number of shares of Stock, cash or other benefits granted, issued, retainable and/or vested under a Performance Award on account of satisfaction of such Performance Objectives may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, will determine.
10.   Other Stock-Based Awards.
The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.
11.   Adjustment for Recapitalization, Merger, etc.
(a)   Capitalization Adjustments.   The aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4, the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.
(b)   Corporate Events.   Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:
(1)   The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 11(a) above, and to the extent that such Awards are Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria, such Performance Objectives or similar performance criteria shall be adjusted appropriately to reflect the Corporate Event
(2)   The acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event; provided that any Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria will be deemed earned (i) based on actual performance through the date of the Corporate Event, or (ii) at the target level (or if no target is specified, the maximum level), in the event actual performance cannot be measured through the date of the Corporate Event, in each case, with respect to all unexpired Performance Periods or Performance Periods for which satisfaction of the Performance Objectives or other material terms for the applicable Performance Period has not been certified by the Committee prior to the date of the Corporate Event;
(3)   The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;
(4)   The cancellation of any or all Options, Stock Appreciation Rights and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided that all Options, Stock Appreciation Rights and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and
(5)   The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.
Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 11(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.
(c)   Fractional Shares.   Any adjustment provided under this Section 11 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.
12.   Use of Proceeds.
The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.
13.   Rights and Privileges as a Stockholder.
Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.
14.   Transferability of Awards.
Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.
15.   Employment or Service Rights.
No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.
16.   Compliance with Laws.
The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
17.   Withholding Obligations.
As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto).
18.   Amendment of the Plan or Awards.
(a)   Amendment of Plan.   The Board or the Committee may amend the Plan at any time and from time to time.
(b)   Amendment of Awards.   The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.
(c)   Stockholder Approval; No Material Impairment.   Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 11 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.
(d)   No Repricing of Awards Without Stockholder Approval.   Notwithstanding Section 18(a) or 18(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 11(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 11(b) hereof.
19.   Termination or Suspension of the Plan.
The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the second amendment and restatement of the Plan, as approved on the Second Restatement Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.
20.   Effective Date of the Plan.
The Plan is effective as of the Effective Date.

21.   Miscellaneous.
(a)   Certificates.   Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.
(b)   Clawback/Recoupment Policy.   Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.
(c)   Data Privacy.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 21(c) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
(d)   Participants Outside of the United States.   The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the

Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non-U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 21(d) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non-U.S. nationals or are primarily employed or providing services outside the United States.
(e)   No Liability of Committee Members.   Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or byelaws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(f)   Payments Following Accidents or Illness.   If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(g)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of Bermuda without reference to the principles of conflicts of laws thereof.
(h)   Funding.   No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.
(i)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(j)   Electronic Delivery of Documents.   The Company may deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, Plan prospectuses) and all other documents that the Company is required to deliver to its stockholders (including without limitation, annual reports and proxy statements).
(k)   Titles and Headings.   The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
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ANNUAL GENERAL MEETING OF SHAREHOLDERS OFESSENT GROUP LTD.May 2, 2023PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have yourproxy card available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) inthe United States or 1-718-921-8500 from foreign countries andfollow the instructions. Have your proxy card available when you call.vote online/phone until 11:59 PM EST the day before the meeting.MAIL - Sign, date and mail your proxy card in the envelope providedas soon as possible.VIRTUALLY AT THE MEETING - You may vote your sharesby attending the Annual Meeting online by visitinghttps://web.lumiagm.com/209457238 (passcode: essent2023).GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy materials, statementsand other eligible documents online, while reducing costs, clutter andpaper waste. Enroll today via www.astfinancial.com to enjoy onlineaccess. COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FORTHE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2023:The Notice of Annual Meeting, Proxy Statement and 2022 Annual Report to Shareholdersare available on our website at http://www.essentgroup.com. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330030300000001000 2 050223 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS,AND "FOR" PROPOSALS 2, 3 AND 4.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ELECTION OF DIRECTORS O Mark A. Casale Class III DirectorO Douglas J. Pauls Class III DirectorO William Spiegel Class III DirectorFOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below)NOMINEES INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: 2. REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP ASINDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMFOR THE YEAR ENDED DECEMBER 31, 2023 AND UNTIL THE2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS, ANDTO REFER THE DETERMINATION OF THE AUDITORS’COMPENSATION TO THE BOARD OF DIRECTORS.3. PROvIDE A NON-BINDING, ADvISORY vOTE ON OUREXECUTIvE COMPENSATION.4. APPROvE THE ESSENT GROUP LTD. 2013 LONG-TERMINCENTIvE PLAN, AS AMENDED AND RESTATED.In their discretion, the proxies are authorized to vote upon such other businessas may properly come before the 2023 Annual General Meeting ofShareholders. This proxy when properly executed will be voted as directedherein by the undersigned shareholder. If no direction is made, this proxywill be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3and 4. FOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAIN MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method. Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OFESSENT GROUP LTD.May 2, 2023 GO GREENe-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxymaterial, statements and other eligible documents online, while reducing costs, clutter andpaper waste. Enroll today via www.astfinancial.com to enjoy online access IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FORTHE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2023:The Notice of Annual Meeting, Proxy Statement and 2022 Annual Report to Shareholdersare available on our website at http://www.essentgroup.com.Please sign, date and mailyour proxy card in theenvelope provided as soonas possible. Please detach along perforated line and mail in the envelope provided. 20330030300000001000 2 050223 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS,AND "FOR" PROPOSALS 2, 3 AND 4.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS NOMINEES: FOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below) Mark A. Casale Class III Director Douglas J. Pauls Class III Director William Spiegel Class III Director 2. REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP ASINDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMFOR THE YEAR ENDED DECEMBER 31, 2023 AND UNTIL THE2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS, ANDTO REFER THE DETERMINATION OF THE AUDITORS’COMPENSATION TO THE BOARD OF DIRECTORS.3. PROvIDE A NON-BINDING, ADvISORY vOTE ON OUREXECUTIvE COMPENSATION.4. APPROvE THE ESSENT GROUP LTD. 2013 LONG-TERMINCENTIvE PLAN, AS AMENDED AND RESTATED.In their discretion, the proxies are authorized to vote upon such other businessas may properly come before the 2023 Annual General Meeting ofShareholders. This proxy when properly executed will be voted as directedherein by the undersigned shareholder. If no direction is made, this proxywill be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3and 4. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method. Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ESSENT GROUP LTD.Proxy for Annual General Meeting of Shareholders on May 2, 2023Solicited on Behalf of the Board of DirectorsT h e un d ersigned hereby appoints Mark A. Casale and Mary L. Gibbons, and each ofthem, with full power of substitution and power to act alone, as proxies to vote all theCommon Shares which the undersigned would be entitled to vote if present and acting atthe Annual General Meeting of Shareholders of Essent Group Ltd., to be held onMay 2, 2023 virtually via the Internet originating from Bermuda by visitinghttps://web.lumiagm.com/209457238 (passcode: essent2023), and at any adjournments orpostponements thereof, as follows:(Continued and to be signed on the reverse side.) 14475